Exhibit 10.68

Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT

AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”), dated as of March 6, 2019, in respect of the ABL Credit Agreement, dated as of June 10, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among Tesla, Inc. (the “Company”), Tesla Motors Netherlands B.V. (“Tesla B.V.”, together with the Company and any other U.S. Borrowers or Dutch Borrowers from time to time party thereto, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) and as Collateral Agent, and the other agents party thereto.

RECITALS:

WHEREAS, the Company has requested that the available revolving commitments under the Existing Credit Agreement be increased from $1,925,000,000 to $2,425,000,000;

WHEREAS, the Company has requested that the maturity date in respect of the available revolving commitments under the Existing Credit Agreement be extended to July 1, 2023;

WHEREAS, in connection with the foregoing and with other changes requested by the Company, the Company has requested to amend and restate the Existing Credit Agreement and the schedules thereto; and

WHEREAS, the Administrative Agent and the Lenders are willing to amend and restate the Existing Credit Agreement and the schedules hereto on the terms and conditions hereof.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

Section 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein has the meaning assigned to such term in the Amended and Restated Credit Agreement.

Section 2. Amendments. The parties hereto agree that on the Amendment and Restatement Effective Date (as defined below):

(a) The Amended and Restated ABL Credit Agreement attached hereto as Exhibit A (the “Amended and Restated Credit Agreement”) shall replace the Existing Credit Agreement;

(b) Schedules 1.01(a) and 13.03 attached hereto as Exhibit B shall replace Schedules 1.01(a) and 13.03 to the Existing Credit Agreement; and

(c) The Exhibits to the Existing Credit Agreement shall continue to be the Exhibits under the Amended and Restated Credit Agreement.

Section 3. Reallocation. On the Amendment and Restatement Effective Date, the Revolving Loan Commitments of each Lender (including the 2023 Extended Revolving Loan Commitments of each Lender) shall be as set forth on Schedule 1.01(a) attached hereto as Exhibit B, and (a) each Lender whose

Revolving Loan Commitment under the Amended and Restated Credit Agreement on the Amendment and Restatement Effective Date is greater than its Original Revolving Loan Commitment (as defined below) and each New Lender (as defined below) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine for the benefit of the other Lenders as being required in order to cause (after giving effect to such increase and the use of such amounts to make payments to the other Lenders) each Lender’s portion of the outstanding Revolving Loans to be equal to its RL Percentage and to not exceed its Revolving Loan Commitment, (b) each Borrower shall be deemed to have repaid and reborrowed all of its outstanding Revolving Loans such that after giving effect thereto each Lender’s portion of the outstanding Revolving Loans is equal to its RL Percentage (with such reborrowing to consist of the Types of Loans, with related Interest Periods, if applicable, specified in a notice delivered by the applicable Borrower in accordance with the requirements of Section 2.03 of the Amended and Restated Credit Agreement) and (c) the participations in Letters of Credit and Swingline Loans shall be adjusted to reflect changes in the RL Percentages. “Original Revolving Loan Commitment” shall mean, as to any Lender, its Revolving Loan Commitment (as defined in the Existing Credit Agreement) under the Existing Credit Agreement immediately prior to the Amendment and Restatement Effective Date.

Section 4. Conditions. This Agreement shall become effective on the date on which the following conditions precedent have been satisfied or waived (the date on which such conditions shall have been so satisfied or waived, the “Amendment and Restatement Effective Date”):

(a) The Administrative Agent shall have received a counterpart of this Agreement, executed and delivered by the Credit Parties, the Administrative Agent, the Supermajority Lenders (as defined in the Existing Credit Agreement) and each Lender with 2023 Extended Revolving Loan Commitments immediately after giving effect to the Amendment and Restatement Effective Date.

(b) The Administrative Agent shall have received an officer’s certificate from an Authorized Officer of the Company, dated as of the Amendment and Restatement Effective Date, certifying that each condition set forth in Sections 4(i) and (j) hereof have been satisfied on and as of the Amendment and Restatement Effective Date.

(c) The Administrative Agent shall have received from Wilson Sonsini Goodrich & Rosati, P.C., special New York counsel to the Credit Parties, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Amendment and Restatement Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received from DLA Piper Nederland N.V., special Dutch counsel to the Dutch Credit Parties, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Amendment and Restatement Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(e) The Administrative Agent shall have received a certificate from each Credit Party, dated the Amendment and Restatement Effective Date, signed by an Authorized Officer of such Credit Party (or, with respect to Tesla B.V., its directors), and, if signed by an Authorized Officer of such Credit Party, attested to by another Authorized Officer of such Credit Party, in the form of Exhibit E-2 to the Existing Credit Agreement (or such other form reasonably acceptable to the Administrative Agent) with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents relating to any Dutch Credit Party), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate (including, with respect to each Dutch Credit Party, if applicable, an unconditional positive, written advice from any works council in relation to the transactions contemplated by this Agreement and any other document required for compliance with the Dutch Works Council Act), and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(f) The Administrative Agent shall have received a good standing certificate (or equivalent) for each Credit Party from its jurisdiction of formation.

(g) The Administrative Agent shall have received (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination for the Mortgaged Property; and (ii) in the event any such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company, (B) evidence of flood insurance with a financially sound and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and with terms required by the Flood Insurance Laws and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (C) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent.

(h) All fees required to be paid to the Administrative Agent and the Lenders in connection herewith, accrued reasonable and documented out-of-pocket costs and expenses (including, to the extent invoiced in advance, reasonable legal fees and out-of-pocket expenses of counsel) and other compensation due and payable to the Administrative Agent and the Lenders on or prior to the Amendment and Restatement Effective Date shall have been paid to the extent invoices therefor have been provided to the Borrowers at least one Business Day in advance of the Amendment and Restatement Effective Date.

(i) Each of the representations and warranties made by the Credit Parties in or pursuant to the Amended and Restated Credit Agreement and in or pursuant to the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified or subject to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Amendment and Restatement Effective Date as if made on and as of such date except for such representations and warranties expressly stated to be made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(j) No Default or Event of Default shall exist on the Amendment and Restatement Effective Date.

(k) The Administrative Agent shall have a received a solvency certificate from the vice president, finance of the Company in the form of Exhibit J to the Existing Credit Agreement.

(l) The Administrative Agent shall have a received the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property, the creation of security interests in, which is governed by the UCC of any Credit Party (to the extent applicable) in the jurisdiction of formation of each such entity and the location (state and county) where such entities maintain their chief executive offices, together with copies of all such filings disclosed by such search.

(m) The Administrative Agent shall (i) have a received any promissory notes required to be delivered to the Collateral Agent pursuant to each Security Agreement, together with undated instruments of transfer with respect thereto in blank and (ii) have received evidence or otherwise be reasonably satisfied that all other actions required to be taken under each Security Agreement to perfect and protect the security interests purported to be created by each Security Agreement have been taken, and each Security Agreement shall be in full force and effect;

(n) (i) The Administrative Agent shall have received, at least five days prior to the Amendment and Restatement Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrowers at least 10 days prior to the Amendment and Restatement Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Amendment and Restatement Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Amendment and Restatement Effective Date, a Beneficial Ownership Certification in relation to the applicable Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

Section 5. New Lenders. Each Lender that is not a lender under the Existing Credit Agreement immediately prior to the Amendment and Restatement Effective Date (each, a “New Lender”) hereby (i) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Amended and Restated Credit Agreement (ii) confirms that it is an Eligible Transferee, (ii) confirms that it has received a copy of the Amended and Restated Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Amended and Restated Credit Agreement, (iii) if it is organized under the laws of a jurisdiction outside the United States, has provided to the Administrative Agent any tax documentation required to be delivered by it pursuant to the terms of the Amended and Restated Credit Agreement, duly completed and executed by it, (iv) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended and Restated Credit Agreement and the other Credit Documents, (v) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Amended and Restated Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Amended and Restated Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

Section 6. Mortgaged Property. The Company shall or shall cause the applicable Credit Party to deliver to the Administrative Agent within 60 days following the Amendment and Restatement Effective Date (or by such other date to which the Administrative Agent may agree in its sole discretion) the following with respect to the Mortgaged Property: either

(a)

(i) written or e-mail confirmation from local counsel in the jurisdiction in which the Mortgaged Property subject to a Mortgage is located substantially to the effect that: (A) the recording of the Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Obligations, including the Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Lenders, and (B) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the lien created by such Mortgaged Property as security for the Obligations, including the Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Secured Creditors; and

(ii) a title commitment for the Mortgaged Property issued by the title company that issued the existing title insurance policy, which commitment shall reflect no exceptions to title other than Permitted Liens and Permitted Encumbrances;

or

(b)

(i) an amendment to the existing Mortgage to reflect the matters set forth in this Agreement, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent (a “Mortgage Amendment”);

(ii) a “date-down” endorsement and a modification endorsement to the existing title insurance policy (or other similar title product, which may be a re-issuance of the existing title policy, in form acceptable to Administrative Agent) for such parcel of Mortgaged Property issued by the title company that issued such existing title insurance policy, which endorsement (or re-issuance of the existing title policy) shall update the effective date of such existing title insurance policy and amend the description of the insured Mortgage to include the Mortgage Amendment to such Mortgage insuring the Collateral Agent that such Mortgage, as amended by such Mortgage Amendment is a valid First Priority Lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, and contain no exceptions to title other than Permitted Liens and Permitted Encumbrances;

(iii) evidence that the Company has paid all premiums in respect of the endorsement to the existing title policy for such parcel of Mortgaged Property, as well as all charges for mortgage recording taxes and mortgage filing fees payable in connection with the recording of the amendment to the Mortgage covering such parcel of Mortgaged Property, and all related expenses, if any;

(iv) customary favorable written opinions, addressed to the Collateral Agent and the Secured Creditors, of local counsel to the Credit Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Credit Party granting the Mortgage as amended on said Mortgaged Property is organized, regarding the due authorization, execution, delivery, perfection and enforceability of each such Mortgage, as amended, the corporate formation, existence and good standing of the applicable Credit Party under the laws of its jurisdiction of formation, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent; and

(v) such other documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Section 7. Representations and Warranties, etc. The Borrowers hereby confirm, reaffirm and restate that each of the representations and warranties made by any Credit Party in the Credit Documents is true and correct in all material respects on and as of the Amendment and Restatement Effective Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects). The Borrowers represent and warrant that, immediately after giving effect to the occurrence of the Amendment and Restatement Effective Date, no Default or Event of Default has occurred and is continuing. The Borrowers represent and warrant that each Credit Party (i) has the Business power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary Business action to authorize the execution, delivery and performance by such Credit Party thereof and (ii) has duly executed and delivered this Agreement, and that this Agreement constitutes a legal, valid and binding obligation of the Borrowers enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Borrowers represent and warrant that to the best of their knowledge, the information included on any Beneficial Ownership Certification provided on or prior to the Amendment and Restatement Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 8. Reaffirmation. Each Credit Party hereby agrees that (i) all of its Obligations under the Credit Documents shall remain in full force and effect on a continuous basis after giving effect to this Agreement and (ii) each Credit Document is ratified and affirmed in all respects.

Section 9. No Novation. Neither this Agreement nor the execution, delivery or effectiveness of this Agreement shall extinguish or in any way limit or impair the obligations outstanding under the Security Documents or the other Credit Documents or discharge or release the lien or priority of the Security Documents. Nothing herein contained shall be construed as a substitution or novation of the Existing Credit Agreement, any other Credit Document or of the obligations outstanding under the Security Documents or the other Credit Documents or instruments securing the same, which shall remain in full force and effect, except to any extent expressly modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement, the Amended and Restated Credit Agreement, the Security Documents, the other Credit Documents or in any other document contemplated hereby or thereby shall (a) be construed as a release or other discharge of any Borrower or any other Credit Party from any of its obligations and liabilities as a “U.S. Borrower,” “Dutch Borrower”, “Borrower”, “Guarantor,” “Credit Party,” “Obligor” or “Grantor” under the Existing Credit Agreement, the Amended and Restated Credit Agreement, the Security Documents or any other Credit Document or (b) be construed to limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or Agent under the Existing Credit Agreement or any other Credit Document. Each of the Credit Documents shall remain in full force and effect, until (as applicable) and except to any extent expressly modified hereby or in connection herewith.

Section 10. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of law principles that would result in the application of any law other than the law of the State of New York).

Section 11. Effect of This Agreement. Nothing herein shall be deemed to entitle any party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in any Credit Document in similar or different circumstances.

Section 12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

Section 13. Miscellaneous. This Agreement shall constitute a Credit Document for all purposes of the Amended and Restated Credit Agreement. The Borrowers shall pay all reasonable fees, costs and expenses of the Administrative Agent incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TESLA, INC.

By:	/s/ Zachary Kirkhorn
Name: Zachary Kirkhorn
Title: Vice President, Finance, Financial Planning and Business Operations

TESLA MOTORS NETHERLANDS B.V.

By:	/s/ Marc Cerda
Name: Marc Cerda
Title: Managing Director

[Amendment and Restatement Agreement – Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Swingline Lender and a Lender

By:	/s/ Yumi Okabe
Name: Yumi Okabe
Title: Vice President

By:	/s/ Michael Strobel
Name: Michael Strobel
Title: Vice President

[Amendment and Restatement Agreement – Signature Page]

Bank of America, N.A., as an Issuing Lender and a Lender

By:	/s/ James Fallahay
Name: James Fallahay
Title: Senior Vice President

[Amendment and Restatement Agreement – Signature Page]

Barclays Bank PLC, as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Amendment and Restatement Agreement – Signature Page]

CITIBANK, N.A., as a Lender

By:	/s/ Andrew Padovano
Name: Andrew Padovano
Title: Vice President

[Amendment and Restatement Agreement – Signature Page]

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

[Amendment and Restatement Agreement – Signature Page]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Katz
Name: Rebecca Katz
Title: Authorized Signatory

[Amendment and Restatement Agreement – Signature Page]

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Amendment and Restatement Agreement – Signature Page]

Morgan Stanley Senior Funding, Inc., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Amendment and Restatement Agreement – Signature Page]

Société Générale, as a Lender

By:	/s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director

[Amendment and Restatement Agreement – Signature Page]

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Jake Elliott
Name: Jake Elliott
Title: Authorized Signatory

[Amendment and Restatement Agreement – Signature Page]

Wells Fargo Bank, National Association, as an Issuing Lender

By:	/s/ Jake Elliott
Name: Jake Elliott
Title: Authorized Signatory

[Amendment and Restatement Agreement – Signature Page]

EXHIBIT A

AMENDED AND RESTATED ABL CREDIT AGREEMENT

(See attached)

Execution Version

AMENDED AND RESTATED ABL CREDIT AGREEMENT

among

TESLA, INC.,

TESLA MOTORS NETHERLANDS B.V.,

VARIOUS LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING INC.

and

BANK OF AMERICA, N.A.,

as SYNDICATION AGENTS,

and

SOCIÉTÉ GÉNÉRALE

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as CO-DOCUMENTATION AGENTS

Dated as of March 6, 2019

DEUTSCHE BANK SECURITIES INC.,

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA,

and

MORGAN STANLEY SENIOR FUNDING INC.,

as JOINT LEAD ARRANGERS AND BOOKRUNNERS

i

3.06.	Increased Costs	94

3.07.	Extended Revolving Loan Commitments	95

3.08.	Conflict	96

SECTION 4.	Commitment Commission; Fees; Reductions of Commitment	96

4.01.	Fees	96

4.02.	Voluntary Termination of Revolving Loan Commitments	97

4.03.	Mandatory Reduction of Commitments	98

SECTION 5.	Prepayments; Payments; Taxes	98

5.01.	Voluntary Prepayments	98

5.02.	Mandatory Repayments; Cash Collateralization	99

5.03.	Method and Place of Payment	101

5.04.	Net Payments	104

SECTION 6.	Conditions Precedent to Credit Events on the Effective Date	108

6.01.	Effective Date; Notes	108

6.02.	Officer’s Certificate	108

6.03.	Opinions of Counsel	108

6.04.	Company Documents; Proceedings; etc.	108

6.05.	Adverse Change; Approvals	109

6.06.	[Reserved]	109

6.07.	Guaranty	109

6.08.	[Reserved]	109

6.09.	Security Agreement	109

6.10.	Financial Statements	110

6.11.	Solvency Certificate; Insurance Certificates	110

6.12.	Fees, Expenses	110

6.13.	Initial Borrowing Base Certificate; Outstanding Indebtedness	110

6.14.	Appraisals; Field Examinations	111

6.15.	Patriot Act	111

SECTION 7.	Conditions Precedent to All Credit Events	111

7.01.	No Default; Representations and Warranties	111

7.02.	Notice of Borrowing; Letter of Credit Request	112

7.03.	Borrowing Limitations	112

7.04.	Collateralized Letters of Credit	112

SECTION 8.	Representations and Warranties	113

8.01.	Company Status	113

8.02.	Power and Authority	113

8.03.	No Violation	113

8.04.	Approvals	114

8.05.	Financial Statements; Financial Condition; Undisclosed Liabilities	114

8.06.	Litigation	114

8.07.	True and Complete Disclosure	115

8.08.	Use of Proceeds; Margin Regulations	115

8.09.	Tax Returns and Payments	115

8.10.	Compliance with ERISA	115

8.11.	Security Documents	117

8.12.	Properties	117

8.13.	[Reserved]	117

8.14.	Subsidiaries	117

8.15.	Compliance with Statutes, etc.	118

8.16.	Investment Company Act	118

8.17.	Environmental Matters	118

8.18.	Employment and Labor Relations	119

8.19.	Intellectual Property, etc.	119

8.20.	Indebtedness	120

8.21.	Insurance	120

8.22.	Borrowing Base Calculation	120

8.23.	Anti-Corruption Laws and Sanctions	120

8.24.	No Default	120

8.25.	Fiscal Unity	120

SECTION 9.	Affirmative Covenants	120

9.01.	Information Covenants	120

9.02.	Books, Records and Inspections	125

9.03.	Maintenance of Property; Insurance	125

9.04.	Existence; Franchises	126

9.05.	Compliance with Laws, etc.	126

9.06.	Compliance with Environmental Laws	126

9.07.	ERISA	127

9.08.	[Reserved]	128

9.09.	Performance of Obligations	128

9.10.	Payment of Taxes	128

9.11.	Use of Proceeds	128

9.12.	Additional Security; Further Assurances; Post-Closing Matters; Additional Borrowers; etc.	128

9.13.	Information Regarding Collateral	131

9.14.	COMI	132

SECTION 10.	Negative Covenants	132

10.01.	Liens	133

10.02.	Fundamental Changes	137

10.03.	Dividends	137

10.04.	Indebtedness	139

10.05.	[Reserved]	145

10.06.	Transactions with Affiliates	145

10.07.	Fixed Charge Coverage Ratio	146

10.08.	Modifications of Certain Agreements; Limitations on Voluntary Payments, etc.	146

10.09.	Limitation on Certain Restrictions on Subsidiaries	148

10.10.	Limitations on Certain Issuances of Equity Interests	149

10.11.	No Additional Accounts, etc.	149

10.12.	Use of Proceeds	149

10.13.	Fiscal Unity	149

SECTION 11.	Events of Default	151

11.01.	Payments	151

11.02.	Representations, etc.	151

11.03.	Covenants	151

11.04.	Default Under Other Agreements	151

11.05.	Bankruptcy, etc.	152

11.06.	ERISA	152

11.07.	[Reserved]	152

11.08.	Security Documents	152

11.09.	Guaranties	153

11.10.	Judgments	153

11.11.	Change of Control	153

11.12.	Intercreditor Agreement	153

11.13.	Convertible Notes Maturity Default	153

SECTION 12.	The Administrative Agent and the Collateral Agent	154

12.01.	Appointment	154

12.02.	Nature of Duties	155

12.03.	Lack of Reliance on the Administrative Agent	155

12.04.	Certain Rights of the Agents	156

12.05.	Reliance	156

12.06.	Indemnification	156

12.07.	The Administrative Agent in its Individual Capacity	156

12.08.	Holders	157

12.09.	Resignation by the Administrative Agent	157

12.10.	Collateral Matters	158

12.11.	Delivery of Information	159

12.12.	Dutch Parallel Debt	159

SECTION 13.	Miscellaneous	160

13.01.	Payment of Expenses, etc.	160

13.02.	Right of Setoff	162

13.03.	Notices	163

13.04.	Benefit of Agreement; Assignments; Participations	163

13.05.	No Waiver; Remedies Cumulative	166

13.06.	Payments Pro Rata	166

13.07.	Calculations; Computations	167

13.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	168

13.09.	Counterparts	169

13.10.	Effectiveness	169

13.11.	Headings Descriptive	170

13.12.	Amendment or Waiver; etc.	170

13.13.	Survival	172

v

13.14.	Domicile of Loans	172

13.15.	Register	172

13.16.	Confidentiality	173

13.17.	No Fiduciary Duty	174

13.18.	Patriot Act	175

13.19.	Waiver of Sovereign Immunity	175

13.20.	Judgment Currency	175

13.21.	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	176

13.22.	Interest Rate Limitation	176

SECTION 14.	Nature of Obligations	177

14.01.	Nature of Obligations	177

14.02.	Independent Obligation	177

14.03.	Authorization	177

14.04.	Reliance	178

14.05.	Contribution; Subrogation	178

14.06.	Waiver	178

14.07.	Limitation on Dutch Borrower Obligations	179

14.08.	Rights and Obligations	179

SCHEDULES:

Schedule 1.01(a)	Lenders; Commitments
Schedule 13.03	Notice Addresses

EXHIBITS:

Exhibit A-1	Form of Notice of Borrowing
Exhibit A-2	Form of Notice of Conversion/Continuation
Exhibit B-1	Form of U.S. Borrower Revolving Note
Exhibit B-2	Form of Dutch Borrower Revolving Note
Exhibit B-3	Form of U.S. Borrower Swingline Note
Exhibit B-4	Form of Dutch Borrower Swingline Note
Exhibit C	Form of Letter of Credit Request
Exhibit D-1	Form of U.S. Tax Compliance Certificate
Exhibit D-2	Form of U.S. Tax Compliance Certificate
Exhibit D-3	Form of U.S. Tax Compliance Certificate
Exhibit D-4	Form of U.S. Tax Compliance Certificate
Exhibit E-1	Form of Officer’s Certificate – Company
Exhibit E-2	Form of Officer’s Certificate – Credit Parties
Exhibit F	Form of Incremental Commitment Agreement
Exhibit G-1	Form of Dutch Guaranty
Exhibit G-2	Form of U.S. Guaranty
Exhibit H	[Reserved]
Exhibit I-1	Form of Dutch Inventory Security Agreement
Exhibit I-2	Form of Dutch Receivables Security Agreement
Exhibit I-3	Form of Dutch General Security Agreement
Exhibit I-4	Form of U.S. Security Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Assignment and Assumption Agreement
Exhibit M	Form of Landlord Personal Property Collateral Access Agreement
Exhibit N	Form of Joinder Agreement
Exhibit O	Form of Borrowing Base Certificate

i

AMENDED AND RESTATED ABL CREDIT AGREEMENT, dated as of March 6, 2019, among Tesla, Inc., a Delaware corporation (the “Company”, and together with each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms hereof, collectively, the “U.S. Borrowers”), Tesla Motors Netherlands B.V., a company organized under the laws of the Netherlands and a wholly-owned subsidiary of the Company, having its official seat in Amsterdam, the Netherlands and registered with the trade register under number 52601196 (“Tesla B.V.” and, together with each other Wholly-Owned Dutch Subsidiary of Tesla B.V. that becomes a Borrower pursuant to the terms hereof, collectively, the “Dutch Borrowers”, and the Dutch Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the Lenders party hereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc. and Bank of America, N.A., as Syndication Agents, and Société Générale and Wells Fargo Bank, National Association, as Co-Documentation Agents. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

WHEREAS, subject to and upon the terms and conditions set forth herein, the Arrangers have arranged, and the Lenders are willing to make available to the Borrowers, the credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2018 Convertible Notes” shall mean the Company’s 1.50% convertible senior notes due June 1, 2018, issued pursuant to the 2018 Convertible Notes Indenture.

“2018 Convertible Notes Documents” shall mean the 2018 Convertible Notes and the 2018 Convertible Notes Indenture.

“2018 Convertible Notes Indenture” shall mean the Indenture, dated as of May 22, 2013, between the Company, as issuer, and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of May 22, 2013, by and between the Company and U.S. Bank National Association, as trustee, as amended, modified or supplemented from time to time in respect of the 2018 Convertible Notes in accordance with the terms hereof and thereof.

“2019 Convertible Notes” shall mean the Company’s 0.25% convertible senior notes due March 1, 2019, issued pursuant to the 2019 Convertible Notes Indenture.

“2019 Convertible Notes Documents” shall mean the 2019 Convertible Notes and the 2019 Convertible Notes Indenture.

“2019 Convertible Notes Indenture” shall mean the Indenture, dated as of May 22, 2013, between the Company, as issuer, and U.S. Bank National Association, as trustee, as supplemented by the Second Supplemental Indenture, dated as of March 5, 2014, by and between the Company and U.S. Bank National Association, as trustee, as amended, modified or supplemented from time to time in respect of the 2019 Convertible Notes in accordance with the terms hereof and thereof.

“2021 Convertible Notes” shall mean the Company’s 1.25% convertible senior notes due March 1, 2021, issued pursuant to the 2021 Convertible Notes Indenture.

“2021 Convertible Notes Documents” shall mean the 2021 Convertible Notes and the 2021 Convertible Notes Indenture.

“2021 Convertible Notes Indenture” shall mean the Indenture, dated as of May 22, 2013, between the Company, as issuer, and U.S. Bank National Association, as trustee, as supplemented by the Third Supplemental Indenture, dated as of March 5, 2014, by and between the Company and U.S. Bank National Association, as trustee, as amended, modified or supplemented from time to time in respect of the 2021 Convertible Notes in accordance with the terms hereof and thereof.

“2022 Convertible Notes” shall mean the Company’s 2.375% convertible senior notes due March 15, 2022, issued pursuant to the 2022 Convertible Notes Indenture.

“2022 Convertible Notes Documents” shall mean the 2022 Convertible Notes and the 2022 Convertible Notes Indenture.

“2022 Convertible Notes Indenture” shall mean the Indenture, dated as of May 22, 2013, between the Company, as issuer, and U.S. Bank National Association, as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of March 22, 2017, by and between the Company and U.S. Bank National Association, as trustee, as amended, modified or supplemented from time to time in respect of the 2022 Convertible Notes in accordance with the terms hereof and thereof. “30-Day Excess Availability” shall mean, on a given date, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such date (or, if shorter, the period commencing on the Effective Date and ending on the day immediately preceding such date) by (b) 30 (or, if applicable, the number of days (which is less than 30) from the Effective Date to the day immediately preceding such date).

“2023 Extended Maturity Date” shall mean July 1, 2023.

“2023 Extended Revolving Loan” shall mean each Revolving Loan pursuant to a 2023 Extended Revolving Loan Commitment.

“2023 Extended Revolving Loan Commitments” shall mean for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “2023 Extended Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or Section 13.04(b) or (z) increased from time to time pursuant to Section 2.14 or 2.19(g).

“ABL Priority Collateral” shall mean (i) at any time when no Permitted Additional Secured Indebtedness is outstanding, the Collateral, and (ii) at all times when any Permitted Additional Secured Indebtedness is outstanding, “ABL Priority Collateral” as defined in the Intercreditor Agreement (which shall be defined on a basis customary for transactions of this type and, in any event, shall include all cash and Cash Equivalents related to Accounts (other than Rental Accounts), all cash and Cash Equivalents subject to a Cash Management Control Agreement, Accounts (other than Rental Accounts), Pledged Equipment, Inventory, assets (other than intellectual property) related to Accounts (other than Rental Accounts), Inventory and Pledged Equipment and proceeds thereof of the Credit Parties) in each case constituting Collateral.

“Acceptable Appraisal” shall mean (a) in respect of Inventory, an appraisal of the Inventory of the Borrowers from a third-party appraiser reasonably satisfactory to the Administrative Agent for which the results of such appraisal are in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the appraisal, dated April 23, 2015, constitutes an Acceptable Appraisal), (b) in respect of Equipment, an appraisal of the Equipment of the U.S. Borrowers from a third-party appraiser reasonably satisfactory to the Administrative Agent for which the results of such appraisal are in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the appraisal, dated April 22, 2015, constitutes an Acceptable Appraisal) and (c) in respect of Real Property, a Real Property Appraisal.

“Acceptable Existing Appraisal” shall mean, in respect of any Equipment and as of any date, an Acceptable Appraisal in respect of substantially identical Equipment, which Acceptable Appraisal (i) has been obtained within the prior six months and (ii) has assigned a specific value to such substantially identical Equipment.

“Acceptable Field Examination” shall mean a collateral examination of the Inventory and the Accounts of the Borrowers, in scope, and from a third-party consultant reasonably satisfactory to the Administrative Agent for which the results of such collateral examination are in form and substance reasonably satisfactory to the Administrative Agent.

“Acceptable Foreign Currency” shall mean any Foreign Currency (other than Euros) (a) for which the LIBO Rate can be determined by reference to the applicable Reuters screen as provided in the definition of “LIBO Rate” and (b) that has been designated by the Administrative Agent as an Acceptable Foreign Currency at the request of the Company and with the consent of (i) the Administrative Agent, (ii) each Lender and (iii) with respect to any Letter of Credit to be denominated in such Acceptable Foreign Currency, the applicable Issuing Lender in respect of such Letter of Credit.

“Acceptable Jurisdiction” shall mean, as of the Effective Date, the countries listed on Schedule 1.01(d) to the Disclosure Letter; provided that the Administrative Agent may, in its Permitted Discretion, add or remove countries as Acceptable Jurisdictions by written notice to the Company.

“Account” shall mean an “account” as such term is defined in Article 9 of the UCC, and any and all supporting obligations in respect thereof.

“Account Debtor” shall mean each Person who is obligated on an Account.

“Acquisition” shall mean the acquisition of either (x) all or substantially all of the assets of, or the assets constituting a business, division or product line of, any Person not already a Subsidiary of the Company or (y) 100% of the Equity Interests of any such Person (or at least a majority of such Equity Interests if such acquisition is expected to be promptly followed by the acquisition of the remaining Equity Interests), which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary of the Company (or shall be merged with and into a Borrower or a Wholly-Owned Subsidiary of the Company).

“Additional Appraisal/Exam Period” shall mean any time that Excess Availability is less than 15% of the Total Revolving Loan Commitment; provided that (solely for purposes of determining whether an Additional Appraisal/Exam Period is in effect) at any time that the Total Borrowing Base is in excess of the Total Revolving Loan Commitment, Excess Availability shall be deemed to be increased in an amount (not to exceed 5% of the Total Revolving Loan Commitment) equal to such excess.

“Additional Convertible Notes” shall mean unsecured convertible senior securities of the Company issued pursuant to, and containing the requirements of, clause (y) of Section 10.04(l) or Section 10.04(n), which unsecured convertible senior securities are convertible into Equity Interests, cash or a combination of cash and Equity Interests.

“Additional Convertible Notes Documents” shall mean any Additional Convertible Notes and any Additional Convertible Notes Indenture.

“Additional Convertible Notes Indenture” shall mean each indenture (or similar document) pursuant to which any Additional Convertible Notes are issued.

“Additional Security Documents” shall have the meaning provided in Section 9.12(e).

“Administrative Agent” shall mean DBNY, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Company or any Subsidiary thereof.

“Agent Advance” shall have the meaning provided in Section 2.01(e).

“Agent Advance Period” shall have the meaning provided in Section 2.01(e).

“Agents” shall mean and include the Administrative Agent, the Collateral Agent, the Syndication Agents and the Co-Documentation Agents.

“Aggregate Dutch Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Dutch Borrower Revolving Loans outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency), (b) the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) at such time in respect of Letters of Credit issued for the account of any Dutch Borrower (exclusive of such Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Dutch Borrower Revolving Loans or Dutch Borrower Swingline Loans) and (c) the aggregate principal amount of all Dutch Borrower Swingline Loans outstanding at such time (exclusive of Dutch Borrower Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Dutch Borrower Revolving Loans).

“Aggregate Exposure” shall mean, at any time, the sum of (a) the Aggregate U.S. Borrower Exposure at such time and (b) the Aggregate Dutch Borrower Exposure at such time.

“Aggregate U.S. Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Borrower Revolving Loans outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency), (b) the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the U.S.

Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) at such time in respect of Letters of Credit issued for the account of any U.S. Borrower (exclusive of such Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans or U.S. Borrower Swingline Loans) and (c) the aggregate principal amount of all U.S. Borrower Swingline Loans outstanding at such time (exclusive of U.S. Borrower Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans).

“Agreement” shall mean this credit agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Amendment and Restatement Agreement” shall mean the Amendment and Restatement Agreement to the Credit Agreement, dated as of the Amendment and Restatement Date, among the Company, Tesla B.V., the lenders party thereto, the Collateral Agent and the Administrative Agent.

“Amendment and Restatement Effective Date” shall mean March 6, 2019.

“Amortized Value” shall mean, as of any date of determination and with respect to any Eligible Machinery and Equipment, the value of such Eligible Machinery and Equipment determined by reference to the most recent Acceptable Appraisal of such Eligible Machinery and Equipment and assuming monthly straight-line amortization of the value thereof from the date (the “Amortization Commencement Date”) that is one year after the date of such Acceptable Appraisal through the date that is the seven-year anniversary of the Amortization Commencement Date.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) Base Rate Loans, 0%, and (B) LIBOR Loans, 1.00%, and (ii) in the case of Swingline Loans, 0%.

“Applicable Value” shall mean, as of any date of determination and with respect to any Eligible Machinery and Equipment, (a) if the Administrative Agent has received an Acceptable Appraisal in respect of such Eligible Machinery and Equipment dated as of a date no more than 12 months prior to such date of determination, the Net Orderly Liquidation Value of such Eligible Machinery and Equipment and (b) otherwise, the Amortized Value of such Eligible Machinery and Equipment.

“Appraised Fair Market Value” shall mean, at any time, with respect to any Eligible Real Property, the fair market value of such Real Property, as determined pursuant to the most recent Real Property Appraisal of such Eligible Real Property.

“Arranger” shall mean each of Deutsche Bank Securities Inc., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Goldman Sachs Bank USA and Morgan Stanley Senior Funding Inc.

“Asset Sale” shall mean any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person (including by way of redemption by such Person and whether effected pursuant to a Division or otherwise) other than to a Credit Party of any asset (including any capital stock or other securities of, or Equity Interests in, another Person).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed) or such other form reasonably acceptable to the Administrative Agent and the Company.

“Attributes Buyer” shall mean that Person separately identified in writing by the Company to the Administrative Agent.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors (or equivalent governing body) of the applicable Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards or certificates of incumbency on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer; the vice president, finance; the treasurer or the principal accounting officer of the Company, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the applicable Credit Party.

“Available” shall mean, with respect to cash and Cash Equivalents, that either (i) such cash and Cash Equivalents are owned by the Company or any of its Domestic Subsidiaries or (ii) such cash and Cash Equivalents are owned by a Foreign Subsidiary and are able to be repatriated to the Company or one or more of its Domestic Subsidiaries; provided that with respect to this clause (ii), such cash and Cash Equivalents shall be calculated net of any costs (including taxes) that would be incurred in respect of such repatriation (as reasonably determined by the Company).

“Available Currency” shall mean U.S. Dollars, Euros and any Acceptable Foreign Currency.

“Availability” at any time shall mean the lesser of (i) the Total Borrowing Base at such time and (ii) the Total Revolving Loan Commitment at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1⁄2 of 1% per annum in excess of the overnight Federal Funds Rate at such time, and (iii) the LIBO Rate for a LIBOR Loan denominated in U.S. Dollars with a one month Interest Period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each U.S. Dollar Denominated Revolving Loan designated or deemed designated as a Base Rate Loan by the relevant Borrower of such U.S. Dollar Denominated Revolving Loan at the time of the incurrence thereof or conversion thereto.

“Basket-Related Permitted Indebtedness” shall mean any Indebtedness incurred by the Company and its Subsidiaries (which Indebtedness may be guaranteed pursuant to a SolarCity Guarantee) that is not Ratio-Related Permitted Indebtedness up to an aggregate outstanding principal amount of $3,000,000,000.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Obligations” shall mean the Dutch Borrower Obligations and/or the U.S. Borrower Obligations, as applicable.

“Borrowing” shall mean the borrowing by a Borrower of one Type of Revolving Loan from all the Lenders, or from the Swingline Lender in the case of Swingline Loans, on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Borrowing Base” shall mean the Dutch Borrowing Base, the U.S. Borrowing Base and/or the Total Borrowing Base, as applicable.

“Borrowing Base Certificate” shall have the meaning provided in Section 9.01(h).

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii), (iii) and (iv) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market, (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Euro Denominated Loans, any day which is a Business Day described in clause (i) above and is also a TARGET Day and (iv) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans made to a Dutch Borrower or Letters of Credit issued to a Dutch Borrower, any day which is a Business Day described in clause (i) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Amsterdam, the Netherlands or London, England.

“Calculation Period” shall mean, with respect to any event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all cash expenditures by such Person which should be capitalized in accordance with GAAP.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles; provided that Capitalized Lease Obligations shall not include (i) any obligations in respect of leases that would be treated as operating leases in accordance with GAAP as in effect on the Tenth Amendment Effective Date and (ii) any obligations in respect of operating leases that are capitalized as a result of build-to-suit lease accounting rules.

“Cash Contribution” shall mean, as of any date, the sum of the Dutch Cash Contribution to the Dutch Borrowing Base and the U.S. Cash Contribution to the U.S. Borrowing Base.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) U.S. Dollar-denominated demand deposits or time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 12 months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than 12 months after the date of acquisition by such Person, (vi) investments in money market funds regulated under Rule 2a-7 of the Investment Company Act of 1940, (vii) securities of the types described in clause (ii) above having maturities of not more than 24 months from the date of acquisition thereof so long as such securities are fully guaranteed for both principal and interest by an irrevocable letter of credit issued by a commercial bank with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s and at least $500,000,000 in consolidated total assets, (viii) in the case of any Foreign Subsidiary of the Company, substantially similar investments of the type described in clauses (i) though (vii) above denominated in foreign currencies and from similarly capitalized and rated foreign banks or other Persons in the jurisdiction in which such Foreign Subsidiary is organized, and (ix) any other investments permitted by the Company’s investment policy as such policy is in effect, and as disclosed to the Administrative Agent, prior to the Effective Date, together with any amendments, restatements, supplements or other modifications thereto that the Administrative Agent shall have consented to for purposes of this definition (which consent will not be unreasonably withheld or delayed).

“Cash Flow Revolving Indebtedness” shall have the meaning provided in Section 10.04(q).

“Cash Flow Revolving Documents” shall mean, on and after the execution and delivery thereof, each loan agreement, credit agreement, guaranty, security agreement and other document relating to the incurrence or issuance of any Cash Flow Revolving Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Cash Management Control Agreement” shall mean (i) (x) in respect of a Deposit Account located in the United States, a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in the respective Deposit Account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03 and (y) in respect of a Deposit Account located outside of the United States, an agreement in form and substance reasonably satisfactory to the Administrative Agent perfecting the Lien of the Administrative Agent in the amounts on deposit therein and containing terms regarding the treatment of all cash and other amounts on deposit in the respective Deposit Account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03 and (ii) (x) in respect of a securities account located in the United States, a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all securities and other amounts on deposit in the respective securities account governed by such Cash Management Control Agreement and (y) in respect of a securities account located outside of the United States, an agreement in form and substance reasonably satisfactory to the Administrative Agent perfecting the Lien of the Administrative Agent in the securities and other amounts on deposit therein.

“Cash Management Reserve” shall mean a reserve established by the Administrative Agent in connection with treasury, depositary or cash management services (including, overnight overdraft services) provided to the Company and its Subsidiaries, and automated clearinghouse transfers of funds, as adjusted from time to time by the Administrative Agent in its Permitted Discretion to reasonably reflect anticipated obligations under such services then provided or outstanding.

“Change of Control” shall mean (i) the Company shall at any time cease to own, directly or indirectly, 100% of the Equity Interests of each other Borrower, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the Voting Stock of the Company or (iii) a “change of control” or similar event (which, in the case of Permitted Convertible Notes, shall include any “fundamental change”, “make-whole fundamental change” or other similar event risk provision) shall occur as provided in any Permitted Convertible Notes Document or any Permitted Additional Indebtedness Document and in connection with such “change of control” or similar event, the Company shall be obligated to repurchase or offer to repurchase all of the affected Permitted Convertible Notes or Permitted Additional Indebtedness.

“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC).

“Co-Documentation Agents” shall mean Société Générale and Wells Fargo Bank, National Association, each in its capacity as a co-documentation agent for the Lenders hereunder and under the other Credit Documents.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Unless otherwise provided herein, section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Security Agreement Collateral, all Mortgaged Properties (if any) and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11; provided that in no event shall the term “Collateral” include any property, interest or other rights with respect to SolarCity or any of its Subsidiaries or any Equity Interests of SolarCity or any of its Subsidiaries.

“Collateral Agent” shall mean DBNY in its capacity as collateral agent for the Secured Creditors pursuant to the Security Documents and shall include any successor to the Collateral Agent as provided in Section 12.09.

“Collateralized Letter of Credit” shall have the meaning provided in Section 3.02(b).

“Commingled Inventory” shall mean Inventory of any Borrower that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than a Borrower) at a location owned or leased by any Borrower to the extent that such Inventory of the applicable Borrower is not readily identifiable.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Commitment Commission Percentage” shall mean 0.25% per annum; provided that until the First Usage Date, the Commitment Commission Percentage shall be (i) 0% for the period from the Effective Date until the date 30 days thereafter, (ii) 0.125% per annum for the period from the date that is 30 days after the Effective Date until the date that is 60 days after the Effective Date and (iii) 0.25% thereafter. From and after any Extension with respect to any Extended Revolving Loan Commitments and Extended Loans, the Commitment Commission Percentage specified for such Extended Revolving Loan Commitments and Extended Loans shall be those set forth in the applicable definitive documentation thereof.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall have the meaning provided in the first paragraph of this Agreement.

“Company Common Stock” shall mean authorized shares of common stock of the Company.

“Company Factory” shall mean (i) the Fremont Factory, (ii) the Company’s manufacturing facility located in Lathrop, California, (iii) the Company’s manufacturing facility located at 5640 Executive Parkway SE, Grand Rapids, Michigan, (iv) the Company’s manufacturing facility located in Buffalo, New York, (v) the Company’s Gigafactory located at 1 Electric Avenue, Sparks, Nevada and (vi) any other manufacturing facilities established by the Company from time to time and located in the United States.

“Compliance Period” shall mean, subject to Section 3.02(b), any period commencing on the date on which (a)(i) Designated Cash is less than the Liquidity Threshold and (ii) Excess Availability is less than the greater of (x) 10% of Availability at such time or (y) $80,000,000 and (b) ending on the first date thereafter on which (i) Designated Cash is equal to or greater than the Liquidity Threshold or (ii) Excess Availability is greater than the greater of (x) 10% of Availability at such time and (y) $80,000,000 for 30 consecutive days.

“Consent Letter” shall mean that certain letter, dated as of April 28, 2017, between the Borrowers and the Required Lenders.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (w) any extraordinary gains or losses, (x) any non-cash income, (y) any gains or losses from sales of assets other than those assets sold in the ordinary course of business, or (z) any foreign currency gains or losses) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period (other than clause (ix) below which need not be so deducted)), without duplication, the amount of (i) total interest expense (inclusive of amortization or write-off of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit issuance and facing fees (including Letter of Credit Fees and Facing Fees), commitment fees, issuance costs and other transactional costs)) of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Company and its Consolidated Subsidiaries (including state, franchise, capital and similar taxes paid or accrued) determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period, the amount of all fees and expenses incurred in connection with the Transaction (including in connection with any amendments to the Credit Documents) during such fiscal quarter, (v) any unusual or non-recurring cash charges, (vi) any cash restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, system establishment costs, excess pension charges, contract and lease termination costs and costs to consolidate facilities and relocate employees) for such period (a)(x) incurred in connection with an Acquisition consummated after the Effective Date or (y) otherwise incurred in connection with the Company’s and its Consolidated Subsidiaries’ operations in an aggregate amount for all cash charges added back pursuant to this clause (vi) not to exceed 15% of Consolidated EBITDA in any Test Period (calculated before giving effect to this clause (vi)), (vii) any expenses incurred in connection with any actual or proposed Investment, incurrence, amendment or repayment of Indebtedness, issuance of Equity Interests or acquisition or disposition, in each case, outside the ordinary course of business for such period, (viii) expenses incurred to the extent covered by indemnification provisions in any agreement in connection with an acquisition to the extent reimbursed in cash to the Company or any of its Consolidated Subsidiaries and such indemnification payments are not otherwise included in Consolidated Net Income, in each case, for such period, (ix) proceeds received by the Company or any of its Consolidated Subsidiaries from any business interruption insurance to the extent such proceeds are not otherwise included in such Consolidated Net Income for such period, (x) all other non-cash charges of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period, (xi) [RESERVED], and (xii) any expenses associated with stock based compensation and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Company or any of its Consolidated Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(x) in a previous period and (ii) any unusual or non-recurring cash gains. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Company and its Consolidated Subsidiaries (including all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to Interest Rate Protection Agreements and Other Hedging Agreements, letter of credit issuance and facing fees (including Letter of Credit Fees and Facing Fees) and other transactional costs) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Company and its Consolidated Subsidiaries on a consolidated basis representing the interest factor for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP (after any deduction for minority interests); provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than the Company and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by such Persons (provided that the net income (or loss) included in the Company’s financial statements as a result of variable interest entity accounting shall be excluded, except to the extent of dividends received by the Company or any of its Wholly-Owned Subsidiaries) and (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Consolidated Subsidiary.

“Consolidated Subsidiaries” shall mean, as of any date, all Subsidiaries of the Company and SolarCity and its Subsidiaries (determined without giving effect to the proviso in the definition of Subsidiary), in each case to the extent the accounts of such Person are consolidated with the accounts of the Company as of such date in accordance with the principles of consolidation reflected in the audited financial statements most recently delivered in accordance with Section 9.01(b).

“Consolidated Total Assets” shall mean, at any time of determination thereof, the aggregate amount of all assets of the Company and its Consolidated Subsidiaries as set forth in the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean, at any time, the sum of (without duplication) (i) the principal amount (or accreted principal amount in the case of Indebtedness issued with original issue discount) of all Indebtedness of the Company and its Subsidiaries at such time of the type described in clauses (i), (ii),(iii), (iv) and (v) of the definition of Indebtedness and (ii) all Contingent Obligations of the Company and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clause; provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances and bank guarantees issued for the account of the Company or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances and bank guarantees) shall not be included in any determination of “Consolidated Total Indebtedness”; provided further, that the aggregate amount of surety bonds, customs bonds and other similar bonds issued for the account of the Company or any of its Subsidiaries shall not be included in any determination of “Consolidated Total Indebtedness”.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (solely for the purpose of this definition, “primary obligations”) of any other Person (solely for the purpose of this definition, the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the maximum amount for which the guaranteeing person may be liable pursuant to the terms of the instrument embodying such primary obligation.

“Controlled Securities Account” shall mean a securities account of a Credit Party subject to a Cash Management Control Agreement.

“Convertible Notes Maturity Default” shall mean the occurrence of any of the following events: (i) any of the Company’s 2021 Convertible Notes shall be outstanding on January 1, 2021 and the sum of Unrestricted and Available cash and Cash Equivalents of the Company and its Subsidiaries and Excess Availability as of such date is not in excess of the principal amount of 2021 Convertible Notes then outstanding plus $400,000,000 or (ii) any of the Company’s 2022 Convertible Notes are outstanding on January 15, 2022 and the sum of Unrestricted and Available cash and Cash Equivalents of the Company and its Subsidiaries and Excess Availability as of such date is not in excess of the principal amount of 2022 Convertible Notes then outstanding plus $400,000,000.

“Core Deposit Accounts” shall mean, collectively, the Core U.S. Deposit Accounts and the Core Dutch Deposit Accounts.

“Core Dutch Deposit Account” shall have the meaning provided in Section 5.03(c).

“Core U.S. Deposit Account” shall have the meaning provided in Section 5.03(b).

“Credit Account” shall have the meaning provided in Section 5.03(f).

“Credit Documents” shall mean this Agreement, each Guaranty, each Security Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Incremental Commitment Agreement, each Joinder Agreement, the Intercreditor Agreement and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“Credit Party” shall mean each U.S. Credit Party and each Dutch Credit Party.

“Customer Deposit Reserve” shall mean a reserve established by the Administrative Agent in connection with customer deposits in respect of motor vehicles that are in production (as recorded in final assembly work in process inventory), are Eligible Finished Goods Inventory or are Eligible In-Transit Inventory, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Customer Lease Agreement” shall mean a lease agreement entered into with a customer, pursuant to which such customer agrees to lease an Energy Storage System.

“DB Account” shall mean each DB Netherlands Account and each DB U.S. Account.

“DB Netherlands Account” shall have the meaning provided in Section 5.03(e).

“DB U.S. Account” shall have the meaning provided in Section 5.03(d).

“DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation by merger, consolidation or otherwise.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund its portion of any Borrowing (including a Mandatory Borrowing), (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Lender Party in writing (and such Lender Party has notified the Company or the Administrative Agent thereof in writing), or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, an Issuing Lender or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent, the applicable Issuing Lender or the Swingline Lender, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Designated Cash” shall mean, at any time, the U.S. Dollar Equivalent of the aggregate amount of U.S. Dollars and Cash Equivalents of the U.S. Borrowers and U.S. Guarantors that is (a) Unrestricted, (b) deposited in a Deposit Account or securities account located in the United States that is subject to a Cash Management Control Agreement in favor of the Administrative Agent, (c) subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors, (d) subject to no other Liens other than Permitted Cash Management Liens and (e) not Eligible U.S. Cash and Cash Equivalents.

“Dilution Percentage” shall mean the average of the rolling twelve month dilution percentages, calculated to the first decimal place, determined for the Company’s most recently completed twelve month period, which shall be measured at the end of the second month of each fiscal quarter of the Company most recently ended. The dilution percentage shall equal (a) in respect of the U.S. Borrowers, the proportion of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos, and other dilutive items with respect to Accounts of the U.S. Borrowers for such twelve monthly period, divided by (ii) gross billings of the U.S. Borrowers for such twelve monthly period and (b) in respect of the Dutch Borrowers, the proportion of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos, and other dilutive items with respect to Accounts of the Dutch Borrowers for such twelve monthly period, divided by (ii) gross billings of the Dutch Borrowers for such twelve monthly period.

“Dilution Reserve” shall mean a reserve against the applicable Borrowing Base in an amount equal to the percentage (calculated to the first decimal place) that the Dilution Percentage exceeds 5%.

“Disclosure Letter” shall mean the disclosure letter, dated as of the Effective Date, delivered by Company to the Administrative Agent for the benefit of the Lenders.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners or members in their capacity as such or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person or Preferred Equity of such Person meeting the requirements of Qualified Preferred Stock) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date, or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date. Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person to any other Person (solely in such other Person’s capacity as an equity holder of such Person) with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. For the avoidance of doubt, no conversion or Net Share Settlement of Permitted Convertible Notes or the SolarCity Convertible Notes, nor the purchase, sale or performance of obligations under any Issuer Option shall constitute a Dividend.

“Dividing Person” shall have the meaning provided in the definition of Division.

“Division” shall mean the statutory division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement) pursuant to the applicable limited liability company statutes, which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia (other than (i) any such Subsidiary where all or substantially all of its assets consist of Equity Interests of one or more Foreign Subsidiaries (for this purpose, determined without giving effect to this parenthetical) that are controlled foreign corporations as defined in Section 957 of the Code or intercompany obligations owed or treated as owed by one or more Foreign Subsidiaries that are controlled foreign corporations as defined in Section 957 of the Code and (ii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary).

“Dominion Period” shall mean any period (a) commencing on the date on which (x) an Event of Default has occurred and is continuing or (y) Excess Availability is less than the greater of (i) 10% of Availability at such time and (ii) $80,000,000 for a period of five consecutive Business Days and (b) ending on the first date thereafter on which (1) no Event of Default exists and (2) in the case of a Dominion Period commencing as a result of clause (a)(y) above, Excess Availability has been equal to or greater than the greater of (i) 10% of Availability at such time and (ii) $80,000,000 for 30 consecutive days.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Dutch Borrower” and “Dutch Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Dutch Borrower Loans” shall mean each Dutch Borrower Revolving Loan and each Dutch Borrower Swingline Loan.

“Dutch Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by any Dutch Borrower.

“Dutch Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Dutch Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).

“Dutch Borrower Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Dutch Borrower Swingline Note” shall have the meaning provided in Section 2.05(a).

“Dutch Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 9.01(h) equal to, without duplication:

(a) the sum of

(i) 100% of the U.S. Dollar Equivalent of Eligible Dutch Cash and Cash Equivalents (the “Dutch Cash Contribution”),

(ii) 85% of Eligible Dutch Accounts,

(iii) 85% of the then extant Net Orderly Liquidation Value of Eligible Dutch Vendor In-Transit Inventory,

(iv) 85% of the then extant Net Orderly Liquidation Value of Eligible Dutch Raw Materials Inventory,

(v) 85% of the then extant Net Orderly Liquidation Value of Eligible Dutch WIP Inventory,

(vi) 85% of the then extant Net Orderly Liquidation Value of Eligible Dutch Service Parts Inventory;

(vii) 85% of the then extant Net Orderly Liquidation Value of Eligible Dutch Finished Goods Inventory and

(viii) 85% of the then extant Net Orderly Liquidation Value of Eligible Dutch In-Transit Inventory, minus

(b) the sum (without duplication) of any Reserves (including the Dutch Priority Payables Reserve and without duplication of any Inventory Reserve) then established by the Administrative Agent with respect to the Dutch Borrowing Base;

provided, however, that (i) Eligible Dutch Inventory shall only be included in the Dutch Borrowing Base to the extent that the Administrative Agent shall have received an Acceptable Appraisal in respect of such Eligible Dutch Inventory and (ii) the Eligible Inventory included in the Borrowing Base pursuant to clauses (a)(iii) through (viii) above shall be calculated net of any applicable Inventory Reserves. The Administrative Agent shall have the right (but no obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner as it shall determine in its Permitted Discretion and the Administrative Agent will notify the Company promptly after making any such correction.

“Dutch Cash Contribution” shall have the meaning provided in the definition of Dutch Borrowing Base.

“Dutch Civil Code” shall mean the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Collection Banks” shall have the meaning provided in Section 5.03(c).

“Dutch Corresponding Debt” shall mean the Obligations of a Dutch Credit Party under or in connection with the Credit Documents.

“Dutch Credit Parties” shall mean each Dutch Borrower and each Dutch Subsidiary Guarantor.

“Dutch General Security Agreement” shall mean the Dutch Security Agreement, dated as of the Effective Date, in the form of Exhibit I-3, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Dutch Guarantors” shall mean and include each Dutch Borrower (in its capacity as a guarantor under the Dutch Guaranty) and each Dutch Subsidiary Guarantor.

“Dutch Guaranty” shall mean the Dutch Guaranty, dated as of the Effective Date, in the form of Exhibit G-1, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Dutch Insolvency Law” shall mean any of Faillissementswet, Insolventieverordening (EC) 1346/2000 and Invorderingswet 1990, each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of any debts of the corporation, or a stay of proceedings to enforce any claims of the corporation’s creditors against it.

“Dutch Inventory Security Agreement” shall mean the Security Agreement (Inventory), dated as of the Effective Date, in the form of Exhibit I-1, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Dutch Parallel Debt” shall have the meaning provided in Section 12.12(a).

“Dutch Priority Payables” shall mean, at any time, with respect to any Credit Party which has employees in the Netherlands or otherwise carries on business in the Netherlands or which leases, sells or otherwise owns goods in the Netherlands or has Accounts with Account Debtors located in the Netherlands, the aggregate amount of any liabilities of such Credit Party which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral or the holder of which enjoys a right, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Dutch Priority Payables Reserve” shall mean, on any date of determination for the Dutch Borrowing Base, a reserve established from time to time by the Administrative Agent in its Permitted Discretion in such amount as the Administrative Agent may reasonably determine in respect of Dutch Priority Payables of the Dutch Credit Parties.

“Dutch Receivables Security Agreement” shall mean the Security Agreement (Receivables), dated as of the Effective Date, in the form of Exhibit I-2, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Dutch Retention of Title Reserve” shall mean, on any date of determination for the Dutch Borrowing Base, a reserve established from time to time by the Administrative Agent in its Permitted Discretion for amounts of any claims preferred by law which rank or are capable of ranking senior to the Obligations.

“Dutch Security Agreements” shall mean the Dutch Inventory Security Agreement, the Dutch Receivables Security Agreement and the Dutch General Security Agreement.

“Dutch Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized, or established in the Netherlands or any province or territory thereof.

“Dutch Subsidiary Guarantor” shall mean each Wholly-Owned Dutch Subsidiary of Tesla B.V. (other than any Dutch Borrower, any Securitization Subsidiary, any Excluded Energy Storage Subsidiary, any Tesla Finance Subsidiary and any Immaterial Subsidiary), whether existing on the Effective Date or established, created or acquired after the Effective Date, in each case unless and until such time as the respective Wholly-Owned Dutch Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions thereof.

“ECP” shall have the meaning set forth in the definition of Excluded Swap Obligation.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning provided in Section 13.10. For avoidance of doubt, the Effective Date occurred on June 10, 2015.

“Eligible Accounts” shall mean each Account (other than Rental Accounts and Accounts in respect of the sale of solar panels or solar shingles) created by any of the Borrowers in the ordinary course of its business, that arises out of its sale of goods or its rendition of services or that is a Permitted Bank Financing Account, that complies in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, that are reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.01(h) and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may only be revised or any new criteria for Eligible Accounts may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the value or collectability of the Accounts as determined by the Administrative Agent in its Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of unapplied cash, any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s option in its Permitted Discretion, be calculated on shortest terms), credits or allowances of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Accounts shall not include the following:

(a) Accounts which either (x) are more than 90 days past due or (y) are unpaid more than 120 days after the original invoice date; provided that a Permitted Bank Financing Account shall not be eligible if it is (i) more than 30 days past due or (ii) unpaid more than 45 days after the original invoice date;

(b) Accounts owed by an Account Debtor where 50% or more of the total amount of all Accounts owed by that Account Debtor are deemed ineligible under clause (a)(x) above or clause (i) of the proviso to clause (a) above;

(c) Accounts with respect to which the Account Debtor is (i) an Affiliate of any Credit Party (other than any Affiliate set forth on Schedule 1.01(e) to the Disclosure Letter) or (ii) an employee or agent (other than bona fide resellers) of any Credit Party;

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (although the portion (if any) of the Accounts in excess of the amount at any time and from time to time subject to a Reserve for returns in the ordinary course of business may be deemed Eligible Accounts);

(e) Accounts that are not payable in U.S. Dollars, provided that Eligible Accounts of any Dutch Borrower also may be payable in Euros;

(f) Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States or an Acceptable Jurisdiction, (B) maintains its Chief Executive Office in the United States or an Acceptable Jurisdiction, or (C) is organized under the laws of the United States or an Acceptable Jurisdiction or any state, province, territory or other subdivision thereof; (ii) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (iii) such Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount (net of any applicable deductibles) deemed acceptable to the Administrative Agent in its Permitted Discretion; provided that this clause (f) shall not exclude any Accounts (other than Permitted Bank Financing Accounts) of a Permitted Foreign Account Debtor that would otherwise constitute Eligible Accounts;

(g) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

(h) Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727));

(i) Accounts with respect to which the Account Debtor is any state government of the United States or any department, agency, municipality or political subdivision thereof (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the state law (if any) that is the substantial equivalent of the Assignment of Claims Act of 1940 (31 USC Section 3727)), unless the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

(j) (i) Accounts with respect to which the Account Debtor is a creditor of any Credit Party or any Subsidiary of a Credit Party and such Account Debtor has asserted in writing a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, (iii) that portion of Accounts that constitute service charges, late fees or finance charges and (iv) Accounts less than 120 days past the original invoice date related to invoices that have been partially paid unless the Company reasonably believes in good faith that such Accounts will be fully paid and such Accounts are not otherwise excluded from being Eligible Accounts;

(k) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent, in each case in its Permitted Discretion, if the creditworthiness of such Account Debtor deteriorates or is otherwise unacceptable to the Administrative Agent) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; provided that the foregoing percentage shall be (x) in respect of any Specified Account Debtor, the percentage set forth on Schedule 1.01(c) to the Disclosure Letter with respect to such Specified Account Debtor (as such Schedule may be updated from time to time in the Permitted Discretion of the Administrative Agent with written notice to the Company) and (y) in respect of any Account Debtor that has an Investment Grade Rating, 40% (with such percentage being subject to reduction by the Administrative Agent in its Permitted Discretion as set forth in the immediately preceding parenthetical).

(l) Accounts (w) with respect to which (i) an Insolvency Proceeding has been commenced by or against the Account Debtor (or, to the knowledge of a Responsible Officer of any Borrower, a controlling Affiliate thereof) or (ii) the Account Debtor (or, to the knowledge of a Responsible Officer of any Borrower, such controlling Affiliate) has failed, has suspended or ceased doing business, or, to the knowledge of a Responsible Officer of any Borrower, is liquidating, dissolving or winding up its affairs or (iii) the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process, (x) the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Company, or (y) which have been placed with a collection agency;

(m) Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent pursuant to a Security Document;

(n) Accounts with respect to which the services giving rise to such Account have not been performed, invoiced and/or billed to the Account Debtor; provided that the foregoing shall not exclude any Account in respect of the sale of a motor vehicle solely because a de minimis portion of such Account relates to future services to be provided in respect of such motor vehicle;

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services; provided that the foregoing shall not exclude any Account in respect of the sale of a motor vehicle solely because a de minimis portion of such Account relates to future services to be provided in respect of such motor vehicle;

(p) Accounts with respect to which any return, rejection or repression of any of the merchandise giving rise to such Account has occurred;

(q) Accounts with respect to which the sale to the respective Account Debtor is “cash on delivery”;

(r) Accounts that are evidenced by Chattel Paper or an instrument of any kind or have been reduced to a judgment;

(s) Accounts with respect to which the applicable Borrower has made any agreement with any Account Debtor for any deduction therefrom (but only to the extent of such deductions from time to time), except for discounts or allowances made in the ordinary course of business for prompt payment and except for volume discounts, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto and except for returns, rebates or credits reflected in the calculation of the face value of each such amount;

(t) Accounts that are not payable to a U.S. Borrower or Dutch Borrower, as applicable;

(u) Accounts to the extent representing unapplied cash balances; or

(v) Accounts that are otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts (including for estimates, chargeback or other accrued liabilities or offsets to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an Account Debtor) from time to time in its Permitted Discretion; provided that with respect to facts or events known to the Administrative Agent prior to the Effective Date, the Administrative Agent may impose new Reserves only to reflect a change in circumstances, events, conditions, contingencies or risks in respect of such facts or events.

“Eligible Cash and Cash Equivalents” shall mean currency consisting of U.S. Dollars or Euros, or any other Cash Equivalents, in each case that is (a) Unrestricted, (b) deposited in a Deposit Account or securities account that is subject to a Cash Management Control Agreement in favor of the Administrative Agent, (c) subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors and (d) subject to no other Liens other than Permitted Cash Management Liens.

“Eligible Dutch Accounts” shall mean the Eligible Accounts owned by any Dutch Borrower.

“Eligible Dutch Cash and Cash Equivalents” shall mean the Eligible Cash and Cash Equivalents owned by any Dutch Borrower that is reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.01(h).

“Eligible Dutch Finished Goods Inventory” shall mean the Eligible Finished Goods Inventory owned by any Dutch Borrower.

“Eligible Dutch In-Transit Inventory” shall mean the Eligible In-Transit Inventory owned by any Dutch Borrower.

“Eligible Dutch Inventory” shall mean Eligible Dutch Finished Goods Inventory, Eligible Dutch In-Transit Inventory, Eligible Dutch Raw Materials Inventory and Eligible Dutch WIP Inventory.

“Eligible Dutch Raw Materials Inventory” shall mean the Eligible Raw Materials Inventory owned by any Dutch Borrower.

“Eligible Dutch Service Parts Inventory” shall mean the Eligible Service Parts Inventory owned by any Dutch Borrower.

“Eligible Dutch Vendor In-Transit Inventory” shall mean the Eligible Vendor In-Transit Inventory owned by any Dutch Borrower.

“Eligible Dutch WIP Inventory” shall mean the Eligible WIP Inventory owned by any Dutch Borrower.

“Eligible Finished Goods Inventory” shall mean Eligible Inventory consisting of finished goods available for sale (as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion and consistent with past practices).

“Eligible In-Transit Inventory” shall mean all Eligible Inventory (other than Eligible Raw Materials Inventory):

(a) for which title remains with the applicable Borrower,

(b) which is fully insured in such amounts, with insurance companies and subject to such deductibles as are reasonably satisfactory to the Administrative Agent in its Permitted Discretion,

(c) which is (i) with respect to Inventory owned by a U.S. Borrower, in-transit in the United States and (ii) with respect to Inventory owned by a Dutch Borrower, in-transit in the United States, in the Netherlands, in Belgium or from the United States to the Netherlands or Belgium; provided that any Inventory in Belgium or in-transit to Belgium shall only be Eligible Inventory if such Inventory is subject to a Perfected Belgian Lien and

(d) which otherwise would constitute Eligible Inventory.

“Eligible Inventory” shall mean all of the Inventory owned by any of the Borrowers (and for which the applicable Borrower has good title to such Inventory) that is reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.01(h), except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Borrower that:

(a) is excess, obsolete, unsalable, shopworn, Used, seconds, damaged, unfit for sale or constitutes Material Review Board Inventory;

(b) is not subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors;

(c) is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the applicable Borrower’s performance with respect to that Inventory), except the First Priority Lien in favor of the Collateral Agent, on behalf of the Secured Creditors, the junior Permitted Liens under Section 10.01(s) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens);

(d) (i) is not located on premises owned, leased or rented by a Borrower, and in the case of leased or rented premises unless either (x) a reasonably satisfactory Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Rent Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto or (ii) is stored with a bailee or warehouseman, unless either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto, or (iii) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Collateral Agent or the junior Permitted Liens under Section 10.01(s) unless either (x) a Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto; provided that the foregoing shall not exclude any Inventory of a Borrower that would otherwise constitute Eligible In-Transit Inventory or Eligible Vendor In-Transit Inventory;

(e) is placed on consignment unless Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;

(f) is in transit; provided that the foregoing shall not exclude any Inventory of a Borrower that would otherwise constitute Eligible In-Transit Inventory or Eligible Vendor In-Transit Inventory;

(g) is covered by a negotiable document of title, unless, at the Administrative Agent’s request, such document has been delivered to the Collateral Agent or an agent thereof and such Borrower takes such other actions as the Administrative Agent reasonably requests in order to create a perfected First Priority security interest in favor of the Collateral Agent in such Inventory with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent on behalf of the Secured Creditors, the junior Permitted Liens under Section 10.01(s) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens and the amount of any shipping fees, costs and expenses shall be reflected in Reserves); provided that the foregoing shall not exclude any Inventory of a Borrower that would otherwise constitute Eligible In-Transit Inventory or Eligible Vendor In-Transit Inventory;

(h) consists of goods that constitute spare parts (not intended for sale or consumer use), packaging and shipping materials, Merchandise, or supplies used or consumed in a U.S. Borrower’s business;

(i) consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Borrower or Subsidiary thereof;

(j) is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(k) is not covered by casualty insurance required by the terms of this Agreement;

(l) consists of goods which have been returned or rejected by the buyer and are not in salable condition;

(m) breaches in any material respect any of the representations or warranties pertaining to such Inventory set forth in any Credit Document;

(n) does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(o) is Commingled Inventory;

(p) (i) with respect to any Inventory owned by a U.S. Borrower, is located outside of the United States and (ii) with respect to Inventory owned by a Dutch Borrower, is located outside of the United States, the Netherlands or Belgium; provided that the foregoing shall not exclude (x) any Inventory of a Dutch Borrower that is in transit from the United States to the Netherlands or Belgium that would otherwise constitute Eligible In-Transit Inventory and (y) any Inventory of a Borrower that is in transit to any Company Factory that would otherwise constitute Eligible Vendor In-Transit Inventory;

(q) is out for delivery to the purchaser thereof or has been delivered to a common carrier for delivery to the purchaser thereof;

(r) is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent or the Collateral Agent to exercise its rights under the Credit Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent or the Collateral Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(s) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(t) consists of goods for which a certificate of title has been issued;

(u) is repriced down or the market value of which is lower than the cost thereof (to the extent of the amount of such write-down or reduction in market value);

(v) is Inventory consisting of solar panels or solar shingles;

(w) is Inventory in respect of which there is a related Eligible Account; or

(x) is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion; provided that with respect to Reserves established on the Effective Date and facts or events known to the Administrative Agent prior to the Effective Date, the Administrative Agent may impose new Reserves only to reflect a change in circumstances, events, conditions, contingencies or risks in respect of such facts or events. The criteria for Eligible Inventory may only be revised or any new criteria for Eligible Inventory may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory as determined by the Administrative Agent in its Permitted Discretion.

“Eligible Machinery and Equipment” shall mean all of the Equipment owned by any of the U.S. Borrowers (and for which the applicable Borrower has good title to such Equipment) that is reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.01(h), except any Equipment as to which any of the exclusionary criteria set forth below applies. Eligible Machinery and Equipment shall not include any Equipment of the U.S. Borrowers that:

(a) is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(b) is not subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors;

(c) is not owned by a U.S. Borrower free and clear of all Liens and rights of any other Person, except the First Priority Lien in favor of the Collateral Agent, on behalf of the Secured Creditors, the junior Permitted Liens under Section 10.01(s) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens);

(d) (i) is not located on premises owned, leased or rented by a U.S. Borrower, and in the case of leased or rented premises unless either (x) a reasonably satisfactory Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Rent Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto or (ii) is stored with a bailee or warehouseman, unless either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto, or (iii) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Collateral Agent or the junior Permitted Liens under Section 10.01(s) unless either (x) a Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;

(e) is in transit;

(f) is not covered by casualty insurance required by the terms of this Agreement;

(g) breaches in any material respect any of the representations or warranties pertaining to such Equipment set forth in any Credit Document;

(h) is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent or the Collateral Agent to exercise its rights under the Credit Documents with respect to such Equipment unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent or the Collateral Agent to exercise its rights with respect to such Equipment or the Administrative Agent has otherwise agreed to allow such Equipment to be eligible in the Administrative Agent’s Permitted Discretion;

(i) is located outside of the United States; or

(j) is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Machinery and Equipment from time to time in its Permitted Discretion; provided that with respect to facts or events known to the Administrative Agent prior to the Effective Date, the Administrative Agent may impose new Reserves only to reflect a change in circumstances, events, conditions, contingencies or risks in respect of such facts or events. The criteria for Eligible Machinery and Equipment may only be revised or any new criteria for Eligible Machinery and Equipment may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Equipment as determined by the Administrative Agent in its Permitted Discretion.

“Eligible Raw Materials Inventory” shall mean all Eligible Inventory consisting of raw materials (as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion and consistent with past practices).

“Eligible Real Property” shall mean the Fremont Real Property; provided such Real Property meets each of the following criteria:

(a) such Real Property is acceptable in the reasonable discretion of the Administrative Agent for inclusion in the U.S. Borrowing Base (and the Administrative Agent acknowledges that the Fremont Real Property is acceptable);

(b) such Real Property is wholly owned in fee simple by a U.S. Borrower free and clear of all Liens and rights of any other Person, except the First Priority Lien in favor of the Collateral Agent, on behalf of the Secured Creditors, the junior Permitted Liens under Section 10.01(s) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens);

(c) such Real Property is covered by all insurance required by Section 9.03 hereof; and

(d) the Administrative Agent has received the following (collectively, the “Eligible Real Property Deliverables”):

(i) a Mortgage encumbering such Real Property creating a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Creditors, duly executed and acknowledged by each Credit Party that is the owner or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii) a lender’s policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) issued by a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of such Mortgage as a valid First Priority Lien on the Mortgaged Property and fixtures described therein in an amount not less than the Appraised Fair Market Value of such Mortgaged Property and fixtures, which policy (or such marked up unconditional title insurance commitment) shall (x) to the extent necessary or commercially reasonable, include such co-insurance or reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including, to the extent available in the local jurisdiction on commercially reasonable to terms and applicable to such Eligible Real Property, endorsements on matters relating to usury, first loss, revolving credit, zoning, contiguity, future advance, doing business, public road access (direct or indirect), same-as-survey, policy authentication, variable rate, environmental lien, subdivision, policy aggregation, mortgage recording tax, street address, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (z) contain no exceptions to title other than Permitted Liens and Permitted Encumbrances (a “Title Policy”);

(iii) a survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a licensed, insured and qualified surveyor reasonably acceptable to the Collateral Agent, (b) dated or re-certificated not earlier than 60 days prior to the date of such delivery or such other date as may be reasonably satisfactory to the Collateral Agent in its reasonable discretion, (c) for Mortgaged Property situated in the United States, certified to the Administrative Agent, the Collateral Agent the Company, the applicable Credit Party (if any), and the Title Company issuing the Title Policy for such Mortgaged Property, which certification shall be the standard certification required by the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, and may include additional parties reasonably acceptable to the Collateral Agent, (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Collateral Agent), and (e) depicting and describing all buildings and other improvements, any offsite improvements owned or utilized by the Company or applicable Credit Party which are material to use or operation of any facilities located on the Mortgaged Property, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to the Mortgaged Property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent (a “Real Property Survey”);

(iv) an appraisal report in respect of such Real Property performed by a licensed, insured and qualified third-party real property appraiser certified to, and in form, scope and substance reasonably satisfactory to, the Administrative Agent and in compliance with FIRREA (a “Real Property Appraisal”);

(v) (a) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination for the Mortgaged Property; and (b) in the event any such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable U.S. Borrower, (y) evidence of flood insurance with a financially sound and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and with terms required by the Flood Insurance Laws and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent;

(vi) an environmental assessment report and any other required information regarding environmental matters in respect of such Mortgaged Property and such report and information shall be prepared by an environmental consultant acceptable to the Administrative Agent and shall be satisfactory in form, scope and substance to the Administrative Agent in its reasonable discretion;

(vii) if reasonably requested by the Administrative Agent, a seismic report in respect of such Mortgaged Property performed by a licensed, insured and qualified third-party consultant in form, scope and substance reasonably satisfactory to the Administrative Agent;

(viii) customary favorable written opinions, addressed to the Collateral Agent and the Secured Creditors, of local counsel to the Credit Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Credit Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Credit Party under the laws of its jurisdiction of formation, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent; and

(ix) such other documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Real Property from time to time in its Permitted Discretion; provided that with respect to facts or events known to the Administrative Agent prior to the Ninth Amendment Effective Date, the Administrative Agent may impose new Reserves only to reflect a change in circumstances, events, conditions, contingencies or risks in respect of such facts or events. The criteria for Eligible Real Property may only be revised or any new criteria for Eligible Real Property may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the Ninth Amendment Effective Date, or (ii) an event, condition or other circumstance existing on the Ninth Amendment Effective Date to the extent the Administrative Agent has no notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Fair Market Value of the Real Property as determined by the Administrative Agent in its Permitted Discretion.

“Eligible Real Property Deliverables” shall have the meaning provided in the definition of “Eligible Real Property”.

“Eligible Service Parts Inventory” shall mean all Eligible Inventory consisting of service parts (as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion and consistent with past practices).

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Company and its Subsidiaries and Affiliates, any natural person and any person that at the time of determination is a Defaulting Lender.

“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by any U.S. Borrower.

“Eligible U.S. Cash and Cash Equivalents” shall mean the Eligible Cash and Cash Equivalents owned by any U.S. Borrower that is reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.01(h).

“Eligible U.S. Finished Goods Inventory” shall mean the Eligible Finished Goods Inventory owned by any U.S. Borrower.

“Eligible U.S. In-Transit Inventory” shall mean the Eligible In-Transit Inventory owned by any U.S. Borrower.

“Eligible U.S. Inventory” shall mean all Eligible U.S. Finished Goods Inventory, Eligible U.S. In-Transit Inventory, Eligible U.S. Raw Materials Inventory and Eligible U.S. WIP Inventory.

“Eligible U.S. Raw Materials Inventory” shall mean the Eligible Raw Materials Inventory owned by any U.S. Borrower.

“Eligible U.S. Service Parts Inventory” shall mean the Eligible Service Parts Inventory owned by any U.S. Borrower.

“Eligible U.S. Vendor In-Transit Inventory” shall mean the Eligible Vendor In-Transit Inventory owned by any U.S. Borrower.

“Eligible U.S. WIP Inventory” shall mean the Eligible WIP Inventory owned by any U.S. Borrower.

“Eligible Vendor In-Transit Inventory” shall mean all Eligible Raw Materials Inventory:

(a) for which the purchase order is in the name of the applicable Borrower and title has passed to such Borrower,

(b) which have been shipped by FOB shipment (seller’s location),

(c) for which the applicable Borrower does not have actual possession,

(d) which is fully insured in such amounts, with insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent in its Permitted Discretion,

(e) which is in-transit to any Company Factory and

(f) which otherwise would constitute Eligible Inventory.

“Eligible WIP Inventory” shall mean all Eligible Inventory consisting of work-in-process (as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion and consistent with past practices); provided that Eligible WIP Inventory shall not include Eligible Inventory consisting of work-in-process related to the manufacturing of solar panels or solar shingles.

“Energy Environmental Attribute” shall mean any credit, benefit, reduction, offset or allowance (such as so-called renewable energy certificates, green tags, green certificates, and renewable energy credits), howsoever entitled or named, resulting from, attributable to or associated with the storage or generation of energy, other than the actual electric energy produced, and that is capable of being measured, verified or calculated and in any case may be lawfully marketed to third parties. By way of illustration, Energy Environmental Attributes may result from: the generation system’s use of a particular renewable energy source; avoided NOx, SOx, CO2 or greenhouse gas emissions and other carbon credits and offsets; avoided water use or as otherwise specified under any applicable energy-related private or governmental program. Notwithstanding any of the foregoing in this definition or any other provision of the Tenth Amendment or the Credit Agreement, Energy Environmental Attributes shall not in any case include: (i) any of the foregoing obtained by, provided to, used by or necessary for the Company or any of its Subsidiaries to conduct any of its operations at any location (and shall not include any water rights or other rights or credits obtained pursuant to requirements of applicable law in order to site and develop any facility); or (ii) any production tax credits.

“Energy Storage Agreement” shall mean a battery services contract, a shared revenue and cost avoidance contract, a capacity contract, demand response contract or similar agreement.

“Energy Storage Assets” shall mean Energy Storage Systems, Host Customer Agreements and Projects and Equity Interests in Excluded Energy Storage Subsidiaries.

“Energy Storage Systems” shall mean all parts of an energy storage system, including batteries, wiring and other electrical devices, conduit, housings, hardware, remote monitoring equipment, connectors, meters, disconnects and other related devices.

“Energy Storage Working Capital Facility” shall mean a credit facility providing working capital or warehouse financing for the acquisition or development of Energy Storage Assets prior to the sale or contribution of such Energy Storage Assets into a Permitted Securitization Facility.

“Environmental Attribute” shall mean an Energy Environmental Attribute or a Vehicle Environmental Attribute.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, provincial, foreign or local statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, in each case having the force and effect of law and relating to the protection of the environment, or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York owned by any U.S. Borrower, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings and fittings now or hereinafter owned by any U.S. Borrower and all additions, all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Permitted Convertible Notes or any SolarCity Convertible Notes.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) or Person that for purposes of Section 302 of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan; or a determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; the Company, any of its Subsidiaries or any ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Plan; or the failure to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to or relating to a Plan or assets of a Plan;

(f) the complete or partial withdrawal of the Company or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Company or any of its Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Company, any of its Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or

(g) the Company, any of its Subsidiaries or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro Denominated Loans” shall mean each Loan denominated in Euros at the time of the incurrence thereof.

“EURO Screen Rate” shall have the meaning provided in the definition of “LIBO Rate”.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty on the European Union (expressed in euros).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Availability” shall mean, as of any date of determination (but otherwise subject to Section 3.02(b)), the amount by which (a) Availability at such time exceeds (b) the Aggregate Exposure at such time.

“Excluded Accounts” shall mean all Deposit Accounts, securities accounts and commodities accounts established (or otherwise maintained) by the Company or any of its Subsidiaries other than Core Deposit Accounts, DB Accounts and Controlled Securities Accounts.

“Excluded Energy Storage Subsidiaries” shall mean those direct or indirect Subsidiaries of the Company (a) in which the Company owns Equity Interests of less than fifty-one percent (51%), (b) that own, lease or finance (or own any Subsidiary that is formed for such purpose) no assets other than Energy Storage Assets, (c) whose sole assets consist of Equity Interests in Excluded Subsidiaries of the type described in the foregoing clause (b), or (d) created for or encumbered by transactions involving monetization of credits, certificates or incentives.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each, an “ECP”) at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall have the meaning provided in Section 5.04(a).

“Existing Convertible Notes” shall mean, collectively, the 2018 Convertible Notes, the 2019 Convertible Notes, the 2021 Convertible Notes and the 2022 Convertible Notes.

“Existing Convertible Notes Documents” shall mean, collectively, the 2018 Convertible Notes Documents, the 2019 Convertible Notes Documents, the 2021 Convertible Notes Documents and the 2022 Convertible Notes Documents.

“Existing Convertible Notes Indentures” shall mean, collectively, the 2018 Convertible Notes Indenture, the 2019 Convertible Notes Indenture, the 2021 Convertible Notes Indenture and the 2022 Convertible Notes Indenture.

“Existing Indebtedness” shall have the meaning provided in Section 8.20.

“Expenses” shall mean all present and future reasonable and invoiced out of pocket expenses incurred by or on behalf of the Administrative Agent, the Collateral Agent or any Issuing Lender in connection with this Agreement, any other Credit Document or otherwise in its capacity as the Administrative Agent under this Agreement or the Collateral Agent under any Security Document or as an Issuing Lender under this Agreement, whether incurred heretofore or hereafter, which expenses shall include the expenses set forth in Section 13.01, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all reasonable and invoiced costs and expenses incurred by the Administrative Agent and the Collateral Agent in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent and/or the Collateral Agent due to insufficient funds of deposited checks and the standard fee of the Administrative Agent and the Collateral Agent relating thereto, collateral examination fees and expenses required to be paid hereunder by the Borrowers, reasonable fees and expenses of accountants and appraisers, reasonable fees and expenses of other consultants, experts or advisors employed or retained by the Administrative Agent or the Collateral Agent, fees and taxes related to the filing of financing statements, costs of preparing and recording any other Credit Documents, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

“Extended Final Maturity Date” shall mean, with respect to any Extended Loan or Extended Revolving Loan Commitment, the agreed upon date occurring after the 2023 Extended Maturity Date as specified in the applicable definitive documentation thereof.

“Extended Loan” shall mean each Revolving Loan and each Swingline Loan pursuant to an Extended Revolving Loan Commitment.

“Extended Revolving Loan” shall mean each Revolving Loan pursuant to an Extended Revolving Loan Commitment.

“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.19(c)(i).

“Extension” shall have the meaning provided in Section 2.19(a).

“Extension Offer” shall have the meaning provided in Section 2.19(a).

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), (i) the price thereof to the extent that the same is readily available on an active trading market or (ii) if such price is not so readily available, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company or the Subsidiary of the Company selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as enacted on the Effective Date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreements.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Final Maturity Date” shall mean (a) with respect to any Revolving Loan Commitments (other than the 2023 Extended Revolving Loan Commitments and the Extended Revolving Loan Commitments) the Initial Maturity Date, (b) with respect to the 2023 Extended Revolving Loan Commitments, the 2023 Extended Maturity Date and (c) with respect to any Extended Revolving Loan Commitment, the Extended Final Maturity Date.

“FIRREA” shall mean the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

“First Amendment Effective Date” shall mean November 3, 2015.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than (i) in respect of any Collateral (other than cash or Cash Equivalents), any Permitted Liens (excluding Permitted Liens under Section 10.01(s)) applicable to such Collateral arising by operation of law and which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 10.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document, (ii) any Lien on property that would otherwise constitute Eligible Inventory but is subject to a lease that grants to the landlord thereunder a first priority perfected security interest in such property, (iii) in respect of any Eligible Machinery and Equipment, Liens permitted by (x) Section 10.01(b)(i) so long as any such Lien does not secure amounts overdue by more than 30 days and (y) Section 10.01(b)(ii) so long as adequate reserves in respect of GAAP have been reserved in respect thereof and (iv) in respect of any Eligible Real Property, Liens permitted by Sections 10.01(a), (b)(i), (b)(ii) (so long as adequate reserves in respect of GAAP have been reserved in respect thereof), (e), (h) and (k) (such Liens described in clauses (i), (ii), and (iii) and (iv) above, “First Priority Priming Liens”).

“First Priority Priming Liens” shall have the meaning provided in the definition of First Priority.

“First Usage Date” shall mean the first date on which the Aggregate Exposure is greater than zero.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a)(i) Consolidated EBITDA for such period minus (ii) the aggregate amount of all Unfinanced Capital Expenditures made by the Company and its Consolidated Subsidiaries during such period minus (iii) the aggregate amount of all cash payments made by the Company and its Consolidated Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period minus (iv) the aggregate amount of all cash Dividends paid by the Company or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries as permitted under Section 10.03 for such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, the sum of (a) any amortization or other scheduled or mandatory principal payments made during such period on all Indebtedness of the Company and its Consolidated Subsidiaries for such period (including the principal component of all obligations in respect of all Capitalized Lease Obligations, but excluding (x) the payment or Net Share Settlement of any Permitted Convertible Notes or any SolarCity Convertible Notes at their respective final maturity date or upon conversion thereof and (y) customary mandatory repayments associated with customary excess cash flow provisions and with asset sales, casualty and condemnation events, the incurrence of Indebtedness for borrowed money and the issuance of Equity Interests (but only to the extent made with the net cash proceeds from such asset sales, casualty and condemnation events, incurrences of Indebtedness and issuance of Equity Interests)), plus (b) Consolidated Interest Expense of the Company and its Consolidated Subsidiaries for such period payable in cash, plus (c) the Net RVG Repurchase Amount for such period.

“Flood Insurance Laws” shall mean, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currency” shall mean any currency other than U.S. Dollars which is (a) readily available and freely transferable and convertible into U.S. Dollars and (b) available in the London interbank deposit market.

“Foreign Currency Denominated Loans” shall mean each Loan denominated in an Acceptable Foreign Currency at the time of the incurrence thereof.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Foreign Taxes” shall mean any tax imposed by EC Directive 2006/112/EC on the Common System of value added tax, and any national legislation implementing that directive (including the United Kingdom’s Value Added Tax Act 1994), together with any legislation supplemental thereto, and any other tax of a similar nature and all penalties, costs and interest related thereto (including any Canadian harmonized sales tax, goods and service tax or any other sales tax imposed by Canada or any province or territory thereof).

“Fremont Factory” shall mean the Company’s factory located at 45500 Fremont Blvd., Fremont, California and ancillary supporting locations located in the United States and designated by the Company as a “Fremont ancillary location” in writing to the Administrative Agent.

“Fremont Real Property” shall mean the real property owned by the Company located at 45500 Fremont Boulevard, Fremont, California, and any other Real Property ancillary or related to the foregoing and owned by the Company or any Credit Party in Fremont, California.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 10 and the calculation of the Fixed Charge Coverage Ratio and the Total Leverage Ratio, in each case including defined terms as used therein, are subject to Section 13.07(a).

“Governmental Authority” shall mean the government of the United States, the Netherlands, Belgium, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean and include each U.S. Guarantor and each Dutch Guarantor.

“Guaranty” shall mean the U.S. Guaranty and the Dutch Guaranty.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants, or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“Host Customer Agreements” shall mean the Energy Storage Agreements and Customer Lease Agreements.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Wholly-Owned Domestic Subsidiary of the Company or any Wholly-Owned Dutch Subsidiary of Tesla B.V. (in either case, other than a Borrower) (x) that has not guaranteed any other Indebtedness of any Borrower other than a guarantee by any Subsidiary that was created to satisfy state dealer requirements, (y) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP, but excluding intercompany assets), do not constitute more than 5.0% of the Consolidated Total Assets and (z) whose consolidated total revenues (as set forth in the most recent income statement of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) do not constitute more than 5.0% of the consolidated total revenues of the Company and its Consolidated Subsidiaries (as set forth in the most recent income statement of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP).

“Impacted Lender” shall have the meaning provided in Section 2.10(e).

“Incremental Commitment” shall mean, for any Lender, any Revolving Loan Commitment provided by such Lender after the Effective Date in an Incremental Commitment Agreement delivered pursuant to Section 2.14; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.14.

“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit F (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.14.

“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.14(b).

“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement: (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or any similar language shall be true and correct in all respects as of such date); (iii) the delivery by the Company to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Credit Party, acknowledging that such Incremental Commitment and all Revolving Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Obligations and Guaranteed Obligations (as defined under each Guaranty) under the Credit Documents and secured on a pari passu basis with the applicable Obligations under the Security Documents; (iv) the delivery by each Credit Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions, evidence of good standing (to the extent available under applicable law) and opinions of counsel (which shall be substantially similar to such opinions of counsel delivered on the Effective Date) as the Administrative Agent shall reasonably request; (v) the Company shall have delivered a certificate executed by an Authorized Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii); and (vi) the completion by each Credit Party of (x) such other conditions precedent that may be included in the respective Increased Commitment Agreement and (y) such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitment in order to create, continue or maintain the security interest of the Collateral Agent in the Collateral and the perfection thereof (including any amendments to the Security Documents and such other documents and assurances reasonably requested by the Administrative Agent to be delivered in connection therewith).

“Incremental Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Security Documents” shall have the meaning provided in Section 2.14(b).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) for the deferred purchase price of property or services, (iii) obligations evidenced by notes, bonds, debentures and similar instruments, (iv) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances and bank guarantees issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances and bank guarantees, (v) all Capitalized Lease Obligations of such Person and purchase money indebtedness, (vi) all Contingent Obligations of such Person in respect of Indebtedness set forth in another clause of this definition, (vii) obligations arising in connection with any Permitted Securitization Facility to the extent reflected as liabilities on the balance sheet of such Person prepared in accordance with GAAP and (viii) all obligations of the kind referred to in another clause of this definition secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor pursuant to applicable law, contract or organizational documents as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables (so long as they are not more than 180 days past due), accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (ii) any earn-out obligations until such obligation is past due, (iii) obligations incurred among the Credit Parties and their respective Subsidiaries in the ordinary course of business for the purchase of goods and services or (iv) third party obligations included in the Company’s financial statements as a result of variable interest entity accounting. For purposes solely of (x) Sections 10.04 and 11.04, all obligations under any Interest Rate Protection Agreement or any Other Hedging Agreement (and with the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time) shall be deemed to be Indebtedness and (y) Section 11.04, Qualified Preferred Stock that contains restrictive or financial covenants shall be deemed to be Indebtedness.

“Indemnified Person” shall have the meaning provided in Section 13.01(c).

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency), (b) such Lender’s RL Percentage of the aggregate principal amount of all Swingline Loans then outstanding, (c) such Lender’s RL Percentage of the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) at such time and (d) such Lender’s RL Percentage of the aggregate principal amount of all Agent Advances then outstanding.

“Initial Maturity Date” shall mean June 10, 2020.

“Initial Revolving Loan Commitments” shall mean Revolving Loan Commitments that mature on the Initial Maturity Date.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any state or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, including any proceeding commenced by or against any Person under any Dutch Insolvency Law.

“Insolvency Regulation” shall have the meaning provided in Section 8.01.

“Intercompany Debt” shall mean any Indebtedness, whether now existing or hereafter incurred, owed by the Company or any Subsidiary of the Company to the Company or any other Subsidiary of the Company.

“Intercompany Loans” shall mean any intercompany loans and advances between or among the Company and its Subsidiaries.

“Intercreditor Agreement” shall mean an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Collateral Agent, the U.S. Credit Parties, the Dutch Credit Parties (if applicable) and each collateral agent or trustee for the holders of any Permitted Additional Secured Indebtedness, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC.

“Inventory Reserves” shall mean the Physical Inventory Adjustment Reserve and the Locations Reserve.

“Investment” shall mean, with respect to the Company or any of its Subsidiaries, any of the following: lending money or credit or making advances to any other Person, or purchasing or acquiring any stock, obligations or securities of, or any other Equity Interest in, or making any capital contribution to, any other Person, or purchasing or owning a futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or holding any cash or Cash Equivalents.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or the equivalent investment grade rating by any other securities rating organization nationally recognized in the United States).

“Issuer Option” shall mean (a) any Note Hedge Option and (b) any Upper Strike Option.

“Issuing Lender” shall mean each of (i) DBNY (except as otherwise provided in Section 12.09), (ii) Morgan Stanley Senior Funding Inc., (iii) Bank of America, N.A., (iv) Wells Fargo Bank, National Association, (v) Citibank, N.A., (vi) Barclays Bank PLC and (vii) any other Lender reasonably acceptable to the Administrative Agent and the Company which agrees to issue Letters of Credit hereunder; provided that, (x) on the occurrence of the Initial Maturity Date, any Issuing Lender that does not have an Affiliate that is a Lender with 2023 Extended Revolving Loan Commitments shall have the right to resign as such on, or on any date within 20 Business Days after, the Initial Maturity Date and (y) if any Extension is effected in accordance with Section 2.19, then on the occurrence of the 2023 Extended Maturity Date, each Issuing Lender shall have the right to resign as such on, or on any date within 20 Business Days after the 2023 Extended Maturity Date, in each of the cases in clause (x) and clause (y), upon not less than 30 days’ prior written notice thereof to the Company and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Lender shall retain all of its rights hereunder and under the other Credit Documents as Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), an Issuing Lender has resigned in such capacity in accordance with the preceding sentence and no Issuing Lenders exist at such time, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Company agrees to act as Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents). Notwithstanding anything to the contrary contained herein, Wells Fargo Bank, National Association shall be an Issuing Lender solely with respect to Letters of Credit denominated in U.S. Dollars and shall be under no obligation to issue (and the Borrowers shall not request Wells Fargo Bank, National Association to issue) any Letter of Credit denominated in a currency other than U.S. Dollars. Notwithstanding anything to the contrary contained herein, each of DBNY, Barclays Bank PLC and Morgan Stanley Senior Funding Inc. shall be an Issuing Lender solely with respect to standby Letters of Credit and shall be under no obligation to issue trade Letters of Credit (and the Borrowers shall not request any of DBNY, Barclays Bank PLC or Morgan Stanley Senior Funding Inc. to issue such trade Letters of Credit).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit N (appropriately completed).

“Judgment Currency” shall have the meaning provided in Section 13.20.

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.20.

“Landlord Personal Property Collateral Access Agreement” shall mean a Landlord Waiver and Consent Agreement substantially in the form of Exhibit M, with such amendments, modifications or supplements thereto, or such other form, in each case as may be reasonably acceptable to the Administrative Agent.

“L/C Supportable Obligations” shall mean (i) obligations (including Indebtedness) of the Company or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations (including Indebtedness) of the Company or any of its Subsidiaries as are otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations (including Indebtedness) in respect of (v) any Permitted Convertible Notes, (w) any Permitted Additional Indebtedness, (x) any Cash Flow Revolving Indebtedness, (y) any Indebtedness or other obligations that are contractually subordinated in right of payment to the Obligations and (z) any Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land (including all improvements and/or fixtures thereon).

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, Section 2.14 or Section 13.04(b). The term “Lender” shall include the Swingline Lender and the Issuing Lenders where applicable.

“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is (a) the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender or (b) the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason, together with the Administrative Agent’s, such Lender’s or such affiliate’s successor and assigns), so long as the Administrative Agent, such Lender, such affiliate or such successor or assign participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement.

“Lender Party” shall mean the Administrative Agent, the Issuing Lenders, the Swingline Lender or any other Lender.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.15(a)(ii).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit. The Letter of Credit Exposure of any Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the rate per annum determined by the Administrative Agent (a)(i) with respect to any U.S. Dollar Denominated Revolving Loan or Foreign Currency Denominated Loan, by reference to the Reuters Screen LIBOR01 for deposits in the relevant currency (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) (the “LIBOR Screen Rate”) for a period equal to such Interest Period as of the Specified Time on the Quotation Day for such Interest Period and (ii) with respect to any Euro Denominated Loan, the interbank offered rate administered by the Banking Federation of the European Union (or any other Person which takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) (the “EURO Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that, subject to the last paragraph of Section 2.10(a), to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the relevant currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent as of the Specified Time on the Quotation Day for such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, further, that if the LIBO Rate is less than zero, such rate shall be deemed to be zero for purposes hereof.

“LIBOR Loan” shall mean each (i) U.S. Dollar Denominated Revolving Loan designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto and (ii) each Loan denominated in Euros or any Acceptable Foreign Currency.

“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBO Rate”.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing).

“Liquidity Threshold” shall mean an amount equal to 50% of the Total Revolving Loan Commitment then in effect.

“Loan” shall mean each Revolving Loan and each Swingline Loan.

“Locations Reserve” shall mean a reserve established by the Administrative Agent in respect of Inventory located at locations with less than $100,000 of total Inventory.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Acquisition” shall mean any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of the greater of $75,000,000 and 1.0% of Consolidated Total Assets.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, (ii) on the ability of the Credit Parties taken as a whole to perform their payment obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, or (iii) upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Material Disposition” shall mean any disposition of (i) all or substantially all of the assets of, or the assets constituting a business, division or product line of, the Company or any of its Subsidiaries or (ii) 100% of the owned Equity Interests of any Subsidiary of the Company, which Subsidiary shall, as a result of such disposition of Equity Interests, cease to be a Subsidiary of the Company, in each case that yields gross proceeds to the Company and its Subsidiaries in excess of the greater of $75,000,000 and 1.0% of Consolidated Total Assets.

“Material Review Board Inventory” shall mean Inventory of any Borrower that has not passed inspection by the Company’s material review board or that such board has determined requires reworking, needs to be scrapped or is otherwise unfit.

“Material Subsidiary” shall mean, as of any date of determination, any Subsidiary of the Company (a) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP, but excluding intercompany assets) constitute 5.0% or more of the Consolidated Total Assets and (b) whose consolidated total revenues (as set forth in the most recent income statement of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) constitute 5.0% or more of the consolidated total revenues of the Company and its Consolidated Subsidiaries (as set forth in the most recent income statement of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP).

“Maximum Letter of Credit Amount” shall have the meaning provided in Section 3.02(a).

“Maximum Rate” shall have the meaning provided in Section 13.22.

“Maximum Swingline Amount” shall mean $50,000,000.

“Merchandise” shall mean apparel, personal accessories and other promotional merchandise items outside of the core business of the Company and its Subsidiaries.

“Minimum Borrowing Amount” shall mean (i) for Base Rate Loans (other than Swingline Loans), $500,000, (ii) for LIBOR Loans denominated in U.S. Dollars, $1,000,000, (iii) for LIBOR Loans denominated in Euros or any Acceptable Foreign Currency, the smallest amount of such currency that is an integral multiple of 1,000,000 units of currency and has a U.S. Dollar Equivalent in excess of $1,000,000 and (iv) for Swingline Loans, $100,000; provided that during a Dominion Period there shall be no Minimum Borrowing Amount with respect to clause (iv) above.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean any deed of trust, mortgage, deed to secure debt, or other document entered into by the owner of a Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Creditors creating a Lien on such Mortgaged Property in such form as reasonably agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean any Real Property owned or leased by any Credit Party which is encumbered (or required to be encumbered) pursuant to the terms of this Agreement or any Security Document.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is or may be an obligation to contribute to) by the Company or any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Orderly Liquidation Value” shall mean (a) with respect to Inventory, the “net orderly liquidation value” expected to be realized in respect of such Inventory at an orderly, negotiated sale held within a reasonable period of time, less the amount estimated for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory, with such net orderly liquidation value determined from the most recent Acceptable Appraisal in respect of such Inventory and expressed as a percentage of the net book value of such Inventory; provided that in calculating the Net Orderly Liquidation Value in respect of Eligible WIP Inventory, Eligible Service Parts Inventory and Eligible Finished Goods Inventory, the Administrative Agent may elect for such percentage to be determined on a blended, product-line or other basis as it determines in its Permitted Discretion and (b) with respect to Equipment, the “net orderly liquidation value” expected to be realized in respect of such Equipment at an orderly, negotiated sale held within a reasonable period of time, less the amount estimated for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Equipment, as determined from the most recent Acceptable Appraisal in respect of such Equipment and expressed as a percentage of the net book value of such Equipment.

“Net RVG Repurchase Amount” shall mean, for any period, an amount (not less than zero) equal to the excess of (a) cash paid by the Company and its Subsidiaries during such period to settle guarantee obligations under resale value guarantee programs over (b) cash received by the Company and its Subsidiaries during such period in respect of the resale of cars repurchased pursuant to resale value guarantee programs.

“Net Share Settlement” shall mean any settlement upon conversion of Permitted Convertible Notes or any SolarCity Convertible Notes consisting of Permitted Company Stock, cash or a combination of cash and Permitted Company Stock.

“New B.V.” means Tesla International B.V., a company organized under the laws of the Netherlands and that is (or will be when formed) a Wholly-Owned Subsidiary of Tesla Motors Netherlands Coöperatief U.A.

“Ninth Amendment Effective Date” shall mean May 3, 2018.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Dutch Borrower Revolving Note, each U.S. Borrower Revolving Note, the Dutch Borrower Swingline Note and the U.S. Borrower Swingline Note.

“Note Hedge Option” shall mean any hedging agreement (including, but not limited to, any bond hedge transaction or capped call transaction), entered into by the Company in connection with the issuance of Permitted Convertible Notes, pursuant to which the Company acquires an option requiring the counterparty thereto to deliver to the Company shares of Permitted Company Stock, the cash value of such shares or a combination thereof from time to time upon exercise of such option.

“Notice Date” shall have the meaning provided in Section 2.19(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256 (or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto).

“Obligation Currency” shall have the meaning provided in Section 13.20.

“Obligations” shall mean (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, each Borrower under this Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, and (y) all other payment obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by each Borrower and each other Credit Party to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender under this Agreement and each other Credit Document to which any Borrower or other Credit Party is a party (including all indemnities, expenses (including Expenses), Fees and interest thereon (including in each case any interest, Fees or expenses (including Expenses) accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement or in such other Credit Document, whether or not such interest, Fees or expenses (including Expenses) are an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Credit Document, and all guarantees of the foregoing amounts. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will Obligations include any obligations in respect of any Issuer Option or, for any Guarantor, its Excluded Swap Obligations.

“Original Credit Agreement” shall mean this Agreement, as in effect immediately prior to the Amendment and Restatement Effective Date.

“Other Hedging Agreements” shall mean any foreign exchange contracts (including foreign exchange forward contracts and foreign exchange option contracts), currency swap agreements, commodity agreements or other similar contracts or arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices. For the avoidance of doubt, “Other Hedging Agreements” shall not include any agreements, contracts or arrangements with respect to SRECs or the purchase, sale, transfer, assignment or other disposition thereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing, excise or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such taxes that are imposed pursuant to an assignment made under Section 13.04(b).

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(e).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Conditions” shall mean that either of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (a) there is no Default or Event of Default existing immediately before or after the action or proposed action and Designated Cash is equal to or in excess of the Liquidity Threshold, or (b) there is no Default or Event of Default existing immediately before or after the action or proposed action and either (i) the Company shall be in compliance with a Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Calculation Period then most recently ended on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Calculation Period or (ii) 30-Day Excess Availability and Excess Availability on the date of the action or proposed action (calculated after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day period (or such shorter period, if applicable) for which 30-Day Excess Availability is to be determined)) exceed 15% of the Availability at such time; provided that the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to (i) compliance with the preceding clauses (a) or (b) and (ii) demonstrating (in reasonable detail) the calculations required by the preceding clause (b).

“Payment Office” shall mean the office of the Administrative Agent located at 5022 Gate Parkway, Suite 100, Jacksonville, FL 32256 (or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto).

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Perfected Belgian Liens” shall mean, with respect to any Inventory, that such Inventory is subject to a First Priority perfected Lien under Belgian law.

“Permitted Additional Indebtedness” shall mean Permitted Additional Unsecured Indebtedness and Permitted Additional Secured Indebtedness.

“Permitted Additional Indebtedness Documents” shall mean Permitted Additional Unsecured Indebtedness Documents and Permitted Additional Secured Indebtedness Documents.

“Permitted Additional Secured Indebtedness” shall have the meaning provided in Section 10.04(n).

“Permitted Additional Secured Indebtedness Documents” shall mean (a) on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty, security agreement, pledge agreement, mortgage, other security document and other document relating to the incurrence or issuance of any Permitted Additional Secured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof and (b) if secured, the Cash Flow Revolving Documents.

“Permitted Additional Secured Indebtedness Priority Collateral” shall mean all Collateral other than ABL Priority Collateral.

“Permitted Additional Unsecured Indebtedness” have the meaning provided in Section 10.04(n).

“Permitted Additional Unsecured Indebtedness Documents” shall mean, (a) on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty and other document relating to the incurrence or issuance of any Permitted Additional Unsecured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof and (b) if unsecured, the Cash Flow Revolving Documents.

“Permitted Bank Financing Account” shall have the meaning provided in the definition of Permitted Bank Financing.

“Permitted Bank Financing” shall mean a transaction in which (i) a bank or other financial institution finances the purchase of a motor vehicle by a customer from a Borrower, (ii) such bank or other financial institution becomes the Account Debtor in respect of the relevant Account (such Account, a “Permitted Bank Financing Account”) and (iii) such bank or other financial institution has no recourse to the Company or any of its Subsidiaries if the customer fails to pay the bank or other financial institution in respect of financing such purchase.

“Permitted Cash Management Liens” shall mean, with respect to any cash or Cash Equivalents credited to a Deposit Account or securities account, (a) Liens with respect to (i) all amounts due to the applicable depositary bank or securities intermediary, as applicable, in respect of customary fees and expenses for the routine maintenance and operation of such Deposit Account or securities account, as applicable, (ii) the face amount of any checks which have been credited to such Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such Deposit Account, (b) any other Liens permitted under the Cash Management Control Agreement for such Deposit Account or securities account, as applicable, (c) Liens created by the Security Documents and the other Credit Documents, (d) tax Liens permitted by Section 10.01(a)(i) and (e) the junior Permitted Liens under Section 10.01(s).

“Permitted Company Stock” shall mean Company Common Stock and Qualified Preferred Stock.

“Permitted Convertible Notes” shall mean, collectively, the 2018 Convertible Notes, the 2019 Convertible Notes, the 2021 Convertible Notes, the 2022 Convertible Notes and any Additional Convertible Notes.

“Permitted Convertible Notes Documents” shall mean, collectively, the 2018 Convertible Notes Documents, the 2019 Convertible Notes Documents, the 2021 Convertible Notes Documents, the 2022 Convertible Notes Documents and any Additional Convertible Notes Documents.

“Permitted Convertible Notes Indentures” shall mean, collectively, the 2018 Convertible Notes Indenture, the 2019 Convertible Notes Indenture, the 2021 Convertible Notes Indenture, the 2022 Convertible Notes Indenture and any Additional Convertible Notes Indenture.

“Permitted Discretion” shall mean the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts, Eligible Cash and Cash Equivalents, Eligible Inventory, Eligible Machinery and Equipment or Eligible Real Property, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts, Eligible Cash and Cash Equivalents, Eligible Inventory, Eligible Machinery and Equipment or Eligible Real Property or (b) will or reasonably could be expected to result in any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of any Borrower being incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definitions of Eligible Accounts, Eligible Cash and Cash Equivalents, Eligible Inventory, Eligible Machinery and Equipment or Eligible Real Property, as well as any of the following: (i) changes after the Effective Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Effective Date in any material respect in any concentration of risk with respect to Accounts; (iii) any other factors arising after the Effective Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts, Eligible Cash and Cash Equivalents, Eligible Inventory, Eligible Machinery and Equipment; and (iv) any other factors arising after the Ninth Amendment Effective Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Real Property.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such minor exceptions to title as are set forth in a final issued and accepted Title Policy delivered with respect thereto, all of which minor exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Foreign Account Debtor” shall mean each of the Account Debtors listed on Schedule 1.01(b) to the Disclosure Letter, which Schedule may be updated from time to time in the Permitted Discretion of the Administrative Agent with written notice to the Company.

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“Permitted Holder” shall mean each of Elon Musk and his estate, spouse, siblings, ancestors, heirs, and lineal descendants, and any spouses of such Persons, the legal representatives of any of the foregoing, and any bona fide trust of which one or more the foregoing are the principal beneficiaries or grantors, or any other Person that is controlled by any of the foregoing.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Non-Credit Party Indebtedness” has the meaning provided in Section 10.04(o).

“Permitted Securitization Facility” shall mean a financing facility established by a Securitization Subsidiary and one or more of the Company or its Subsidiaries, whereby the Company or its Subsidiaries shall have sold or transferred accounts receivable, payment intangibles, chattel paper, payments, rights to future lease payments or residuals or similar rights to payment or Energy Storage Assets to a Securitization Subsidiary; provided that (a) except as permitted in respect of indemnities by clause (b) of this proviso, no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Securitization Facility shall be guaranteed by the Company or any of its Subsidiaries (other than a Securitization Subsidiary), (b) there shall be no recourse or obligation to the Company or any of its Subsidiaries (other than a Securitization Subsidiary) whatsoever other than pursuant to representations, warranties, covenants (including risk retention requirements) and indemnities entered into in the ordinary course of business in connection with such Permitted Securitization Facility that in the reasonable opinion of the Company are customary for securitization transactions and (c) none of the Company nor any of its Subsidiaries (other than the Securitization Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Securitization Facility, other than as set forth in clause (b) of this definition.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Physical Inventory Adjustment Reserve” shall mean a reserve established by the Administrative Agent in respect of discrepancies that arise pertaining to Inventory quantities on hand between a Credit Party’s perpetual accounting system and the results of the most-recent physical inventory count at the Fremont Factory.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Company, any of its Subsidiaries, or any ERISA Affiliate or to which the Borrower, any of its Subsidiaries or an ERISA Affiliate has or may have an obligation to contribute, and each such plan is or has been subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pledged Equipment” shall mean all Equipment which is subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, but shall exclude any Permitted Convertible Notes.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such announced prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Professional Lender” shall mean any person who does not form part of the public within the meaning of the Capital Requirements Regulation (EU) No. 575/2013.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance or repay other outstanding Indebtedness, to finance an Acquisition or other Investment or to finance a Dividend) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (y) any Material Acquisition then being consummated as well as any other Material Acquisition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Material Acquisition and (z) any Material Disposition then being consummated as well as any other Material Disposition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Material Disposition, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance or repay other outstanding Indebtedness, to finance Acquisitions or other Investments or to finance a Dividend) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance an Acquisition, to refinance or repay Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Material Acquisition if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account, in the case of any Material Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period; and

(iv) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Material Disposition if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be.

“Project” shall mean an Energy Storage System together with all associated real property rights, rights under the applicable Host Customer Agreement, and all other related rights to the extent applicable thereto, including without limitation, all parts and manufacturers’ warranties and rights to access customer data.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Company so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision requiring such action prior to the date that is 91 days after the 2023 Extended Maturity Date (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent), (y) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement and (z) do not contain any covenants (other than periodic reporting requirements) that are more restrictive, taken as a whole, than the covenants contained in this Agreement (as reasonably determined by the Company in good faith).

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.

“Quotation Day” shall mean, in respect of the determination of the LIBO Rate for any Interest Period for any LIBOR Loan that is (i) a U.S. Dollar Denominated Revolving Loan or Foreign Currency Denominated Loan, the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in such currency for delivery on the first day of such Interest Period for such Interest Period or (ii) a Euro Denominated Loan, the day on which quotations would ordinarily be given by prime banks in the Brussels interbank market for deposits in Euros for delivery on the first day of such Interest Period for such Interest Period ; provided, that in either case if quotations would ordinarily be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates. On the date hereof, the Quotation Day in respect of any Interest Period for Dollars or Euros is customarily the day which is two Business Days prior to the first day of such Interest Period.

“RCRA” shall have the meaning provided in Section 8.17(c).

“Ratio-Related Permitted Indebtedness” shall mean any Indebtedness incurred by the Company and its Subsidiaries (which Indebtedness may be guaranteed pursuant to a SolarCity Guarantee) if immediately after giving effect to the incurrence of such Indebtedness on the date of such incurrence the Company is in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of less than 6.00:1.00 for the respective Calculation Period.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land (including any improvements and fixtures thereon), including Leaseholds.

“Real Property Appraisal” shall have the meaning provided in the definition of “Eligible Real Property”.

“Real Property Survey” shall have the meaning provided in the definition of “Eligible Real Property”.

“Recovery Event” shall mean any event that gives rise to the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Company or any of its Subsidiaries or (ii) under any policy of insurance maintained by any of them.

“Reduced Availability Period” shall mean any period (a) commencing on the date on which (i) Designated Cash is less than the Liquidity Threshold and (ii) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which financial statements are available is less than 1.00:1.00 and (b) ending on the first date thereafter on which (i) Designated Cash is equal to or greater than the Liquidity Threshold or (ii) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which financial statements are available is equal to or greater than 1.00:1.00.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Rent Reserve” shall mean a reserve established by the Administrative Agent in respect of rent payments made by a Borrower for each location at which Eligible Inventory or Eligible Machinery and Equipment is located (other than any such locations owned by a Borrower), unless such location is subject to a Landlord Personal Property Collateral Access Agreement (as reported to the Administrative Agent by the Company from time to time as requested by the Administrative Agent), as adjusted from time to time by the Administrative Agent in its Permitted Discretion provided that a Rent Reserve established in respect of any location shall not exceed three months’ rent for such location.

“Rental Account Assets” shall mean (i) Rental Accounts and related payment intangibles, chattel paper, electronic chattel paper, payments, rights to current and future lease or rental payments or residuals and similar rights to payment, in each case relating to Rental Accounts, together with interests in merchandise or goods the lease or rental of which give rise to such payment rights and proceeds, related contractual rights, guarantees, insurance proceeds, books and records, collections, proceeds of the foregoing and beneficial interests and the proceeds of beneficial interests in all of the foregoing, and (ii) Equity Interests in Tesla Finance Subsidiaries and the proceeds thereof.

“Rental Accounts” shall mean Accounts arising out of customer lease or rental agreements.

“Replaced Lender” shall have the meaning provided in Section 2.13(a).

“Replacement Lender” shall have the meaning provided in Section 2.13(a).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) at such time) represents at least a majority of the sum of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) at such time).

“Reserves” shall mean reserves, if any, established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the applicable Borrowing Base, including (i) Rent Reserves, (ii) Dutch Priority Payables Reserve, (iii) Dutch Retention of Title Reserve, (iv) Dilution Reserves, (v) the Customer Deposit Reserve, (vi) reserves for Foreign Taxes, (vii) reserves for Sales Taxes, (viii) the Vendor Liabilities Reserve, (ix) reserves for Secured Hedging Agreements, (x) Cash Management Reserves, (xi) reserves for customs charges and shipping charges related to any Inventory in transit, (xii) reserves relating to Environmental Liabilities in respect of Eligible Real Property included in the U.S. Borrowing Base and (xiii) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder; provided, however, that the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible cash or Cash Equivalents, Accounts, Inventory or Equipment, Inventory Reserves or criteria deducted in computing the Net Orderly Liquidation Value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Machinery and Equipment. The amount of any Reserves established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserves as determined by the Administrative Agent in its Permitted Discretion. The applicable Reserve shall be promptly adjusted or released at such time when the event, condition or circumstance that is the basis for such Reserve ceases to exist or is otherwise addressed, in each case, to the reasonable satisfaction of the Administrative Agent. The Administrative Agent shall notify the Company in writing at or before the time any such Reserve in a material amount is to be established or increased, but a non-willful failure of the Administrative Agent to so notify the Company shall not be a breach of this Agreement and shall not cause such establishment or increase of a Reserve to be ineffective.

“Responsible Officer” shall mean the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer or any other senior or executive officer of a Person.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Company or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (x) the Collateral Agent for the benefit of the Secured Creditors and (y) Permitted Liens under Sections 10.01(a), (p) and (s) or (iii) are not otherwise generally available for use by the Company or such Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or Section 13.04(b) or (z) increased from time to time pursuant to Section 2.14. In addition, the Revolving Loan Commitment of each Lender shall include any 2023 Extended Revolving Commitment and any Extended Revolving Loan Commitment of such Lender.

“Revolving Note” shall have the meaning provided in Section 2.05.

“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Financial Services LLC.

“Sales Taxes” shall mean any amounts which are due and owing to any Governmental Authority of the United States or any state thereof in respect of sales taxes to the extent such amounts are collected or required to be collected by any Borrower from such Borrower’s customer to be remitted to such Governmental Authority.

“Sanctioned Country” shall mean a country or territory which is itself the subject or target of comprehensive countrywide or territory-wide Sanctions (as of the Effective Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean (a) any Person that is the target or subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant Governmental Authority.

“Screen Rate” shall mean the LIBOR Screen Rate and/or the EURO Screen Rate, as applicable.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.

“Second Amendment” means that certain Second Amendment, dated as of December 31, 2015, among the Company, Tesla B.V., the Administrative Agent and the Lenders party thereto.

“Second Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to the Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to Section 10.01(s) and (y) First Priority Priming Liens; provided that in no event shall any such First Priority Priming Liens be permitted (on a consensual basis) to be junior and subordinate to any Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the Security Documents.

“Secured Creditors” shall have the meaning provided in the respective Security Documents.

“Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreements entered into with a Lender Counterparty, provided that (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that it constitutes a “Secured Hedging Agreement” for purposes of the Credit Agreement and the other Credit Documents and (ii) the Company and the other parties thereto shall have delivered to the Collateral Agent a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement constitutes a “Secured Hedging Agreement” for purposes of the Credit Agreement and the other Credit Documents; provided no such notice shall be required in respect of any Interest Rate Protection Agreement or Other Hedging Agreement entered into with Deutsche Bank AG New York Branch or any of its Affiliates.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Related Assets” shall mean, collectively, accounts receivable, payment intangibles, chattel paper, payments, rights to future lease payments or residuals or similar rights to payment, in each case relating to receivables subject to the Permitted Securitization Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections and proceeds of all of the foregoing and any Equity Interests in a Securitization Subsidiary, Excluded Energy Storage Subsidiary or Tesla Finance Subsidiary.

“Securitization Subsidiary” shall mean a Wholly-Owned Subsidiary of the Company that is a special purpose vehicle that has been established for the sole purpose of facilitating a financing under a Permitted Securitization Facility and that shall not engage in any activities other than in connection with the Permitted Securitization Facility. For the avoidance of doubt, an Excluded Energy Storage Subsidiary and any Tesla Finance Subsidiary may be a Securitization Subsidiary.

“Security Agreement” shall mean and include each of the U.S. Security Agreement and the Dutch Security Agreements.

“Security Agreement Collateral” shall mean all “Collateral” as defined in any Security Agreement (or “Inventory” as defined in the Dutch Inventory Security Agreement).

“Security Documents” shall mean and include each Security Agreement and, after the execution and delivery thereof, each Additional Security Document, each Mortgage, each Incremental Security Document and any other related document, agreement or grant pursuant to which the Company or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors (including any Belgian law register pledge agreement in relation to a Perfected Belgian Lien, any supplements, joinders or similar agreements to the U.S. Security Agreement and any of the Dutch Security Agreements to add an additional Credit Party as a grantor or pledgor thereunder, and any agreement similar to a Dutch Security Agreement entered into by a Dutch Credit Party pursuant to which such Dutch Credit Party grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors); provided that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(d) and (y) the term “Credit Documents” as used in Sections 9.12(d), 10.04(a) and 13.01.

“Sixth Amendment” shall mean that certain Sixth Amendment to the Credit Agreement and First Amendment to the Security Agreements, dated as of June 19, 2017, among the Borrowers, the other Credit Parties parties thereto, the Lenders party thereto and the Administrative Agent.

“Sixth Amendment Effective Date” shall mean the date on which the conditions precedent to effectiveness of the Sixth Amendment are satisfied, which date is June 19, 2017.

“SolarCity” shall mean Tesla Energy Operations, Inc. (formerly known as SolarCity Corporation), a Delaware corporation.

“SolarCity Convertible Notes” shall mean the SolarCity 2019 Convertible Notes and the SolarCity 2020 Convertible Notes.

“SolarCity Convertible Notes Documents” shall mean the SolarCity 2019 Convertible Notes Documents and the SolarCity 2020 Convertible Notes Documents.

“SolarCity Convertible Notes Indentures” shall mean the SolarCity 2019 Convertible Notes Indenture and the SolarCity 2020 Convertible Notes Indenture.

“SolarCity 2019 Convertible Notes” shall mean SolarCity’s 1.625% convertible senior notes due November 1, 2019, issued pursuant to the SolarCity 2019 Convertible Notes Indenture.

“SolarCity 2019 Convertible Notes Documents” shall mean the SolarCity 2019 Convertible Notes and the SolarCity 2019 Convertible Notes Indenture.

“SolarCity 2019 Convertible Notes Indenture” shall mean the Indenture, dated as of September 30, 2014, by and between SolarCity and Wells Fargo Bank, National Association, as trustee, as amended, modified or supplemented from time to time in respect of the SolarCity 2019 Convertible Notes in accordance with the terms hereof and thereof.

“SolarCity 2020 Convertible Notes” shall mean SolarCity’s zero-coupon convertible senior notes due December 1, 2020, issued pursuant to the SolarCity 2020 Convertible Notes Indenture.

“SolarCity 2020 Convertible Notes Documents” shall mean the SolarCity 2020 Convertible Notes and the SolarCity 2020 Convertible Notes Indenture.

“SolarCity 2020 Convertible Notes Indenture” shall mean the Indenture, dated as of December 7, 2015, by and between SolarCity and Wells Fargo Bank, National Association, as trustee, as amended, modified or supplemented from time to time in respect of the SolarCity 2020 Convertible Notes in accordance with the terms hereof and thereof.

“SolarCity Guarantee” shall have the meaning provided in Section 10.14(b).

“Specified Account Debtor” shall mean each of the Account Debtors listed on Schedule 1.01(c) to the Disclosure Letter, which Schedule may be updated from time to time in the Permitted Discretion of the Administrative Agent with written notice to the Company.

“Specified Time” shall mean 11:00 a.m., London time.

“SRECs” shall mean renewable energy credits or certificates under any state renewable energy portfolio standard or federal renewable energy standard, pollution allowances, carbon credits and similar environmental allowances or credits and green tag or other reporting rights under Section 1605(b) of the Energy Policy Act of 1992 and any similar present or future federal, state, or local law or regulation, and international or foreign emissions trading program.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder; provided that the “Stated Amount” of each Letter of Credit denominated in a currency other than U.S. Dollars shall be, on any date of calculation, the U.S. Dollar Equivalent of the maximum amount available to be drawn in the respective currency thereunder (determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time; provided however, except as expressly provided herein, neither SolarCity nor any Subsidiary of SolarCity shall constitute a Subsidiary of the Company or any Subsidiaries of the Company, and neither SolarCity nor any Subsidiary of SolarCity shall be subject to the restrictions, terms or requirements applicable to Subsidiaries contained herein or in any other Credit Document. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” shall mean each U.S. Subsidiary Guarantor and each Dutch Subsidiary Guarantor.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66 2⁄3%”.

“Swap Obligation” shall mean, with respect to any Person, any Interest Rate Protection Agreement or Other Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Final Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc. and Bank of America, N.A., in each case in its capacity as a syndication agent for the Lenders hereunder and under the other Credit Documents.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax Sharing Agreement” means a tax sharing agreement, entered into among New B.V., Tesla Motors Netherlands Coöperatief U.A., Tesla B.V. and any other Dutch Affiliates of Tesla B.V. who may become members of a fiscal unity (fiscal eenheid) with Tesla B.V. and the other Dutch Credit Parties from time to time party thereto.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Tenth Amendment” shall mean that certain Tenth Amendment, dated as of December 10, 2018, among the Company, Tesla B.V., the Administrative Agent and the Lenders party thereto.

“Tenth Amendment Effective Date” shall mean December 10, 2018.

“Tesla B.V.” shall have the meaning provided in the first paragraph of this Agreement.

“Tesla Finance Subsidiaries” shall mean Tesla Finance, LLC and its Subsidiaries.

“Tesla Lease Finance Subsidiary” shall mean any Tesla Finance Subsidiary that is a Non-Wholly Owned Subsidiary and was formed for the purpose of engaging in the financing of vehicle leases.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Company then last ended, in each case taken as one accounting period.

“Third Amendment” shall mean the Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, among the Company, Tesla B.V., the lenders party thereto, the Collateral Agent and the Administrative Agent.

“Third Amendment Effective Date” shall mean February 9, 2016.

“Threshold Amount” shall mean $250,000,000.

“Title Company” shall have the meaning provided in the definition of “Eligible Real Property”.

“Title Policy” shall have the meaning provided in the definition of “Eligible Real Property”.

“Total Borrowing Base” shall mean, as of any date of determination, the sum of the Dutch Borrowing Base and the U.S. Borrowing Base, in each case, at such date.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Total Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time. As of the Amendment and Restatement Effective Date, the Total Revolving Loan Commitment is $2,425,000,000, of which $2,227,500,000 are 2023 Extended Revolving Loan Commitments.

“Transaction” shall mean, collectively, the execution and delivery by each Credit Party of the Credit Documents to which it is a party on the Effective Date, the incurrence of Loans (if any) on the Effective Date and the use of proceeds thereof.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfinanced Capital Expenditures” shall mean, for any period, Capital Expenditures made by the Company and its Consolidated Subsidiaries during such period other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Equity Interests, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), the proceeds of any Recovery Event or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans).

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Company or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (a) the aggregate outstanding principal amount of all Revolving Loans (taking the U.S. Dollar Equivalent of any such Revolving Loans denominated in Euros or any Acceptable Foreign Currency) made by such Lender at such time and (b) such Lender’s RL Percentage of the Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) at such time. For the avoidance of doubt and solely for purposes of calculating the “Unutilized Revolving Loan Commitment”, the Revolving Loan Commitment of any Lender shall not be reduced by outstanding Swingline Loans.

“Upper Strike Warrant” shall mean any hedging agreement, entered into by the Company in connection with the issuance of Permitted Convertible Notes, pursuant to which the Company issues to the counterparty thereto warrants to acquire shares of Permitted Company Stock (whether such warrant is settled in shares, cash or a combination thereof).

“U.S. Borrower” and “U.S. Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“U.S. Borrower Loans” shall mean each U.S. Borrower Revolving Loan and each U.S. Borrower Swingline Loan.

“U.S. Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by any U.S. Borrower.

“U.S. Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrower Swingline Loan” shall have the meaning provided in Section 2.01(b).

“U.S. Borrower Swingline Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 9.01(h) equal to, without duplication:

(a) the sum of

(i) 100% of the U.S. Dollar Equivalent of Eligible U.S. Cash and Cash Equivalents (the “U.S. Cash Contribution”),

(ii) 85% of the Eligible U.S. Accounts,

(iii) 85% of the then extant Net Orderly Liquidation Value of Eligible U.S. Vendor In-Transit Inventory,

(iv) 85% of the then extant Net Orderly Liquidation Value of Eligible U.S. Raw Materials Inventory,

(v) 85% of the then extant Net Orderly Liquidation Value of Eligible U.S. WIP Inventory,

(vi) 85% of the then extant Net Orderly Liquidation Value of Eligible U.S. Service Parts Inventory,

(vii) 85% of the then extant Net Orderly Liquidation Value of Eligible U.S. Finished Goods Inventory,

(viii) 85% of the then extant Net Orderly Liquidation Value of Eligible U.S. In-Transit Inventory,

(ix) 85% of the Applicable Value of Eligible Machinery and Equipment, and

(x) 75% of the Appraised Fair Market Value of Eligible Real Property, minus

(b) the sum (without duplication) of any Reserves then established by the Administrative Agent with respect to the U.S. Borrowing Base;

provided, however, that (i) Eligible U.S. Inventory shall only be included in the U.S. Borrowing Base to the extent that the Administrative Agent shall have received an Acceptable Appraisal in respect of such Eligible U.S. Inventory, (ii) Eligible Equipment and Machinery shall only be included in the U.S. Borrowing Base to the extent that the Administrative Agent shall have received an Acceptable Appraisal in respect of such Eligible Equipment and Machinery (provided that no appraisal shall be required in respect of Equipment for which the consideration therefor was less than or equal to $1,500,000 and, at the Permitted Discretion of the Administrative Agent no appraisal shall be required in respect of any Equipment for which the consideration therefor was in excess of $1,500,000, in each case to the extent there is an Acceptable Existing Appraisal in respect thereof, in which case the Applicable Value thereof shall be based on a “desktop appraisal” (it being understood that once there is no longer an Acceptable Existing Appraisal in respect of such Equipment, the Applicable Value thereof shall be determined pursuant to the definition of “Applicable Value”, provided that to the extent the Applicable Value cannot be determined pursuant to clause (a) of such definition, then for purposes of determining the “Amortized Value” of such Equipment, the most recent Acceptable Appraisal shall be deemed to be the appraisal that was the most recent Acceptable Existing Appraisal in respect of such Equipment)), (iii) the Eligible

Inventory included in the Borrowing Base pursuant to clauses (a)(iii) through (viii) above shall be calculated net of any applicable Inventory Reserves and (iv) the aggregate amount included in the U.S. Borrowing Base pursuant to clauses (a)(ix) and (a)(x) above shall not exceed 30% of the Total Borrowing Base. The Administrative Agent shall have the right (but not the obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner as it shall determine in its Permitted Discretion and the Administrative Agent will notify the Company promptly after making any such correction.

“U.S. Cash Contribution” shall have the meaning provided in the definition of U.S. Borrowing Base.

“U.S. Collection Banks” shall have the meaning provided in Section 5.03(b).

“U.S. Corresponding Debt” shall mean the Obligations of a U.S. Credit Party under or in connection with the Credit Documents.

“U.S. Credit Parties” shall mean the Company, each other U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York City time) on the date two Business Days prior to the date of any determination thereof (or, in the case of amount denominated in Sterling on the date of any determination thereof), for purchase on such date (or on the date of the respective unreimbursed payment under a Letter of Credit denominated in a currency other than U.S. Dollars as provided in Sections 3.04(c) and 3.05(a), as the case may be); provided that for purposes of (x) determining compliance with Sections 2.01(a), 2.01(b), 2.01(e), 3.02, 5.02(a), 7.01 and 7.03 and (y) calculating Fees pursuant to Section 4.01 (except Fees which are expressly required to be paid in a currency other than U.S. Dollars pursuant to Section 4.01), the U.S. Dollar Equivalent of any amounts denominated in a currency other than U.S. Dollars shall be revalued on the date of each Credit Event using the spot exchange rates therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the immediately preceding Business Day, provided, however, that at any time, if the Aggregate Exposure (for the purposes of the determination thereof, using the U.S. Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Revolving Loan Commitment or any, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the U.S. Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the date of a Credit Event or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the U.S. Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than U.S. Dollars on any date in its sole discretion in accordance with the foregoing methodology.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“U.S. Guarantors” shall mean and include each U.S. Borrower (in its capacity as a guarantor under the U.S. Guaranty) and each U.S. Subsidiary Guarantor.

“U.S. Guaranty” shall mean the U.S. Guaranty, dated as of the Effective Date, in the form of Exhibit G-2, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall mean the U.S. Security Agreement, dated as of the Effective Date, in the form of Exhibit I-4, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“U.S. Subsidiary Guarantors” shall mean each Wholly-Owned Domestic Subsidiary of the Company (other than any U.S. Borrower, any Securitization Subsidiary, any Excluded Energy Storage Subsidiary, any Tesla Finance Subsidiary and any Immaterial Subsidiary), whether existing on the Effective Date or established, created or acquired after the Effective Date, in each case unless and until such time as the respective Wholly-Owned Domestic Subsidiary is released from all of its obligations under the U.S. Guaranty and the Security Documents to which it is a party in accordance with the terms and provisions hereof and thereof.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(e)(iii).

“Used” shall mean, with respect to any Inventory, that such Inventory was previously sold (other than to a Credit Party), excluding remanufactured items.

“Used Motor Vehicles” shall mean all Used motor vehicles owned by the Company or any of its Subsidiaries.

“Vehicle Environmental Attribute” shall mean any credit, benefit, reduction, offset or allowance, howsoever entitled or named, relating to the emissions or environmental impacts that result from, are attributable to, or are associated with a vehicle, a vehicle’s use, or a vehicle charging station that is capable of being measured, verified or calculated and in any case may be lawfully marketed to third parties. By way of illustration, Vehicle Environmental Attributes may result from: new energy vehicles; zero emission vehicles; fuel economy; avoided criteria air pollutants, CO2 or greenhouse gas emissions; low carbon, renewable or clean fuel; and other credits and offsets defined under any applicable vehicle and charging-related private or governmental program, including, without limitation, the following credits: California LEV III NMOG + NOx, US CAFE, US GHG, US Tier 3 NMOG + NOx, Canada GHG, Quebec ZEV, EU CO2 Pooling, and Switzerland GHG Credits. Notwithstanding any of the foregoing in this definition or any other provision of the Tenth Amendment or the Credit Agreement, Vehicle Environmental Attributes shall not include: (i) any of the foregoing obtained by, provided to, used by or necessary for the Company or any of its Subsidiaries to conduct any of its operations at any location; or (ii) any automotive tax credits.

“Vendor Liabilities Reserve” shall mean a reserve established by the Administrative Agent in connection with the accounts payable balance owed to third-party vendors where Inventory of the Borrowers is physically located with such vendor.

“Voting Stock” shall mean, as to any entity, all classes of Equity Interests of such entity then outstanding and normally entitled to vote in the election of directors of such entity.

“Weekly Borrowing Base Period” shall mean any period (a) commencing on the date on which (i) a Default or an Event of Default has occurred and is continuing or (ii) (A) Excess Availability is less than the greater of (1) 10% of Availability as then in effect and (2) $80,000,000 for five consecutive Business Days and (B) Designated Cash is less than the Liquidity Threshold and (b) ending on the first date thereafter on which (i) no Default or Event of Default exists and (ii) Excess Availability has been equal to or greater than the greater of (A) 10% of Availability as then in effect and (B) $80,000,000 for 30 consecutive days.

“Wholly-Owned Dutch Subsidiary” shall mean, as to any Person, any Dutch Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Company with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law); provided, however, that notwithstanding anything herein to the contrary and other than as used in the defined term “Consolidated Net Income”, neither SolarCity nor any Subsidiary of SolarCity shall constitute a Wholly-Owned Subsidiary of the Company or any Subsidiaries of the Company.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the Write-Down and Conversion Powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write-Down And Conversion Powers are described in the EU Bail-In Legislation Schedule.

1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Company or any other Credit Party shall be construed to include the Company or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Where the context so requires, all references herein to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Dutch personal property security laws.

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Final Maturity Date, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Revolving Loan” and, collectively, the “U.S. Borrower Revolving Loans”), and (y) a revolving loan or revolving loans to any Dutch Borrower (on a joint and several basis with the other Dutch Borrowers) (each, a “Dutch Borrower Revolving Loan” and, collectively, the “Dutch Borrower Revolving Loans” and, together with the U.S. Borrower Revolving Loans, each, a “Revolving Loan” and, collectively, the “Revolving Loans”), which Revolving Loans:

(i) shall be made and maintained in an Available Currency;

(ii) except as hereafter provided, shall, at the option of the applicable Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans (in the case of U.S. Dollar Denominated Revolving Loans only) or LIBOR Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Exposure of such Lender to exceed the amount of its Revolving Loan Commitment at such time;

(v) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect;

(vi) except as otherwise provided in Section 2.01(e), in the case of U.S. Borrower Revolving Loans, shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. Borrower Exposure to exceed the U.S. Borrowing Base at such time;

(vii) except as otherwise provided in Section 2.01(e), in the case of Dutch Borrower Revolving Loans, shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Dutch Borrower Exposure to exceed the Dutch Borrowing Base at such time; and

(viii) shall not be made (and shall not be required to be made) by any Lender during a Reduced Availability Period in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause Excess Availability to be less than 10% of Availability at such time.

(b) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Swingline Loan” and, collectively, the “U.S. Borrower Swingline Loans”) and (y) a revolving loan or revolving loans to any Dutch Borrower (on a joint and several basis with the other Dutch Borrowers) (each, a “Dutch Borrower Swingline Loan” and, collectively, the “Dutch Borrower Swingline Loans” and, together with the U.S. Borrower Swingline Loans, each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans:

(i) shall be made and maintained in U.S. Dollars;

(ii) shall be incurred and maintained as Base Rate Loans;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect;

(v) in the case of U.S. Borrower Swingline Loans, shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. Borrower Exposure to exceed the U.S. Borrowing Base at such time;

(vi) in the case of Dutch Borrower Swingline Loans, shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Dutch Borrower Exposure to exceed the Dutch Borrowing Base at such time;

(vii) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount; and

(viii) shall not be made (and shall not be required to be made) by the Swingline Lender during a Reduced Availability Period in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause Excess Availability to be less than 10% of Availability at such time.

Notwithstanding anything to the contrary contained in this Section 2.01(b), the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c) On any Business Day, the Swingline Lender or the Administrative Agent, as the case may be, may, in its sole discretion give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans or the Administrative Agent’s outstanding Agent Advances, as the case may be, shall be funded with one or more Borrowings of Revolving Loans to be made to, and maintained by, the relevant Borrower of the outstanding Swingline Loan or Agent Advance being funded by such Revolving Loan in U.S. Dollars (provided that such notice shall be deemed to have been given no later than the fifth Business Day after the making of any Swingline Loan (if not given earlier) and shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans in U.S. Dollars constituting Base Rate Loans (any such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender or the Administrative Agent, as the case may be, to repay the Swingline Lender or the Administrative Agent, as the case may be, for such outstanding Swingline Loans or Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender or the Administrative Agent, as the case may be, notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of any Borrowing Base or the Total Revolving Loan Commitment at such time and (vi) during a Reduced Availability Period, Excess Availability after giving effect to such Loans. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower (including under any Dutch Insolvency Law)), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender or the Administrative Agent, as the case may be, such participations in the outstanding Swingline Loans or Agent Advances, as the case may be, as shall be necessary to cause the Lenders to share in such Swingline Loans or Agent Advances, as the case may be, ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans or Agent Advances, as the case may be, shall be for the account of the Swingline Lender or the Administrative Agent, as the case may be, until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender or the Administrative Agent, as the case may be, interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Revolving Loans denominated in U.S. Dollars, in each case maintained as Base Rate Loans hereunder for each day thereafter.

(d) Notwithstanding anything to the contrary in Section 2.01(a) or (b) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Reserves in such amounts, and with respect to such matters, but subject to the limitations contained in the definitions of “Reserves”, “Eligible Accounts”, “Eligible Inventory”, “Eligible Machinery and Equipment” and “Eligible Real Property” herein, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base or the Dutch Borrowing Base (which Reserves shall reduce the then existing applicable Borrowing Base in an amount equal to such Reserves).

(e) (i) In the event that the Borrowers are unable to comply with any Borrowing Base limitations set forth in Section 2.01(a) or (b) or (ii) the Borrowers are unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Section 7, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make U.S. Borrower Revolving Loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) or Dutch Borrower Revolving Loans to any Dutch Borrower (on a joint and several basis with the other Dutch Borrowers) solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement and then due, including Expenses and Fees, which Revolving Loans may only be made in U.S. Dollars as Base Rate Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earliest of (x) the 30th Business Day after such date, (y) the date the respective Borrowers are again able to comply with the applicable Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to any U.S. Borrower or Dutch Borrower to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to (x) the U.S. Borrowers at such time, would exceed 5% of the U.S. Borrowing Base at such time or (y) the Dutch Borrowers at such time, would exceed 5% of the Dutch Borrowing Base at such time or (II) when added to the Aggregate Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Loan Commitment at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and no Borrower shall have any right whatsoever to require that any Agent Advances be made. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.01(c).

(f) If the Initial Maturity Date shall have occurred at a time when 2023 Extended Revolving Loan Commitments or Extended Revolving Loan Commitments are in effect, then on the Initial Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Maturity Date) or refinanced with a borrowing of a 2023 Extended Revolving Loan or an Extended Revolving Loan; provided that, if on the occurrence of the Initial Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized 2023 Extended Revolving Loan Commitments and Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the 2023 Extended Revolving Loan Commitments and Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Initial Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the 2023 Extended Revolving Loan Commitments and the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Maturity Date.

(g) If the 2023 Extended Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the 2023 Extended Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the 2023 Extended Maturity Date) or refinanced with a borrowing of an Extended Revolving Loan; provided that, if on the occurrence of the 2023 Extended Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the 2023 Extended Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the 2023 Extended Maturity Date.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans of a specific Type and currency shall not be less than the Minimum Borrowing Amount applicable to Loans made in such currency and of such Type. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten Borrowings of LIBOR Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent) in the aggregate for all LIBOR Loans.

2.03. Notice of Borrowing. (a) Whenever a Borrower desires to incur (x) LIBOR Loans hereunder, such Borrower shall give the Administrative Agent written notice or telephonic notice promptly confirmed in writing to the Notice Office, which notice must be received by the Administrative Agent prior to 2:00 P.M. (New York City time) at least three Business Days’ (or four Business Days’ in the case of Loans denominated in Euros or an Acceptable Foreign Currency) prior to the requested date of Borrowing of each such LIBOR Loan to be incurred hereunder, and (y) Base Rate Loans hereunder

(including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), such Borrower shall give the Administrative Agent written notice or telephonic notice promptly confirmed in writing to the Notice Office, which notice must be received by the Administrative Agent prior to 2:00 P.M. (New York City time) at least one Business Day prior to the requested date of Borrowing of each such Base Rate Loan to be incurred hereunder. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Revolving Loans to be incurred pursuant to such Borrowing (stated in the Available Currency in which such Revolving Loan is to be made), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Revolving Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance), (iv) in the case of U.S. Dollar Denominated Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (v) the applicable Borrowing Base at such time. Except in the case of Agent Advances, the Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever a Borrower desires to incur Swingline Loans hereunder, such Borrower shall give the Swingline Lender no later than 2:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan or Agent Advance, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of such Borrower, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds. No later than 3:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b) or (y) in the case of Mandatory Borrowings, no later than 3:00 P.M. (New York City time) on the date specified in Section 2.01(c)), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in U.S. Dollars (in the case of Loans denominated in U.S. Dollars), in Euros (in the case of Euro Denominated Loans) or in the applicable Acceptable Foreign Currency (in the case of Foreign Currency Denominated Loans), as the case may be, and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing or as otherwise provided in the last sentence of Section 3.05(a), make available to the relevant Borrower or Borrowers to such account as the applicable Borrower or Borrowers may specify in writing to the Administrative Agent prior to the requested Borrowing date, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the relevant Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower or Borrowers, and the relevant Borrower or Borrowers shall promptly (but in any event within one Business Day) pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Euro Denominated Loans or Foreign Currency Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in the applicable Foreign Currency) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05. Notes. Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of U.S. Borrower Revolving Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Revolving Note” and, collectively, the “U.S. Borrower Revolving Notes”), (ii) in the case of Dutch Borrower Revolving Loans, by a promissory note duly executed and delivered by each Dutch Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Dutch Borrower Revolving Note” and, collectively, the “Dutch Borrower Revolving Notes” and, together with the U.S. Borrower Revolving Notes, the “Revolving Notes”), (iii) in the case of U.S. Borrower Swingline Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “U.S. Borrower Swingline Note”), and (iv) in the case of Dutch Borrower Swingline Loans, by a promissory note duly executed and delivered by each Dutch Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, a “Dutch Borrower Swingline Note” and, together with the U.S. Borrower Swingline Note, the “Swingline Notes”).

(a) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(b) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, each respective Borrower shall promptly execute and deliver to the respective Lender, at such Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions. Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of U.S. Dollar Denominated Revolving Loans made to it pursuant to one or more Borrowings of one or more Types of U.S. Dollar Denominated Revolving Loans into a Borrowing of another Type of U.S. Dollar Denominated Revolving Loan; provided that, (a) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted unless the Borrowers pay any amounts due to the Lenders pursuant to Section 2.11 as a result of such conversion and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default is in existence on the proposed date of conversion and either the Administrative Agent or the Required Lenders have elected, upon notice to the Borrowers, to not permit such conversion in its or their sole discretion, and (c) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the relevant Borrower by giving the Administrative Agent at the Notice Office prior to 2:00 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ (or, with respect to Loans denominated in Euros or an Acceptable Foreign Currency, four Business Days’) prior written notice or telephonic notice promptly confirmed in writing and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior written notice or telephonic notice promptly confirmed in writing (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the U.S. Dollar Denominated Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such U.S. Dollar Denominated Revolving Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its U.S. Dollar Denominated Revolving Loans.

2.07. Pro Rata Borrowings. Except to the extent otherwise provided herein, all Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments in effect on the date of such Borrowing, provided that all Mandatory Borrowings shall be incurred from the Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest. (a) The U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each U.S. Borrower Loan and (y) the Dutch Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Dutch Borrower Loan, in each case as follows:

(A) in the case of a Base Rate Loan, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise), repayment or prepayment and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time; and

(B) in the case of a LIBOR Loan, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise), repayment or prepayment and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(b) Notwithstanding the foregoing, if any principal or interest on any Loan, any Letter of Credit fee or any other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% in excess of the rate applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(b) shall be payable on demand.

(c) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans or upon the termination of the Total Revolving Loan Commitment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), or upon the termination of the Total Revolving Loan Commitment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the respective Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 2:00 P.M. (New York City time) on the third Business Day (or with respect to any Loan denominated in Euros or an Acceptable Foreign Currency, the fourth Business Day) prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of such Borrower, be (x) a one, two, three or six month period, or (y) with the consent of the Administrative Agent in its sole discretion, a period of less than one month or (z) to the extent agreed to by all Lenders, such other period; provided that (in each case):

(a) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(e) no Interest Period may be selected at any time when an Event of Default is then in existence if either the Administrative Agent or the Required Lenders have elected, upon notice to the Borrowers, to not permit such selection in its or their sole discretion; and

(f) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Final Maturity Date.

If by 2:00 P.M. (New York City time) on the third Business Day (or with respect to any Loan denominated in Euros or an Acceptable Foreign Currency, the fourth Business Day) prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, such Borrower shall be deemed to have elected (i) in respect of U.S. Dollar Denominated Revolving Loans to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period and (ii) in respect of Loans denominated in Euros or an Acceptable Foreign Currency, a one-month Interest Period (provided that with respect to this clause (ii), if the Administrative Agent or the Required Lenders have elected not to permit the selection of an Interest Period pursuant to clause (e) above, then on the expiration of the then-applicable Interest Period, such Loans shall be repaid).

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate (including because the applicable Screen Rate is not published on a current basis); or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) any change that would subject the Administrative Agent or any Lender to any taxes (except for Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate or (C) any change that imposes on any Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (C) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market.

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrowers and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, LIBOR Loans in the affected currency shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower to borrow, continue or convert to LIBOR Loans in the affected currency shall be deemed rescinded by such Borrower and (1) in respect of Loans in Dollars, (x) any such Loans shall be made solely as Base Rate Loans and (y) any outstanding LIBOR Loans shall convert at the end of the Interest Period applicable thereto to Base Rate Loans and (2) in respect of Loans in any currency other than Dollars, (x) any such new Loans shall not be made and (y) any outstanding Loans shall be repaid at the end of the Interest Period applicable thereto, (x) in the case of clause (ii) above, the U.S. Borrowers (jointly and severally with respect to U.S. Borrower Obligations) and the Dutch Borrowers (jointly and severally with respect to Dutch Borrower Obligations) agree to pay to such Lender, within 10 days after the Company’s receipt of such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto); provided that the Borrowers shall not be required to compensate any Lender pursuant to Section 2.10(ii) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof and (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but any of (v) a prevailing market convention is emerging in respect of syndicated loans currently being executed, or existing syndicated loans with provisions similar to this paragraph are being amended, to incorporate or adopt a new benchmark interest rate to replace LIBO Rate (including the Screen Rates included in such definition), (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of such Screen Rate is insolvent (and there is no successor administrator that will continue publication of such Screen Rate), (x) the administrator of such Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Screen Rate), (y) the supervisor for the administrator of such Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of such Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Screen Rate may no longer be used for determining interest rates for loans, the Administrative Agent and the respective Borrower or Borrowers shall endeavor to establish an alternate rate of interest to such Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States in the applicable currency at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest (including any mathematical or other adjustments to the benchmark (if any) incorporated therein, but for the avoidance of doubt, such changes shall not include a reduction of the Applicable Margin (it being understood and agreed that amendments to the definition of LIBO Rate and its component definitions in accordance with the foregoing that do not have the effect of reducing the Applicable Margin shall not constitute a reduction in the Applicable Margin)); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 13.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date that the Administrative Agent shall have posted such proposed amendment to all Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph, (x) in the case of clause (i) of the first sentence of this paragraph, clause (w) of the immediately preceding paragraph shall govern and (y) in the case of clause (ii) of this paragraph (but only to the extent the applicable Screen Rate for the applicable currency and Interest Period is not available or published at such time on a current basis), the LIBO Rate shall be determined in accordance with the first proviso to the definition of LIBO Rate.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), such Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii), (ii) in respect of a LIBOR Loan denominated in U.S. Dollars where the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b) or (iii) in respect of a LIBOR Loan denominated in Euros or an Acceptable Foreign Currency, repay such Loan upon the expiration of the then-applicable Interest Period (or such earlier period as required by applicable law).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitment hereunder or its obligations hereunder, then the U.S. Borrowers (jointly and severally with respect to U.S. Borrower Obligations) and the Dutch Borrowers (jointly and severally with respect to Dutch Borrower Obligations) agree to pay to such Lender, within 10 days after the Company’s receipt of such Lender’s written request therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or required liquidity. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.10(c) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a change after the Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10 and Section 3.06).

(e) Notwithstanding anything herein to the contrary, if the introduction of or any change in any applicable law or governmental rule, regulation or order shall make it unlawful for any Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to a Dutch Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to a Dutch Borrower, then, upon written notice by such Lender (each such Lender providing such notice, an “Impacted Lender”) to the Company and the Administrative Agent:

(i) the obligations of the Lenders hereunder to make extensions of credit to such Dutch Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Company and the Administrative Agent in writing that it is no longer unlawful for such Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Dutch Borrower or (y) to the extent required by law, cancelled;

(ii) if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Loan to such Dutch Borrower, such Dutch Borrower shall repay (or at its option and to the extent permitted by law, assign to the Company) (x) all outstanding Base Rate Loans made to such Dutch Borrower within three Business Days or such earlier period as required by law and (y) all outstanding LIBOR Loans made to such Dutch Borrower on the last day of the then current Interest Periods with respect to such LIBOR Loans or within such earlier period as required by law; and

(iii) if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Dutch Borrower, such Dutch Borrower shall cash collateralize in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender such Letter of Credit in an amount equal to 102% of such Lender’s RL Percentage of the Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) with respect to such Letter of Credit within three Business Days or within such earlier period as required by law.

2.11. Compensation. The U.S. Borrowers (on a joint and several basis with respect to U.S. Borrower Obligations) or the Dutch Borrowers (on a joint and several basis with respect to Dutch Borrower Obligations), as the case may be, agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans by the applicable Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.10(b), 2.10(e), Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11 or an assignment pursuant to Section 2.13) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period or maturity date, as applicable, with respect thereto; (c) if any prepayment of any of its LIBOR Loans by the applicable Borrower is not made on any date specified in a notice of prepayment given by the respective Borrower or Borrowers; or (d) as a consequence of (i) any other default by the respective Borrower or Borrowers to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12. Lending Offices and Affiliate Lenders for Loans in Available Currency.

(a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 13.03, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans in the Available Currency made, and Letters of Credit participated in, by such Lender (including by designating a separate lending office (or Affiliate) to act as such with respect to such Loans and Letter of Credit Outstandings); provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs or taxes under Section 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs or taxes (although if such designation results in increased costs or taxes, the Borrowers shall be obligated to pay the costs and taxes which would have applied in the absence of such designation and any subsequent increased costs and taxes of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement and the other Credit Documents, be treated in the same manner as the respective designating Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13. Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender or an Impacted Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender requesting additional amounts from the Borrowers pursuant to any such Sections, (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) or (d) in the circumstances provided in Section 2.19(b), the Borrowers shall have the right, in accordance with Section 13.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent, the Swingline Lender and each Issuing Lender; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers) pursuant to which the Replacement Lender shall acquire at par the entire Revolving Loan Commitment and all outstanding Revolving Loans of, and all participations in Letters of Credit and Swingline Loans by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (ii) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (iii) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption Agreement necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement and (b) the date as of which all obligations of the Borrowers owing to such Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrowers to such Replaced Lender, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement as of such later date, and any such Assignment and Assumption Agreement so executed by the Replaced Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution (or deemed execution, as the case may be) of the respective Assignment and Assumption Agreement by the parties thereto, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

(c) The benefit of the Collateral and of the Security Documents shall automatically transfer to any assignee or transferee (by way of novation or otherwise) of part or all of the obligations expressed to be secured by the Collateral. For the purpose of Article 1278 and Article 1281 of the Belgian Civil Code (and, to the extent applicable, any similar provisions of foreign law), the Administrative Agent, the Collateral Agent and the other Secured Creditors and each of the Credit Parties hereby expressly reserve the preservation of the Collateral and of the Security Documents in case of assignment, novation, amendment or any other transfer or change of the obligations expressed to be secured by the Collateral (including, without limitation, an extension of the term or an increase of the amount of such obligations or the granting of additional credit) or of any change of any of the parties to this Agreement or any other Credit Document.

2.14. Incremental Commitments. (a) The Company shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of the Administrative Agent or the Lenders (except, in either case, as otherwise provided in this Section 2.14), to request at any time and from time to time after the Effective Date and prior to the Final Maturity Date that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit and Swingline Loans pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent, the Company and the other Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment (if any) or participate in any Letters of Credit or Swingline Loans in excess of its RL Percentage, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.14 (it being understood and agreed that any Lender that does not agree to provide any such Incremental Commitment within ten Business Days after a request therefor (or such shorter period as may be provided in any such request for Incremental Commitments) shall be deemed to have declined to provide any such Incremental Commitment except to the extent such Lender thereafter executes and delivers an Incremental Commitment Agreement in accordance with the terms hereof), (ii)

any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of any other Lender; provided that any Lender (or Person who is an Eligible Transferee who will become a Lender) providing Incremental Commitments shall require the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender (which consents shall not be unreasonably withheld, conditioned or delayed), (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.14 (including Persons who are Eligible Transferees and will become Lenders) of at least $50,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.14 after the Amendment and Restatement Effective Date shall not exceed in the aggregate $200,000,000, (or, if at the time of the making of Incremental Commitments pursuant to this Section 2.14, the excess of (x) the Borrowing Base at such time, minus (y) the Cash Contribution to the Borrowing Base at such time, minus (z) the Total Revolving Loan Commitments at such time (prior to giving effect to such Incremental Commitments) is greater than the amount that would otherwise be permitted by this clause (iv) at such time, such greater amount), (v) all Revolving Loans incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Documents, and guaranteed under the relevant Guaranties, on a pari passu basis with all other Loans (and related Obligations) secured by each relevant Security Document and guaranteed under each relevant Guaranty, and (vi) each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Swingline Loans and Letters of Credit pursuant to Sections 2.01(b) and 3.04, respectively, and make Revolving Loans as provided in Section 2.01(a) and such Revolving Loans shall constitute Revolving Loans for all purposes of this Agreement and the other applicable Credit Documents. The effectiveness of any Incremental Commitments shall be subject to the provisions of Section 13.23.

(b) At the time of the provision of Incremental Commitments pursuant to this Section 2.14, (I) the Company, each other Borrower, each Subsidiary Guarantor, the Administrative Agent, the Swingline Lender and each Issuing Lender (if the consent of the Swingline Lender and each Issuing Lender is required pursuant to Section 2.14(a)(ii)) and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Borrowers and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Requirements have been satisfied, (iii) all conditions set forth in this Section 2.14 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (II) the Company, each other Borrower, each Subsidiary Guarantor, the Collateral Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent and the Collateral Agent such additional Security Documents and/or amendments to the Security Documents which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments are secured by each relevant Security Document (the “Incremental Security Documents”). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.

(c) It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the Total Revolving Loan Commitment and each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Credit Document.

(d) At the time of any provision of Incremental Commitments pursuant to this Section 2.14, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.14) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

(e) At the time of any provision of Incremental Commitments pursuant to this Section 2.14, all dollar thresholds included in any determination made with respect to Excess Availability and the dollar amount of the Liquidity Threshold shall be increased automatically in an amount equal to the percentage by which the Incremental Commitments increase the Total Revolving Loan Commitment; provided that the foregoing clause (e) shall not apply (including in respect of any Incremental Commitments incurred prior to the First Amendment Effective Date) to the dollar thresholds set forth in the definition of “Convertible Notes Maturity Default”.

2.15. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement or in the other Credit Documents to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender and if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective RL Percentages (calculated without regard to any Defaulting Lender’s Revolving Loan Commitment) but only to the extent (x) the sum of the Individual Exposures of all Lenders that are Non-Defaulting Lenders plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to a Lender that is a Non-Defaulting Lender, the Individual Exposure of such Lender does not exceed its Revolving Loan Commitment at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in an aggregate amount equal to 102% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”) (it being understood that, for purposes of clarity, (x) such requirement shall terminate as to any Defaulting Lender upon the termination of Defaulting Lender status of the applicable Lender and (y) at the request of the Company, upon a determination by the Administrative Agent or the respective Issuing Lender that there exists cash collateral in excess of 102% of such Defaulting Lender’s Letter of Credit Exposure, such excess cash collateral may be returned to the applicable Borrowers so long as no Default or Event of Default then exists or would result therefrom);

(iii) if any portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized pursuant to clause (ii) above, the applicable Borrowers shall not be required to pay the Letter of Credit Fees for participation with respect to such portion of such Defaulting Lender’s Letter of Credit Exposure so long as it is cash collateralized;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(a), then the Letter of Credit Fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages (calculated without regard to any Defaulting Lender’s Revolving Loan Commitment) and the Defaulting Lender shall not be entitled to any Letter of Credit Fee; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.15(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all Letter of Credit Fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.

(b) Notwithstanding anything to the contrary contained in Section 2.01(a) or Section 3, so long as any Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the applicable Borrowers in accordance with Section 2.15(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.15(a)(i) (and Defaulting Lenders shall not participate therein).

(c) Notwithstanding anything to the contrary contained herein, in Section 5.4 of the U.S. Security Agreement, Section 5.4 of the Dutch General Security Agreement, Section 5.3 of the Dutch Inventory Security Agreement or Section 6.3 of the Dutch Receivables Security Agreement, any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 13.02) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any requirements of applicable law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by the such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or repayments of Unpaid Drawings in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 7 are satisfied or waived, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Unpaid Drawings owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) In the event that the Administrative Agent, the Company, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the applicable Borrowers; provided that, except to the extent otherwise expressly agreed to by the affected parties and subject to Section 9.15, no change hereunder from a Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder against such Defaulting Lender arising from that Lender having been a Defaulting Lender. If the Revolving Loan Commitments have been terminated, all Obligations have been paid in full and no Letters of Credit are outstanding, then all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the applicable Borrowers.

2.16. [Reserved].

2.17. [Reserved].

2.18. The Company as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the respective appointing Borrower that such appointment has been revoked. Each Borrower hereby irrevocably appoints and authorizes the Company (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as the Company deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents. It is understood that the handling of the Credit Account and the Collateral of the respective Borrowers in a combined fashion (i.e., the U.S. Borrowers in a combined fashion and the Dutch Borrowers in a combined fashion), as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group.

2.19. Extension of Revolving Loan Commitments. (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Company may extend the maturity date, and otherwise modify the terms of the Total Revolving Loan Commitment, or any portion thereof (including by increasing the interest rate or fees payable in respect of any Loans and/or Revolving Loan Commitments or any portion thereof (and related outstandings) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by the Company to all Lenders, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Revolving Loans and unfunded Revolving Loan Commitments) and on the same terms to each such Lender; provided, that an Extension Offer to extend Initial Revolving Loan Commitments may be made only to Lenders holding Initial Revolving Loan Commitments to enable them to extend such commitments to the 2023 Extended Maturity Date and the provisions of this Section 2.19 shall apply to any such Extension Offer accordingly. In connection with the Extension, (i) the Company will provide notification to the Administrative Agent (for distribution to the Lenders), (ii) the Swingline Lender and (iii) each Lender, acting in its sole and individual discretion, wishing to participate in the Extension shall, prior to the date (the “Notice Date”) specified in the notice (which shall be at least 10 Business Days after delivery of the notice) given by the Administrative Agent to such Lender, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to the Extension Offer by the Notice Date shall be deemed to have rejected such Extension. The Administrative Agent shall promptly notify the Company of each Lender’s determination under this Section 2.19(a). The election of any Lender to agree to the Extension shall not obligate any other Lender to so agree. After giving effect to the Extension, the Revolving Loan Commitments so extended shall cease to be a part of the tranche of the Revolving Loan Commitments they were a part of immediately prior to the Extension and shall be a new tranche of Extended Revolving Loan Commitments hereunder.

(b) The Company shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Extension under Section 2.19(a) with, and add as “Lenders” under this Agreement in place thereof, one or more Replacement Lenders as provided in Section 2.13; provided that each of such Replacement Lenders shall enter into an Assignment and Assumption Agreement pursuant to which such Replacement Lender shall, effective as of a closing date selected by the Administrative Agent in consultation with the Company (which shall occur on the same date as the effectiveness of the Extension as to the Lenders which have consented thereto pursuant to Section 2.19(a)), undertake the Revolving Loan Commitment of such Replaced Lender (and, if any such Replacement Lender is already a Lender, its Revolving Loan Commitment shall be in addition to such Lender’s Revolving Loan Commitment hereunder on such date).

(c) The Extension shall be subject to the following:

(i) except as to interest rates, utilization fees, unused fees and final maturity, the Revolving Loan Commitment of any Lender extended pursuant to the Extension (the “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings); provided that, subject to the provisions of Sections 3.07, 2.01(f) and 2.01(g) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Maturity Date or the 2023 Extended Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments and/or Extended Revolving Loan Commitments in accordance with their RL Percentages (and except as provided in Sections 3.07, 2.01(f) and

2.01(g), without giving effect to changes thereto on the Initial Maturity Date or the 2023 Extended Maturity Date, as applicable, with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and Extended Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Final Maturity Date of any tranche of Revolving Loan Commitments or Extended Revolving Loan Commitments);

(ii) if the aggregate principal amount of Revolving Loan Commitments in respect of which Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loan Commitments offered to be extended by the Company pursuant to the Extension Offer, then the Revolving Loan Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Extension Offer;

(iii) all documentation in respect of the Extension shall be consistent with the foregoing, and all written communications by the Company generally directed to the Lenders in connection therewith shall be in form consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent; and

(iv) the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension and (y) the conditions set forth in Sections 7.01 and 7.03 shall be satisfied (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by an Authorized Officer of the Company.

(d) With respect to the Extension consummated by the Company pursuant to this Section 2.19, (i) the Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Section 5.01, 5.02, 5.03, 13.02 or 13.06), (ii) if the amount extended is less than the Maximum Letter of Credit Amount, the Maximum Letter of Credit Amount shall be reduced upon the date that is five Business Days prior to the 2023 Extended Maturity Date (to the extent needed so that the Maximum Letter of Credit Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the 2023 Extended Maturity Date), and, if applicable, the Company shall cash collateralize obligations under any issued Letters of Credit with a termination date (taking into account any possible extensions thereof) later than five Business Days prior to the 2023 Extended Maturity Date in an amount equal to 102% of the Stated Amount of such Letters of Credit that are in excess of the proposed reduced Maximum Letter of Credit Amount, and (iii) if the amount extended is less than the Maximum Swingline Amount, the Maximum Swingline Amount shall be reduced upon the date that is five Business Days prior to the 2023 Extended Maturity Date (to the extent needed so that the Maximum Swingline Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the 2023 Extended Maturity Date), and, if applicable, the Company shall prepay any outstanding Swingline Loans in excess of the Maximum Swingline Amount that is then in effect. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan

Commitments on such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 2.19; provided that such consent shall not be deemed to be an acceptance of the Extension Offer.

(e) The Lenders hereby irrevocably authorize the Administrative Agent on behalf of all of the Lenders to enter into amendments to this Agreement and the other Credit Documents with the Credit Parties as may be necessary in order establish new tranches in respect of Revolving Loan Commitments so extended and such amendments as may be necessary in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.19 and without any requirement of additional consent by any Lender. Without limiting the foregoing, in connection with the Extension, the respective parties shall (at the expense of the Credit Parties) amend (and the Administrative Agent is hereby authorized to amend) any Credit Document that has a maturity date prior to the Extended Final Maturity Date so that such maturity date is extended to the Extended Final Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(f) In connection with the Extension, the Company shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

(g) Notwithstanding anything to the contrary contained herein, any Lender with Initial Revolving Loan Commitments may agree after the Amendment and Restatement Effective Date to convert all or a portion of such Initial Revolving Loan Commitments to 2023 Extended Revolving Loan Commitments pursuant to an agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, duly executed by such Lender, the Borrowers and the Administrative Agent, without any requirement of additional consent by any other Lender. Thereafter, such Initial Revolving Loan Commitments (or the portion thereof so converted) shall be considered 2023 Extended Revolving Loan Commitments for all purposes of this Agreement and the other Credit Documents.

SECTION 3. Letters of Credit.

3.01. Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, a Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, (i) in the case of a request for a Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers, and (ii) in the case of a request for a Letter of Credit by a Dutch Borrower, for the joint and several account of the Dutch Borrowers, for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Company or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) (although (i) without limiting the joint and several nature of the U.S. Borrowers’ or the Dutch Borrowers’ obligations, as the case may be, in respect of the Letters of Credit, any particular Letter of Credit may name only one or more of the U.S. Borrowers or the Dutch Borrowers, as the case may be, as the applicant or obligor therein and, at the direction of such respective Borrower(s), may be issued for the benefit of, or on behalf of, one or more Wholly-Owned Subsidiaries of the Company and (ii) no Issuing Lender shall be obligated to confirm that any Letter of Credit is issued only for the benefit of a beneficiary set forth in clauses (x) or (y) above or a Wholly-Owned Subsidiary of the Company).

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for (i) in the case of a request for a Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers, and (ii) in the case of a request for a Letter of Credit by a Dutch Borrower, for the joint and several account of the Dutch Borrowers, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue trade Letters of Credit if such Issuing Lender has provided the Company notice that it is unable to issue trade Letters of Credit; provided further that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) (x) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, (y) the issuance of such Letter of Credit shall contradict any internal policy of such Issuing Lender, or (z) any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from any Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02. Maximum Letter of Credit Outstandings; Currencies; Final Maturities; Collateralized Letters of Credit. (a) Notwithstanding anything to the contrary contained in this Agreement:

(i) no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (calculated (x) using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency, and (y) exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $400,000,000 (the “Maximum Letter of Credit Amount”); provided that no Issuing Lender shall be required to (but, for the avoidance of doubt, such Issuing Lender may, in its sole discretion) issue any Letter of Credit if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (calculated (1) using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency and (2) exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) in respect of Letters of Credit issued by such Issuing Lender at such time would exceed of $70,000,000.

(ii) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) the Total Revolving Loan Commitment at such time;

(iii) no Letter of Credit shall be issued (or required to be issued) for the account of a U.S. Borrower at any time when the Aggregate U.S. Borrower Exposure exceeds (or would after giving effect to such issuance exceed) the U.S. Borrowing Base at such time;

(iv) no Letter of Credit shall be issued (or required to be issued) for the account of a Dutch Borrower at any time when the Aggregate Dutch Borrower Exposure exceeds (or would after giving effect to such issuance exceed) the Dutch Borrowing Base at such time;

(v) no Letter of Credit shall be issued (or required to be issued) during a Reduced Availability Period when Excess Availability is less than (or would after giving effect to such issuance be less than) 10% of Availability at such time;

(vi) each Letter of Credit issued at the request of a Borrower shall be denominated in an Available Currency; and

(vii) each Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof or such longer period as may be acceptable to the respective Issuing Lender (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the latest Final Maturity Date in effect at such time, unless cash collateralized, prior to the extension of such Letter of Credit, in an amount equal to 102% of the Stated Amount of such Letter of Credit in a manner reasonably acceptable to the respective Issuing Lender) and (ii) five Business Days prior to the latest Final Maturity Date in effect at such time, unless cash collateralized, prior to the issuance of such Letter of Credit, in an amount equal to 102% of the Stated Amount of such Letter of Credit in a manner reasonably acceptable to the respective Issuing Lender.

(b) At any time, and from time to time, upon notice to the Administrative Agent, the Company shall be permitted, if no Loans are then outstanding, to provide cash collateral in respect of any or all of the then outstanding Letters of Credit (each such Letter of Credit, a “Collateralized Letter of Credit”) in an amount equal to 102% of the Stated Amount of such Letters of Credit in a manner reasonably acceptable to the Administrative Agent and the respective Issuing Lender and, solely for purposes of determining whether a Compliance Period exists at such time, the undrawn Stated Amount of such Collateralized Letters of Credit shall be excluded from the calculation of Letter of Credit Outstandings for purposes of calculating the Aggregate Exposure and Excess Availability at such time. At any time that no Default or Event of Default has occurred and is continuing, the Company may request that the cash collateral provided in respect of the Collateralized Letters of Credit be released and, upon such release, such Letters of Credit will again be included in the calculation of Letter of Credit Outstandings for all purposes of calculating the Aggregate Exposure and Excess Availability. Furthermore, to the extent that any Borrower thereafter desires to incur Loans hereunder or have additional Letters of Credit issued hereunder (or increase the Stated Amount of any then outstanding Letter of Credit) as permitted by Section 7.04, all Collateralized Letters of Credit will again be included in the calculation of Letter of Credit Outstandings for all purposes of calculating the Aggregate Exposure and Excess Availability.

3.03. Letter of Credit Requests. (a) Whenever a Borrower desires that a Letter of Credit be issued for (i) in the case of a request for a Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers, and (ii) in the case of a request for a Letter of Credit by a Dutch Borrower, for the joint and several account of the Dutch Borrowers, such Borrower shall give the respective Issuing Lender (with a copy to the Administrative Agent) at least two Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile or electronic mail). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”), and shall be accompanied by the respective Issuing Lender’s customary application and documentation, if any, to the extent required by such Issuing Lender.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by such requesting Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02 or 3.03. Unless the respective Issuing Lender has received notice from the Administrative Agent, any Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02 or 3.03, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of such Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower to be named as account party therein and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.

3.04. Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the U.S. Borrowers or the Dutch Borrowers, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.14, 2.15 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the U.S. Borrowers or the Dutch Borrowers, as applicable, shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in U.S. Dollars (or, in the case of any unreimbursed payment made in Euros or an Acceptable Foreign Currency, such currency) and in same day funds. If the Administrative Agent so notifies, prior to 2:00 P.M. (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in U.S. Dollars (or, in the case of any unreimbursed payment made in Euros or an Acceptable Foreign Currency, such currency) such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, at the respective Issuing Lender’s customary rate for interbank advances) for the first three days and at the interest rate applicable to U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in U.S. Dollars (or, in the case of any unreimbursed payment made in Euros or an Acceptable Foreign Currency, such currency) and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Company or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company or any Subsidiary of the Company and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default, or the failure of any of the other conditions specified in Section 6 or 7 to be satisfied.

3.05. Agreement to Repay Letter of Credit Drawings. (a) (i) Each U.S. Borrower, in the case of a Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Dutch Borrower, in the case of a Letter of Credit issued for the account of a Dutch Borrower, hereby jointly and severally agrees, in each case, to reimburse each Issuing Lender, by making payment to the Administrative Agent, for the account of the applicable Issuing Bank, in U.S. Dollars (or, in the case of any unreimbursed payment made in Euros or an Acceptable Foreign Currency, such currency) in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it for the account of any U.S. Borrower or any Dutch Borrower, as applicable (each such amount, so paid until reimbursed by such U.S. Borrower or such Dutch Borrower, as applicable, an “Unpaid Drawing”), not later than one Business Day following receipt by any U.S. Borrower or any Dutch Borrower, as the case may be, of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers to the extent permitted by applicable law)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 2:00 P.M. (New York City time) on the date of such payment or disbursement from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by any U.S. Borrower or any Dutch Borrower, as applicable, at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 2:00 P.M. (New York City time) on the third Business Day following the receipt by any U.S. Borrower or any Dutch Borrower, as applicable, of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by any U.S. Borrower or any Dutch Borrower, as applicable) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Amounts paid to the Administrative Agent in accordance with the immediately preceding sentence shall be promptly disbursed to the applicable Issuing Lender. Each Issuing Lender shall give the applicable U.S. Borrowers or Dutch Borrowers, as the case may be, prompt written notice of each Drawing under any Letter of Credit issued by it for the account of such U.S. Borrowers or Dutch Borrowers, as the case may be; provided that the failure to give any such notice shall in no way affect, impair or diminish the obligations of any such Borrower to reimburse such Unpaid Drawing. Each Drawing under any Letter of Credit shall (unless (x) the Company notifies the Administrative Agent in writing to the contrary, (y) the Borrowers are unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Section 7, or (z) (i) with respect to Drawings under Letters of Credit issued for the account of any U.S. Borrower, the Aggregate U.S. Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time, (ii) with respect to Drawings under Letters of Credit issued for the account of any Dutch Borrower, the Aggregate Dutch Borrower Exposure at such time exceeds the 100% (or, during an Agent Advance Period, 105%) of the Dutch Borrowing Base at such time, (iii) the Aggregate Exposure at such time exceeds the Total Revolving Loan Commitment at such time or (iv) during a Reduced Availability Period, Excess Availability is less than 10% of Availability at such time, in which case the procedures specified above in this Section 3.05 and in Section 3.04 for funding by the Participants shall apply) constitute a request by the applicable Borrower to the Administrative Agent for a Borrowing of Revolving Loans pursuant to Section 2.03(a) constituting Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a Borrowing of Swingline Loans pursuant to Section 2.03(b)) in the amount of such Drawing, and the date with respect to such Borrowing shall be the date of payment of the relevant Drawing (it being understood that, in each such case, the Administrative Agent shall notify the Lenders (or the Swingline Lender, as applicable) thereof and the Lenders (or the Swingline Lender, as applicable) shall make available to the Administrative Agent their pro rata portion of such Borrowing (or, in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof) and the proceeds thereof shall be applied to reimburse the respective Issuing Lender for such Drawing).

(b) The joint and several obligations of the U.S. Borrowers, in the case of a Letter of Credit issued for the account of a U.S. Borrower, or the Dutch Borrowers, in the case of a Letter of Credit issued for the account of a Dutch Borrower, as the case may be, under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company, any other Borrower or any other Subsidiary of the Company may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(c) If any Lender becomes a Defaulting Lender at any time that any Letter of Credit is outstanding, the U.S. Borrowers or the Dutch Borrowers, as applicable, shall enter into Letter of Credit Back-Stop Arrangements with the relevant Issuing Lender or Issuing Lenders no later than two Business Days after the date such Lender becomes a Defaulting Lender to the extent required by Section 2.15(a).

3.06. Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any

Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for Taxes and Excluded Taxes), then, within 10 days after the delivery of the certificate referred to below to the Borrowers by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the U.S. Borrowers (jointly and severally with respect to U.S. Borrower Obligations) and the Dutch Borrowers (jointly and severally with respect to Dutch Borrower Obligations) agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to the Borrowers by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant; provided that the Borrowers shall not be required to compensate any Issuing Lender or Participant pursuant to this Section 3.06 for any increased costs or reductions incurred more than 180 days prior to the date that such Issuing Lender or Participant notifies the Company of the change giving rise to such increased costs or reductions and of such Issuing Lender’s or Participant’s intention to claim compensation therefor; provided, further, that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

3.07. Extended Revolving Loan Commitments. (a) (i) On the Initial Maturity Date, Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable tranche pursuant to) the outstanding 2023 Extended Revolving Loan Commitments and any Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized 2023 Extended Revolving Loan Commitments and the Extended Revolving Loan Commitments at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated).

(ii) If the 2023 Extended Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable tranche pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated).

(b) To the extent not reallocated pursuant to clause (a) of this Section 3.07, but without limiting the obligations with respect thereto, the applicable Borrower shall either (i) provide cash collateral with respect to such Letters of Credit on the Initial Maturity Date or the 2023 Extended Maturity Date, as applicable, in accordance with Section 3.02(b) or (ii) enter into backstop arrangements reasonably acceptable to the applicable Issuing Lender. If, for any reason, such cash collateral is not provided, such backstop arrangements are not entered into and the reallocation does not occur, the Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, (A) the continuing participations of the Lenders under the maturing tranche shall be included in the calculation of the Required Lenders (with each such Lender being deemed to have a Revolving Loan Commitment in the amount of such continued participation) and (B) upon any subsequent repayment of the Loans, the reallocation set forth in Section 3.07(a) shall automatically and concurrently occur to the extent of such repayment.

(c) Except to the extent of reallocations of participations pursuant to Section 3.07(a), the occurrence of the Initial Maturity Date and the 2023 Extended Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under the Revolving Loan Commitments in any Letter of Credit issued before the Initial Maturity Date or the 2023 Extended Maturity Date.

3.08. Conflict. In the event of any conflict between the terms hereof and the terms of any Letter of Credit application required by an Issuing Lender (or any other document, agreement and instrument entered into by an Issuing Lender and any Borrower or in favor of an Issuing Lender and relating to any such Letter of Credit) or if such application, document, agreement or instrument imposes materially more burdensome representations or covenants than those contained in Section 8, 9 or 10, the terms hereof shall control.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01. Fees. (a) The U.S. Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to but excluding the Final Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Dutch Borrower, in the case of the Letters of Credit issued for the account of a Dutch Borrower, hereby jointly and severally agrees, in each case, to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit issued for the account of such U.S. Borrower or such Dutch Borrower, as applicable (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans (whether or not any such Revolving Loans are outstanding at such time) on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Dutch Borrower, in the case of the Letters of Credit issued for the account of a Dutch Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by such Issuing Lender for the account of the applicable Borrower (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit (but in no event less than $500 per annum for each Letter of Credit). Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment, upon which no Letters of Credit remain outstanding.

(d) (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Dutch Borrower, in the case of the Letters of Credit issued for the account of a Dutch Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it for the account of such U.S. Borrower or such Dutch Borrower, as applicable, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The applicable Borrowers agree to pay to each Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Company or any of its Subsidiaries and such Agent on the basis and to the extent set forth therein.

4.02. Voluntary Termination of Revolving Loan Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, subject to the requirements of Section 5.02(a), at any time or from time to time, without premium or penalty to terminate the Total Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $10,000,000 in the case of partial reductions to the Total Revolving Loan Commitment; provided that (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender and (ii) in the case of any partial reduction, after giving effect to such reduction (x) the aggregate amount of the Letter of Credit Outstandings shall not exceed the Maximum Letter of Credit Amount (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) and (y) the aggregate principal amount of Swingline Loans then outstanding shall not exceed the Maximum Swingline Amount and (iii) in the case of any termination of the Total Revolving Loan Commitment in whole, the applicable Borrower or Borrowers shall have provided cash collateral to the respective Issuing Lender or Lenders in an amount equal to 102% of the undrawn Stated Amount of all outstanding Letters of Credit in a manner reasonably acceptable to the respective Issuing Lender. Any such notice of termination delivered in connection with a refinancing of all or part of this Agreement or any other transaction may be, if so expressly stated to be, conditional upon the consummation of such refinancing or other transaction and may be revoked by the Borrowers in the event such refinancing or other transaction is not consummated.

(b) In the event of refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers shall have the right, subject to obtaining the consents required by Section 13.12(b) with the express written consent of the Required Lenders, upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders for so long as such Letter of Credit Exposure is outstanding (it being understood that, for purposes of clarity, at the request of the Company, upon a determination by the Administrative Agent or the respective Issuing Lenders that there exists cash collateral in excess of such Lender’s RL Percentage of such Letter of Credit Exposure, such excess cash collateral may be returned to the applicable Borrowers so long as no Default or Event of Default then exists or would result therefrom), and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03. Mandatory Reduction of Commitments. The Revolving Loan Commitment of each Lender shall terminate in its entirety upon the Final Maturity Date applicable thereto.

SECTION 5. Prepayments; Payments; Taxes.

5.01. Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent prior to 1:00 P.M. (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or the U.S. Dollar Equivalent thereof in the case of Euro Denominated Loans or Foreign Currency Denominated Loans or, in each case, such lesser amount as is acceptable to the Administrative Agent) and (y) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the applicable Borrower shall have no force or effect; and (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender. Any such notice of prepayment delivered in connection with a refinancing of all or part of this Agreement or any other transaction may be, if so expressly stated to be, conditional upon the consummation of such refinancing or other transaction and may be revoked by the Borrowers in the event such refinancing or other transaction is not consummated.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers may, upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office

(which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Revolving Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) in accordance with, and subject to the requirements of Section 13.12(b), so long as (i) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (A) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders for so long as such Letter of Credit Exposure is outstanding (it being understood that, for purposes of clarity, at the request of the Company, upon a determination by the Administrative Agent or the respective Issuing Lenders that there exists cash collateral in excess of such Lender’s RL Percentage of such Letter of Credit Exposure, such excess cash collateral may be returned to the applicable Borrowers so long as no Default or Event of Default then exists or would result therefrom) and (ii) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

5.02. Mandatory Repayments; Cash Collateralization. (a) (i) On any day on which any one or more of the following conditions shall exist, the applicable Borrowers shall repay the applicable Loans and/or cash collateralize outstanding Letters of Credit (in U.S. Dollars or, to the extent any Letter of Credit is denominated in Euros or an Acceptable Foreign Currency, such currency) pursuant to clause (iii) below in such amount as may be required to cause such conditions to cease to exist on such day:

(u) the Aggregate U.S. Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time;

(v) the Aggregate Dutch Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the Dutch Borrowing Base at such time;

(w) the Aggregate Exposure at such time exceeds the Total Revolving Loan Commitment at such time;

(x) during a Reduced Availability Period, Excess Availability is less than 10% of the Availability at such time;

(y) the aggregate Swingline Loan Exposure at such time exceeds the Maximum Swingline Amount; and/or

(z) the aggregate Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Euros or any Acceptable Foreign Currency) at such time exceeds the Maximum Letter of Credit Amount.

(ii) In connection with any repayment and/or cash collateralization required pursuant to Section 5.02(a)(i) on any day, the Borrowers shall first prepay the Loans in the following order:

(A) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(u) on any day, the U.S. Borrowers shall repay on such day the principal of outstanding U.S. Borrower Swingline Loans and, after all U.S. Borrower Swingline Loans have been repaid in full or if no U.S. Borrower Swingline Loans are outstanding, U.S. Borrower Revolving Loans, in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,

(B) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(v) on any day, the Dutch Borrowers shall repay on such day the principal of outstanding Dutch Borrower Swingline Loans and, after all Dutch Borrower Swingline Loans have been repaid in full or if no Dutch Borrower Swingline Loans are outstanding, Dutch Borrower Revolving Loans, in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,

(C) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(w) or (x) on any day, each respective Borrower shall repay on such day the principal of its outstanding Swingline Loans and, after all Swingline Loans extended to such Borrower have been repaid in full or if no Swingline Loans are outstanding, its respective Revolving Loans, in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day, and

(D) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(y) on any day, each respective Borrower shall repay on such day the principal of its outstanding Swingline Loans in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day.

(iii) If after giving effect to the prepayment of all Loans and in the circumstances described in Section 5.02(a)(i)(z), the conditions set forth in Section 5.02(a)(i) continue to exist, the respective Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to 100% of the amount of such excess (or, in the case of a termination of the Total Revolving Loan Commitment, 102% of the amount of such excess), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and which cash and/or Cash Equivalents may, without limiting the Borrowers’ obligations in respect thereof, be paid to and applied by the Issuing Lenders and/or the Lenders in satisfaction of the Obligations of the applicable Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any Letter of Credit issued for the account of such Borrower on the maturity date thereof). Notwithstanding the foregoing, in no event will cash or Cash Equivalents of any Dutch Borrower be security for U.S. Borrower Obligations.

(b) With respect to each repayment of Loans required by this Section 5.02, the Borrowers may designate the Types of Loans which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made (subject, in the case of any repayment and/or cash collateralization required by Section 5.02(a), to the order of priorities set forth therein); provided that: (i) repayments of LIBOR Loans pursuant to this Section 5.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans and (iii) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Revolving Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Swingline Loans shall be repaid in full on the earlier of (x) the fifth Business Day following the date the incurrence of such Swingline Loans and (y) the Swingline Expiry Date and (ii) all then outstanding Revolving Loans shall be repaid in full on the Final Maturity Date applicable thereto.

5.03. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 P.M. (New York City time) on the date when due and shall be made in (x) U.S. Dollars (or, in the case of any Unpaid Drawings denominated in Euros or an Acceptable Foreign Currency, such currency) in immediately available funds at the Payment Office in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clauses (y) and (z), (y) Euros in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of, or interest on, Euro Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Euro Denominated Loans (including pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06) or (z) the applicable Acceptable Foreign Currency in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of, or interest on, Foreign Currency Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Foreign Currency Denominated Loans (including pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06). Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) (i) Each U.S. Borrower shall, along with the Collateral Agent, and each of those banks (the “U.S. Collection Banks”) in which each Core U.S. Deposit Account is maintained by each such U.S. Borrower, enter into on or prior to the 90th day following the Effective Date (in each case, as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements in respect of each such Core U.S. Deposit Account. (ii) Each U.S. Borrower shall instruct all Account Debtors of such U.S. Borrower to remit all payments in U.S. Dollars to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable U.S. Collection Bank (or to remit such payments to the applicable U.S. Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable U.S. Collection Bank and deposited into one or more deposit accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each a “Core U.S. Deposit Account” and collectively, the “Core U.S. Deposit Accounts”); provided that on and after the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) such remittances may only be deposited into Core U.S. Deposit Accounts that are subject to Cash Management Control Agreements. (iii) All amounts received in U.S. Dollars by any U.S. Borrower and any U.S. Collection Bank in respect of any Account of an Account Debtor of any U.S. Borrower shall upon receipt be deposited into a Core U.S. Deposit Account; provided that on and after the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) such amounts may only be deposited into Core U.S. Deposit Accounts that are subject to Cash Management Control Agreements.

(c) (i) Each Dutch Borrower shall, along with the Collateral Agent, and each of those banks (the “Dutch Collection Banks”) in which each Core Dutch Deposit Account are maintained by each such Dutch Borrower, enter into on or prior to the 90th day following the Effective Date (in each case, as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements in respect of each such Core Dutch Deposit Account. (ii) Each Dutch Borrower shall instruct all Account Debtors of such Dutch Borrower to remit all payments in U.S. Dollars or Euros to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Dutch Collection Bank (or to remit such payments to the applicable Dutch Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Dutch Collection Bank and deposited into one or more deposit accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each a “Core Dutch Deposit Account” and collectively, the “Core Dutch Deposit Accounts”); provided that on and after the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) such remittances may only be deposited into Core Dutch Deposit Accounts that are subject to Cash Management Control Agreements. (iii) All amounts received in U.S. Dollars or Euros by any Dutch Credit Party and any Dutch Collection Bank in respect of any Account of an Account Debtor of any Dutch Credit Party, shall upon receipt be deposited into a Core Dutch Deposit Account; provided that on and after the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) such amounts may only be deposited into Core Dutch Deposit Accounts that are subject to Cash Management Control Agreements.

(d) Each Cash Management Control Agreement relating to a Core U.S. Deposit Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core U.S. Deposit Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at DBNY (or if DBNY is not the Administrative Agent, at the institution designated by such successor Administrative Agent) or an affiliate thereof (each, a “DB U.S. Account”). Subject to the terms of the respective Security Document, all amounts received in a DB U.S. Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below): (i) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent and the Collateral Agent under any of the Credit Documents and to repay or prepay outstanding U.S. Borrower Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings in respect of Letters of Credit issued for the account of a U.S. Borrower and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Borrower Loans and all accrued and unpaid Fees actually due and payable by any U.S. Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay the outstanding principal of U.S. Borrower Swingline Loans (whether or not then due and payable); (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to repay the outstanding principal of U.S. Borrower Revolving Loans (whether or not then due and payable); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to cash collateralize all outstanding Letters of Credit issued for the account of a U.S. Borrower (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the U.S. Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit), provided, however, that such amounts shall be released to the U.S. Borrowers from time to time so long as no Default or Event of Default then exists or would result therefrom and none of the conditions in clause (i) of Section 5.02(a) then exist or would result from any such release; (vii) seventh, to the extent all amounts referred to in preceding clauses (i) through (vi), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any U.S. Borrower then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Credit Documents; and (viii) eighth, to the extent all amounts referred to in preceding clauses (i) through (vii), inclusive, have been paid in full and so long as no Default or Event of Default then exists, to be returned to the U.S. Borrowers.

(e) Each Cash Management Control Agreement relating to a Core Dutch Deposit Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core Dutch Deposit Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at DBNY (or if DBNY is not the Administrative Agent, at the institution designated by such successor Administrative Agent) or an affiliate thereof (each a “DB Netherlands Account”). Subject to the terms of the respective Security Document, all amounts received in a DB Netherlands Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below): (i) first, to the payment (on a ratable basis) of any outstanding Expenses owed by the Dutch Credit Parties actually due and payable to the Administrative Agent and the Collateral Agent under any of the Credit Documents and to repay or prepay outstanding Dutch Borrower Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding Expenses owed by the Dutch Credit Parties actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings in respect of Letters of Credit issued for the account of a Dutch Borrower and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Dutch Borrower Loans and all accrued and unpaid Fees actually due and payable by any Dutch Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay the outstanding principal of Dutch Borrower Swingline Loans (whether or not then due and payable); (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to repay the outstanding principal of Dutch Borrower Revolving Loans (whether or not then due and payable); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of a Dutch Borrower (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the Dutch Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit), provided, however, that such amounts shall be released to the Dutch Borrowers from time to time so long as no Default or Event of Default then exists or would result therefrom and none of the conditions in clause (i) of Section 5.02(a) then exist or would result from any such release; (vii) seventh, to the extent all amounts referred to in preceding clauses (i) through (vi), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any Dutch Borrower then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Credit Documents; and (viii) eighth, to the extent all amounts referred to in preceding clauses (i) through (vii), inclusive, have been paid in full and so long as no Default or Event of Default then exists, to be returned to the Dutch Borrowers.

(f) Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers’ or other Credit Parties’ contracts or obligations relating to the Accounts.

5.04. Net Payments. (a) All payments made by the Borrowers and the other Credit Parties hereunder and under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), and except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax or withholding on account of tax imposed on or measured by the net income or net profits of a Lender or the Administrative Agent (as applicable) and any franchise taxes and branch profits taxes imposed pursuant to the laws of the jurisdiction in which it is resident or organized or the jurisdiction in which the principal office or applicable lending office of such Lender or the Administrative Agent (as applicable) is located or any political subdivision thereof or therein, or any tax imposed as a result of a present or former connection between such Lender or the Administrative Agent (as applicable) and the jurisdiction imposing such tax (other than connections arising only from such Lender or the Administrative Agent (as applicable) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) in the case of a Lender, any U.S. federal or Netherlands withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such U.S. Borrower with respect to such withholding tax pursuant to Section 5.04(a), (iii) taxes attributable to a Lender’s failure to comply with Section 5.04(e) and (iv) any U.S. federal withholding tax imposed under FATCA (subparagraphs (i) through (iv) together, “Excluded Taxes”)) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the respective Borrower (and any other Credit Party making the respective payment or which has guaranteed the obligations of the relevant Borrower) agrees to pay the full amount of such Taxes, including Taxes on such additional amounts paid pursuant to this Section 5.04(a) as may be necessary so that, after making such withholding or deduction for or on account of any Taxes, each payment of amounts due under this Agreement will not be less than the amount that would have been paid if no such Taxes had been withheld or deducted. The respective Borrower (or other Credit Party) will, upon the Administrative Agent’s written request, furnish to the Administrative Agent, within 45 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower (or other Credit Party) or other evidence of payment reasonably satisfactory to the Administrative Agent.

(b) Subject to Section 14.07, the U.S. Borrowers (jointly and severally) or the Dutch Borrowers (jointly and severally), as applicable, agree (and the applicable Subsidiary Guarantors agree) to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Subject to Section 14.07, the U.S. Borrowers (jointly and severally) or the Dutch Borrowers (jointly and severally) shall, as applicable, agree (and the applicable Subsidiary Guarantors agree) to indemnify each Lender or the Administrative Agent, as the case may be, within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of Credit Parties, subject to Section 14.07, to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to Section 5.04(a), it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant jurisdiction or any political subdivision or taxing authority thereof with respect to such refund), provided that the U.S. Borrowers (on a joint and several basis) and the Dutch Borrowers (on a joint and several basis), as the case may be, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to any such Borrower (plus any penalties, interest or other charges imposed by the relevant jurisdiction or any political subdivision or taxing authority thereof) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such jurisdiction or any political subdivision or taxing authority thereof; provided, further, that no Borrower shall be required to repay the Administrative Agent or such Lender an amount in excess of the amount paid over by such party to any such Borrower pursuant to this Section 5.04(f). This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company, any other Borrower, any other Credit Party or any other Person. Notwithstanding anything to the contrary in this Section

5.04(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.04(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

SECTION 6. Conditions Precedent to Credit Events on the Effective Date. The occurrence of the Effective Date and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Effective Date, are subject to the satisfaction of the following conditions:

6.01. Effective Date; Notes. On or prior to the Effective Date, (a) this Agreement shall have been executed and delivered as provided in Section 13.10, (b) the Disclosure Letter shall have been delivered by the Company to the Administrative Agent and (c) there shall have been delivered to the Administrative Agent for the account of the Lenders that have requested same, the appropriate Revolving Notes executed by the appropriate Borrowers and if requested by the Swingline Lender, the appropriate Swingline Notes executed by the appropriate Borrowers, in each case, in the amount, maturity and as otherwise provided herein.

6.02. Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate in the form of Exhibit E-1, dated the Effective Date and signed on behalf of the Company by an Authorized Officer of the Company, certifying on behalf of the Company that all of the conditions in Sections 6.05, 6.13(b) and 7.01 have been satisfied on such date.

6.03. Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (a) from Wilson Sonsini Goodrich & Rosati, P.C., special New York counsel to the Credit Parties, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (b) from DLA Piper Nederland N.V., special Dutch counsel to the Dutch Credit Parties, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (c) without duplication, from such local counsel, reasonably satisfactory to the Administrative Agent, in each jurisdiction where a U.S. Credit Party is “located” for purposes of Section 9-307 of the UCC and/or organized, in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.04. Company Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such Credit Party (or, with respect to Tesla B.V., its directors), and, if signed by an Authorized Officer of such Credit Party, attested to by another Authorized Officer of such Credit Party, in the form of Exhibit E-2 (or such other form reasonably acceptable to the Administrative Agent) with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents relating to any Dutch Credit Party), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate (including, with respect to each Dutch Credit Party, if applicable, an unconditional positive, written advice from any works council in relation to the transactions contemplated by this Agreement and any other document required for compliance with the Dutch Works Council Act), and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Effective Date, all Business and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Business proceedings, governmental approvals, good standing certificates and bring-down facsimiles or other electronic transmission, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Authorized Officers or Governmental Authorities.

6.05. Adverse Change; Approvals. (a) Since December 31, 2014, nothing shall have occurred, either individually or in the aggregate, which has had, or could reasonably be expected to have a Material Adverse Effect.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third-party approvals and/or consents in connection with the Transaction and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction.

6.06. [Reserved].

6.07. Guaranty. On the Effective Date, (a) each Dutch Guarantor shall have duly authorized, executed and delivered the Dutch Guaranty in the form of Exhibit G-1 and (b) each U.S. Guarantor shall have duly authorized, executed and delivered the U.S. Guaranty in the form of Exhibit G-2, and each Guaranty shall be in full force and effect.

6.08. [Reserved].

6.09. Security Agreement. On the Effective Date, (a) each Dutch Credit Party shall have duly authorized, executed and delivered the Dutch Security Agreements in the form of Exhibit I-1, I-2 and I-3 and (b) each U.S. Credit Party and each Dutch Credit Party shall have duly authorized, executed and delivered the U.S. Security Agreement in the form of Exhibit I-4, in each case covering all of each applicable Credit Party’s Security Agreement Collateral, together with:

(a) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by each Security Agreement;

(b) delivery of all promissory notes and stock certificates required to be delivered to the Collateral Agent pursuant to each Security Agreement, together with undated instruments of transfer with respect thereto endorsed in blank;

(c) delivery of (A) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property the creation of security interests in which is governed by the UCC (or foreign equivalent) of any Credit Party in the jurisdiction of formation of each such entity and the location (state and county) where such entities maintain their chief executive offices, together with copies of all such filings disclosed by such search, and (B) UCC security termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(d) confirmation that arrangements have been made by the Administrative Agent’s counsel for all other recordings and filings of, or with respect to, each Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by each Security Agreement; and

(e) evidence that all other actions required to be taken under each Security Agreement on the Effective Date to perfect and protect the security interests purported to be created by each Security Agreement have been taken, and each Security Agreement shall be in full force and effect.

6.10. Financial Statements. On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the financial statements referred to in Section 8.05(a), which financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent.

6.11. Solvency Certificate; Insurance Certificates. On the Effective Date, the Administrative Agent shall have received:

(a) a solvency certificate from the chief financial officer of the Company in the form of Exhibit J; and

(b) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Company and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as lender loss payee, as applicable, and, to the extent obtainable after use of commercially reasonable efforts, stating that such insurance shall not be canceled or materially revised without at least 30 days’ (or at least 10 days in the case of nonpayment of premium) prior written notice by the insurer to the Collateral Agent.

6.12. Fees, Expenses. On the Effective Date, the Borrowers shall have paid to the Arrangers (as defined in the Original Credit Agreement) and the Agents (as defined in the Original Credit Agreement) (and their relevant affiliates) and each Lender all costs, duties, fees and expenses (including reasonable legal fees and expenses and all expenses of any collateral appraiser and any field examiner) and other compensation contemplated hereby or separately agreed in writing payable to the Arrangers (as defined in the Original Credit Agreement) or the Agents (as defined in the Original Credit Agreement) (and/or their relevant affiliates) or such Lender to the extent then due and invoiced at least one Business Day prior to the Effective Date.

6.13. Initial Borrowing Base Certificate; Outstanding Indebtedness. (a) On the Effective Date, the Administrative Agent shall have received the initial Borrowing Base Certificate meeting the requirements of Section 9.01(h).

(b) On the Effective Date and after giving effect to the Transaction (and the Credit Events hereunder on such date), the Company and its Subsidiaries shall have no outstanding Indebtedness, Contingent Obligations or Preferred Equity, except (x) for Indebtedness outstanding under to this Agreement, (y) the Existing Convertible Notes and (z) such existing Indebtedness and Contingent Obligations as shall be permitted under Section 10.04.

6.14. Appraisals; Field Examinations. On or prior to the Effective Date, the Company shall have provided to the Agents (i) an Acceptable Appraisal in respect of (x) the Inventory of the Borrowers and (y) the Eligible Machinery and Equipment of the U.S. Borrowers and (ii) an Acceptable Field Examination in respect of the Inventory and the Accounts and the related accounts of the Borrowers. Notwithstanding anything to the contrary contained in this Section 6.14, to the extent the Acceptable Field Examination required by clause (ii) above in respect of Accounts cannot be delivered on or prior to the Effective Date, the delivery of such Acceptable Field Examination shall not be a condition precedent but instead shall be required to be delivered in accordance with Section 9.12(h).

6.15. Patriot Act. Not later than the fifth Business Day prior to the Effective Date, the Agents and the Lenders shall have received from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender or Agent (other than the Administrative Agent), such item shall be deemed satisfactory to each Lender and each Agent (other than the Administrative Agent) which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender or Agent (other than the Administrative Agent) is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect, each Lender and each Agent (other than the Administrative Agent) which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Effective Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Effective Date shall be deemed to have occurred regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Company or any other Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Effective Date), are subject, at the time of the Effective Date and at the time of each Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01. No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date).

7.02. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03. Borrowing Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):

(i) the Aggregate U.S. Borrower Exposure would not exceed 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time;

(ii) the Aggregate Dutch Borrower Exposure would not exceed 100% (or, during an Agent Advance Period, 105%) of the Dutch Borrowing Base at such time;

(iii) the Aggregate Exposure at such time would not exceed the Total Revolving Loan Commitment at such time; and

(iv) during a Reduced Availability Period, Excess Availability would exceed 10% of the Availability at such time.

7.04. Collateralized Letters of Credit. Notwithstanding anything to the contrary set forth herein, so long as there are outstanding any Collateralized Letters of Credit pursuant to Section 3.02(b), no Loans may be incurred, and no additional Letters of Credit may be issued (nor may the Stated Amount of any then outstanding Letter of Credit be increased), unless, in any such case, the Company would be able to comply with Section 10.07 (to the extent that such compliance is then required) but, for this purpose, including all outstanding Letters of Credit (including all outstanding Collateralized Letters of Credit) in calculating the Aggregate Exposure and Excess Availability at such time.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Company and the other Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to the occurrence of the Effective Date and Credit Events on the Effective Date) and in this Section 7 (with respect to the occurrence of the Effective Date and Credit Events on or after the Effective Date) and applicable to such Credit Event are satisfied as of that time, in each case, to the extent the satisfaction of any such condition is not expressly subject to any Lender’s or Agent’s determination. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 8. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of the Company and the other Borrowers makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

8.01. Company Status. Each of the Company and each of its Subsidiaries (i) is a duly organized and validly existing Business, (ii) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, (iii) is duly qualified and is authorized to do business and is in good standing (or its equivalent, to the extent that such concept is applicable in the respective jurisdiction) under the laws of the jurisdiction of its organization and in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of this clause (iii) for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iv) with respect to each Credit Party incorporated in a jurisdiction where European Parliament and Council Regulation (EU) No. 2015/848 on insolvency proceedings of 20 May 2015 (the “Insolvency Regulation”) applies, it has its centre of main interest (as that term is used in Section 3(1) of the Insolvency Regulation) in its jurisdiction of incorporation and it has no establishment (as defined in section 2(h) of the Insolvency Regulation) in any other jurisdiction that is a member state of the European Union.

8.02. Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject including the Existing Convertible Notes Indentures, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of their respective Subsidiaries.

8.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and (y) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance by such Credit Party of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document against such Credit Party.

8.05. Financial Statements; Financial Condition; Undisclosed Liabilities. (a) The audited consolidated balance sheets of the Company for its fiscal years ended December 31, 2017 and December 31, 2018 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company for its fiscal years ended December 31, 2017 and December 31, 2018, copies of which were in each case furnished to the Lenders prior to the Amendment and Restatement Effective Date, present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby.

(b) (i) The sum of the fair value of the assets, at a fair valuation, of the Company and its Subsidiaries (taken as a whole) will exceed their respective debts, (ii) the sum of the present fair saleable value of the assets of the Company and its Subsidiaries (taken as a whole) will exceed their respective debts, (iii) the Company and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Company and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances available at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under the Credit Documents and Existing Indebtedness and liabilities or obligations arising in the ordinary course of business, there were as of the Effective Date no liabilities or obligations with respect to the Company or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

(d) After giving effect to the Transaction, since December 31, 2018, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06. Litigation. There are no actions, suits, claims, demands, investigations, audits, charges or proceedings by or before any Governmental Authority pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing (i) that purports to affect the legality, validity or enforceability of any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07. True and Complete Disclosure. All factual information (other than projections and information of a general economic or industry nature) (taken as a whole) furnished by or on behalf of the Company or any other Borrower in writing to any Agent or any Lender for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, taken as a whole and together with the Company’s filings with the SEC, is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

8.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used for the working capital and general corporate purposes (including Acquisitions) of the Borrowers and their respective Subsidiaries; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X. Not more than 25% of the value of the assets of the Company and its Subsidiaries taken as a whole is represented by Margin Stock.

8.09. Tax Returns and Payments. The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Company and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Company and its Subsidiaries, as applicable, for the periods covered thereby. The Company and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due and payable, other than those that are being contested in good faith and adequately disclosed for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing by any authority regarding any taxes relating to the Company or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, other than as set forth on Schedule 8.09 to the Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material taxes of the Company or any of its Subsidiaries, has otherwise been granted an extension of any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

8.10. Compliance with ERISA. (a) Schedule 8.10 to the Disclosure Letter sets forth each Plan as of the Effective Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such a determination letter to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of any Responsible Officer of the

Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of any Responsible Officer of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) No Multiemployer Plan is insolvent. None of the Company or any of its Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and, if each of the Company, any of its Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred could not, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge any Responsible Officer of the Company, any of its Subsidiaries or any ERISA Affiliate, threatened, which could reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.

(e) The Company, its Subsidiaries and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. The Company, its Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions which either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Company, its Subsidiaries or any ERISA Affiliate have incurred liability to the PBGC which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Company, its Subsidiaries or any ERISA Affiliate exists on account of any Plan which either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Company, its Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA which either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(g) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the Foreign Pension Plan is funded in compliance with applicable law.

8.11. Security Documents. (a) The provisions of the U.S. Security Agreement (when executed and delivered by all parties thereto) are effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the U.S. Credit Parties in all of the Security Agreement Collateral described therein, and when proper UCC financing statements have been filed in the appropriate filing offices against each U.S. Credit Party and/or the Collateral Agent has obtained “control” (within the meaning of the UCC) of the Core Deposit Accounts and DB Accounts thereunder, the Collateral Agent, for the benefit of the Secured Creditors, shall have a perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein of such U.S. Credit Party to the extent such security interest can be perfected by filing a UCC financing statement under the UCC or, with respect to the Core Deposit Accounts or DB Accounts, by the Collateral Agent having “control”, subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(s) are subject to the terms of the Intercreditor Agreement at any time that Permitted Additional Secured Indebtedness is outstanding).

(b) The Dutch Security Agreements and each other Security Document governed by Dutch law (when executed and delivered by all parties thereto) are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Dutch Credit Parties in all of the Collateral described therein, and when proper filings have been made in the appropriate filing offices against each Dutch Credit Party, the Collateral Agent, for the benefit of the Secured Creditors, will have a perfected security interest in all right, title and interest in all of the Collateral described therein of such Dutch Credit Party, to the extent such security interest can be perfected by making such filings under Dutch law, subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(s) are subject to the terms of the Intercreditor Agreement at any time that Permitted Additional Secured Indebtedness is outstanding).

8.12. Properties. Each of the Company and each of its Subsidiaries has good title to all material properties (and to all land, buildings, fixtures and improvements located thereon) owned by it, including valid and marketable fee simple title to any Eligible Real Property (except as sold or otherwise disposed of in the ordinary course of business as permitted by the terms of this Agreement or such defects in title as could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the conduct of the business of the Company and its Subsidiaries (taken as a whole)), free and clear of all Liens, other than Permitted Liens. Each of the Company and each of its Subsidiaries have a valid leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens, and except for such defects in title as could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the use or operation of any such material property.

8.13. [Reserved].

8.14. Subsidiaries. On and as of the Effective Date, the Company has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14 to the Disclosure Letter. Schedule 8.14 to the Disclosure Letter sets forth, as of the Effective Date, (i) the percentage ownership (direct and indirect) of the Company in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof, (ii) which Subsidiaries are Credit Parties (including whether they are U.S. Borrowers, Dutch Borrowers, U.S. Subsidiary Guarantors or Dutch Guarantors) and (iii) which Subsidiaries are Immaterial Subsidiaries. All outstanding Equity Interests of each Subsidiary of the Company (i) have been duly and validly issued, (ii) in the case of any corporation, are fully paid and non-assessable and (iii) have been issued free of preemptive rights. No Wholly-Owned Subsidiary of the Company has outstanding any securities convertible into or exchangeable for such Wholly-Owned Subsidiary’s Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, such Wholly-Owned Subsidiary’s Equity Interests or any stock appreciation or similar rights.

8.15. Compliance with Statutes, etc. Each of the Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including Environmental Laws), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16. Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17. Environmental Matters. (a) Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) each of the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (ii) there are no Environmental Claims pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing, against the Company or any of its Subsidiaries; (iii) no Lien, other than a Permitted Lien, has been recorded or, to the knowledge of any Responsible Officer of the Company, threatened in writing under any Environmental Law with respect to any Real Property owned, leased or operated by the Company or any of its Subsidiary (including any such claim arising out of the ownership, lease or operation by the Company or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Company or any of its Subsidiaries but no longer owned, leased or operated by the Company or any of its Subsidiaries); (iv) except as disclosed in the Company’s filings with the SEC prior to the Effective Date regarding the Company’s Fremont facility, neither the Company nor any of its Subsidiaries has agreed to assume or accept responsibility for any existing liability of any other Person under any Environmental Law; and (v) except as disclosed in the Company’s filings with the SEC prior to the Effective Date regarding the Company’s Fremont facility, there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Company or any of its Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim against or any liability for the Company or any of its Subsidiaries under any Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any equivalent state law, nor are any such facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any state equivalent, except, in each case, for such matters that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

8.18. Employment and Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Company, threatened in writing against any of them, before the National Labor Relations Board or other Governmental Authority, and no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement or any other similar collective agreements with any type of employees’ representative is so pending against the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Company, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown, lock-out, work stoppage or other dispute existing, pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing against the Company or any of its Subsidiaries, (iii) no trade union, council of trade unions or other employees’ representative or employee bargaining agency that has applied or, to the knowledge of any Responsible Officer of the Company, threatened in writing to apply to be certified as the bargaining agent of any employees of the Company or any of its Subsidiaries and no existing or, to the knowledge of any Responsible Officer of the Company, threatened in writing union organizing activity taking place with respect to any of the employees of the Company or any of its Subsidiaries in the last three years, (iv) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing against the Company or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of the Company or any of its Subsidiaries, including but not limited to claims of employment discrimination, and (v) no violation of the US federal Fair Labor Standards Act of 1938, as amended, or any other applicable laws, regulations or legal requirements dealing with wage and hour matters with respect to the Company or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or such Subsidiary for any purpose, including income tax, withholding and remittances purposes, has been properly classified as an independent contractor and if such characterization is incorrect it could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.19. Intellectual Property, etc. Each of the Company and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, used in the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.20. Indebtedness. Schedule 8.20 to the Disclosure Letter sets forth a list of all Indebtedness (including Contingent Obligations) of the Company and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding (i) the Obligations, (ii) the Existing Convertible Notes and (iii) any existing intercompany Indebtedness among the Company and its Subsidiaries) (all such non-excluded Indebtedness (other than such intercompany Indebtedness), “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

8.21. Insurance. Schedule 8.21 to the Disclosure Letter sets forth a listing of all insurance maintained by the Company and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

8.22. Borrowing Base Calculation. The calculation by the Company of each Borrowing Base in any Borrowing Base Certificate delivered hereunder is complete and accurate.

8.23. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (i) the Company or its Subsidiaries, nor any of their respective directors, officers or employees, or (ii) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

8.24. No Default. No Credit Party is in default under or with respect to any of its contractual obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

8.25. Fiscal Unity. No Dutch Credit Party is a member of a fiscal unity (fiscal eenheid) other than (a) a fiscal unity among the Dutch Credit Parties only or (b) so long as the Tax Sharing Agreement remains in full force and effect, a fiscal unity among the Dutch Credit Parties and other Dutch Affiliates of Tesla B.V. from time to time party to such Tax Sharing Agreement, Tesla Motors Netherlands Coöperatief U.A., and the New B.V.

SECTION 9. Affirmative Covenants. Each of the Company and each other Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 102% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities and other contingent payment obligations of the Credit Parties set forth in the Credit Documents and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Information Covenants. The Company will furnish to the Administrative Agent for delivery to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three fiscal quarters in each fiscal year of the Company, (i) the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and statement of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Company that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis meeting the requirements of Item 303 of Regulation S-K under the Securities Act as set forth in the Quarterly Report on Form 10-Q statement of the Company filed with the SEC for such fiscal quarter (it being understood and agreed that such management’s discussion and analysis shall relate to the Company and its Consolidated Subsidiaries, provided that if the Company no longer files such Form 10-Q with the SEC, the Company shall deliver to the Administrative Agent a statement containing such management’s discussion and analysis in a form that would otherwise be required in such Form 10-Q.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Company, (i) the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and statement of cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and audited by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit), and (ii) management’s discussion and analysis meeting the requirements of Item 303 of Regulation S-K under the Securities Act as set forth in the Annual Report on Form 10-K of the Company filed with the SEC for such fiscal year (it being understood and agreed that such management’s discussion and analysis shall relate to the Company and its Consolidated Subsidiaries, provided that if the Company no longer files such Form 10-K with the SEC, the Company shall deliver to the Administrative Agent a statement containing such management’s discussion and analysis in a form that would otherwise be required in such Form 10-K.

(c) Budget. No later than the 90th day of each fiscal year of the Company, a budget (including budgeted statements of income, sources and uses of cash and balance sheets for the Company and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01 (a) and (b), a compliance certificate from an Authorized Officer of the Company in the form of Exhibit K certifying on behalf of the Company that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and which certificate shall set forth (i) in reasonable detail the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Section 10.07 (setting forth, for the purposes of such certificate, calculations setting forth the Fixed Charge Coverage Ratio for such period irrespective of whether a Compliance Period exists at such time) at the end of such fiscal quarter or fiscal year, as the case may be and (ii) in respect of any Indebtedness incurred pursuant to Section 10.04(n) during such period, calculations required by clause (vii) thereof.

(e) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any Responsible Officer of the Company obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Company or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) that purports to affect the legality, validity or enforceability of any Credit Document, or (iii) any other event, change or circumstance that has had, either individually or in the aggregate, a Material Adverse Effect.

(f) Beneficial Ownership Certification. Promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(g) Environmental Matters. Promptly after any Responsible Officer of the Company obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened in writing Environmental Claim against the Company or any of its Subsidiaries or against or relating to any Real Property owned, leased or operated by the Company or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Company or any of its Subsidiaries that (a) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or against or relating to any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Company or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Company or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Company or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Company’s or such Subsidiary’s response thereto.

(h) Borrowing Base Certificate. (i) On the Effective Date, (ii) unless clause (iii) below applies, not later than 5:00 P.M. (New York City time) on or before the 20th day (or, solely with respect to the first three fiscal months of the Company after the Effective Date, the 25th day) of each fiscal month thereafter, (iii) during any period in which a Weekly Borrowing Base Period is in effect, not later than 5:00 P.M. (New York City time) on or before the third Business Day of each week, (iv) at the time of the consummation of any Asset Sale (other than a sale of Inventory in the ordinary course of business) involving Eligible Accounts, Eligible Inventory, and/or Eligible Machinery and

Equipment and/or Eligible Real Property with an aggregate value in excess of $25,000,000 and (v) within five Business Days after any Recovery Event involving Eligible Inventory, Eligible Machinery and Equipment and/or Eligible Real Property with an aggregate value of $25,000,000 or more, a borrowing base certificate setting forth each Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit O (each, a “Borrowing Base Certificate”), which shall be prepared (A) as of April 30, 2015 in the case of the initial Borrowing Base Certificate and (B) as of the last day of the preceding fiscal month of the Company in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery); provided that any Borrowing Base Certificate delivered pursuant to preceding clauses (iv) and (v) shall be prepared on a pro forma basis to include or exclude, as applicable, any Eligible Accounts, Eligible Inventory, Eligible Machinery and Equipment or Eligible Real Property the subject of any such event. Notwithstanding the foregoing, (w) the Company may, at any time, provide (or shall, at the request of the Administrative Agent, provide on the date of such request) a Borrowing Base Certificate updating the Borrowing Base with respect to Eligible Cash and Cash Equivalents as of the date of delivery of such Borrowing Base Certificate, (x) the Company may, within 10 Business Days of any Real Property becoming Eligible Real Property, update the Borrowing Base with respect to such Eligible Real Property, (y) the Company may, within 10 Business Days of the execution of any Belgian law register pledge agreement and perfection of the Liens granted thereunder under Belgian law, update the Borrowing Base with respect to Eligible In-Transit Inventory in-transit to Belgium and Eligible Inventory within Belgium, and (z) the Company may, up to four times per calendar year, provide a second Borrowing Base Certificate during a fiscal month updating the Borrowing Base as of the third Business Day preceding such delivery; provided that if the Company elects to provide a Borrowing Base Certificate more frequently than once during a fiscal month, that frequency must be continued for the next 30 days. Each Borrowing Base Certificate delivered pursuant to this Agreement shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent.

(i) Notice of Dominion Period or Compliance Period. Promptly, and in any event within two Business Days after any Responsible Officer of the Company obtains knowledge thereof, notice of the commencement of a Dominion Period or a Compliance Period.

(j) Field Examinations; Appraisals. The Company shall provide (i) an Acceptable Appraisal in respect of the Inventory of the Borrowers and (ii) an Acceptable Field Examination in respect of the Inventory and the Accounts and related accounts of the Borrowers, in each case one time during each fiscal year of the Company (or (A) at any time during an Additional Appraisal/Exam Period, at the request of the Administrative Agent, two times in each fiscal year of the Company (provided that no Acceptable Appraisal or Acceptable Field Examination, as applicable, may be required pursuant to this clause (A) if an Acceptable Appraisal in respect of Inventory or an Acceptable Field Examination, respectively, has been provided within the prior six months) and (B) at any time that any Event of Default exists, as often as the Administrative Agent may reasonably require). At the request of the Administrative Agent at any time during an Additional Appraisal/Exam Period (which request shall not be made more than one time during each fiscal year of the Company), the Company shall provide an Acceptable Appraisal in respect of the Eligible Machinery and Equipment of the U.S. Borrowers; provided that any time that any Event of Default exists, the Company shall provide an Acceptable Appraisal in respect of the Eligible Machinery and Equipment of the U.S. Borrowers as often as the Administrative Agent may reasonably require. For the avoidance of doubt, the Company shall be permitted to deliver an Acceptable Appraisal in respect of Eligible Machinery and Equipment of the U.S. Borrowers at its option at any time. At the request of the Administrative Agent at any time during an Additional Appraisal/Exam Period (which request shall not be made more than one time during each fiscal year of the Company), the Company shall assist the

Administrative Agent in procuring an Acceptable Appraisal in respect of the Eligible Real Property of the U.S. Borrowers; provided that any time that any Event of Default exists, the Company shall assist the Administrative Agent in procuring an Acceptable Appraisal in respect of the Eligible Real Property of the U.S. Borrowers as often as the Administrative Agent may reasonably require. Each such appraisal and field examination shall be at the sole cost and expense of the Company.

(k) Other Reporting. Upon the request of the Administrative Agent, as soon as available, but in any event (x) no later than 20 days after the end of each fiscal month of the Company ending after the Effective Date and (y) at any time that an Event of Default shall be continuing, a detailed aged trial balance for such period showing Accounts listed in the Borrowing Base and a detailed summary of all Accounts listed in the Borrowing Base indicating which Accounts are 30, 60 and 90 days past due and listing the names of all Account Debtors, accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent.

(l) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(m) Cancellation of Insurance. Promptly (but in any event within three Business Days of receipt thereof) inform the Administrative Agent if any Credit Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 9.03.

(n) Change in Name. (i) 10 days (or such lesser time as agreed by the Administrative Agent) prior written notice of any change in the legal name of any Credit Party and with respect to such new name, the Company and the applicable Credit Party shall take all action reasonably requested by the Collateral Agent to ensure the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents is at all times fully perfected and in full force and effect, subject to the limitations set forth in this Agreement and the applicable Security Documents, and (ii) 10 days (or such lesser time as agreed by the Administrative Agent) prior written notice of any change in the jurisdiction of organization of any Credit Party and with respect to such new jurisdiction of organization, the Company and the applicable Credit Party shall take all action reasonably requested by the Collateral Agent to ensure the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents is at all times fully perfected and in full force and effect, subject to the limitations set forth in this Agreement and in the applicable Security Documents.

(o) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Company or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Financial information required to be delivered pursuant to Sections 9.01(a) and (b) (in each case, solely to the extent such financial information is included in materials filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information is available via the EDGAR system of the SEC on the Internet; provided that, in each case, the Company shall (i) to the extent such information required to be provided under Section 9.01(b) is not included in materials filed with the SEC, separately deliver to the Administrative Agent an audit report and the opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of national recognized standing satisfying the requirements set forth in Section 9.01(b)(i) and (ii) if such information is not available via the EDGAR system of the SEC on the Internet, promptly deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Company to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

9.02. Books, Records and Inspections. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct in all material respects entries are made sufficient to prepare financial statements in conformity with GAAP. The Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and, upon the occurrence and during the continuance of an Event of Default, any Lender which is accompanying the Administrative Agent, (a) to visit and inspect, under guidance of officers of the Company or such Subsidiary, any of the properties of the Company or such Subsidiary, (b) to examine the books of account of the Company or such Subsidiary and discuss the affairs, finances and accounts of the Company or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants and (c) to verify Eligible Accounts, Eligible Inventory, Eligible Machinery and Equipment and/or Eligible Real Property, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request; provided that, unless a Default or an Event of Default has occurred and is continuing, the Company shall only be required to reimburse the Expenses of the Administrative Agent for one such visit per calendar year.

9.03. Maintenance of Property; Insurance. (a) The Company will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Company and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

(b) The Company will, and will cause each of the Credit Parties to, at all times keep its property insured in favor of the Collateral Agent, and all policies and certificates (or certified copies thereof including any endorsements) with respect to such insurance (and any general liability insurance and marine cargo insurance maintained by the Company and/or such Credit Parties) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent by naming the Collateral Agent as lender loss payee, mortgagee and/or additional insured, as applicable, (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iii) such certificates shall be deposited with the Collateral Agent. The Company will, and will cause each of the Credit Parties to, use commercially reasonable efforts to obtain endorsements to its insurance policies stating that such insurance policies shall not be canceled without at least 30 days’ (or 10 days’ in the case of non-payment of premium) prior written notice thereof by the respective insurer to the Collateral Agent.

(c) If at any time the improvements on any Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Company will, and will cause the applicable Credit Party to, at all times keep and maintain flood insurance in an amount reasonably satisfactory to the Administrative Agent but in no event less than the amount sufficient to comply with the Flood Insurance Laws.

(d) If the Company or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Company or any of its Subsidiaries shall fail to so endorse and deposit all certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Company and the other U.S. Borrowers jointly and severally agree to reimburse the Administrative Agent for all out-of-pocket costs and expenses of procuring such insurance.

9.04. Existence; Franchises. The Company will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets, Divisions and other transactions by the Company or any of its Subsidiaries not prohibited by this Agreement, (ii) the withdrawal by the Company or any of its Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) the termination or suspension of any rights, franchises, licenses, permits, copyrights, trademarks and patents if such termination or suspension, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.05. Compliance with Laws, etc. (a) The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to Environmental Laws), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company will comply, and will cause each of its Subsidiaries to comply, with all Anti-Corruption Laws and all Sanctions in all material respects and will not knowingly engage in any activity that would reasonably be expected to result in any party to this Agreement being in violation of Sanctions or Anti-Corruption Laws.

9.06. Compliance with Environmental Laws. (a) The Company will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required in respect of the conduct of its business or operations or by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Company or any of its Subsidiaries, except for such instances of noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such required compliance, except to the extent such nonpayment could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Liens, except to the extent that such Liens, including any action to enforce any such Liens, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Company or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at, or transported to or from, any such Real Properties which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(g), (ii) at any time that the Company or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Company and the other Borrowers will (in each case) provide, at the sole joint and several expense of the Company and the other Borrowers and at the request of the Administrative Agent, an environmental site assessment report in connection with, in the case of clauses (i) and (ii) above, any or all the Real Property that is the subject of clauses (i) or (ii) above or, in the case of clause (iii) above, any Real Property, and is owned, leased or operated by the Company or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, for purpose of identifying the presence or absence of Hazardous Materials and any violations of Environmental Law, and the potential cost of any removal or remedial action in connection with such Hazardous Materials on or emanating from, and the correction of any such violations at, such Real Property. If the Company or any other Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Company and the other Borrowers on a joint and several basis, and the Company and the other Borrowers shall grant and hereby grant (in the case of property leased by the Company or any of its Subsidiaries, subject to the terms of the applicable lease) to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, and to address any Hazardous Materials and any violations of Environmental Law identified by such an assessment, at any reasonable time upon reasonable notice to the Company or the applicable other Borrower, all at the sole joint and several expense of the Company and the other Borrowers.

9.07. ERISA.

(a) The Company will deliver to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests):

(i) promptly and in any event within 15 days after receiving a request from the Administrative Agent a copy of the most recent IRS Form 5500 (including the Schedule B) with respect to a Plan;

(ii) promptly and in any event within 30 days after any Responsible Officer of the Company knows that any ERISA Event has occurred that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, a certificate of an Authorized Officer of the Company describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Company, any Subsidiary of the Company or, to the Company’s knowledge, any ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of such ERISA Events under paragraph (d) of the definition thereof, the 30-day notice period set forth above shall be a 10-day period, and, in the case of such ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of any such ERISA Event; and

(iii) promptly, and in any event within 30 days, after a Responsible Officer of the Company, becomes aware that there has been (A) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) an increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Company, any Subsidiary of the Company and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (C) that any contribution required to be made with respect to a Foreign Pension Plan has not been timely made, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (D) the adoption of any amendment to a Plan which results in an increase in contribution obligations of the Company or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, a detailed written description thereof from an Authorized Officer of the Company.

(b) The Company and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered or tax-qualified, as applicable, status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws and the terms of each relevant Foreign Pension Plans, except where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to result in a Material Adverse Effect.

(c) None of the Company nor its Subsidiaries will incur liabilities to any Multiemployer Plan in the event of a complete or partial withdrawal therefrom that, either individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

9.08. [Reserved].

9.09. Performance of Obligations. The Company will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10. Payment of Taxes. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Company or any of its Subsidiaries not otherwise permitted under Section 10.01(a); provided that neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11. Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 8.08.

9.12. Additional Security; Further Assurances; Post-Closing Matters; Additional Borrowers; etc. (a) Subject to the limitations set forth in the Security Documents and this Agreement, the Company will, and will cause each of the other Credit Parties to, at the expense of the Company and the other Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property Surveys, reports, control agreements (other than with respect to Excluded Accounts) and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Company will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, Title Policies and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 9.12 has been complied with. Notwithstanding anything to the contrary set forth in the Credit Documents, (x) no action shall be required to be taken by any of the Credit Parties to create, perfect or maintain any Lien on the Collateral under the laws of any jurisdiction other than the United States, the States and territories of the United States, the District of Columbia, the Netherlands, Belgium, and as provided in Sections 9.12(c), (d) and (e) and (y) the Credit Parties shall not be obligated to otherwise undertake collateral perfection not otherwise required under the Credit Documents. Each of the Company and each other Borrower agrees that each action required by this clause (a) shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such date may be extended by the Administrative Agent in its sole discretion); provided that, in no event will the Company or any of its Subsidiaries be required to take any action, other than using commercially reasonable efforts, to obtain consents or other agreements from third parties with respect to its compliance with this clause.

(b) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have Real Property Appraisals prepared in respect of any Mortgaged Property, the Company and the other Credit Parties will assist the Administrative Agent in procuring and be financially responsible for the procurement of Real Property Appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(c) (i) The Company and each other Borrower will, within 90 days following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion), enter into one or more Cash Management Control Agreements as, and to the extent, required by Sections 5.03(b) and (c). (ii) The Company and each other Borrower will, within 90 days following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and at all times thereafter, comply with the requirements of Section 5.03(b)(ii) and (iii) and Section 5.03(c)(ii) and (iii).

(d) If the Company or any Credit Party establishes, creates or acquires after the Effective Date any direct Wholly-Owned Subsidiary (or any existing Wholly-Owned Subsidiary becomes a direct Wholly-Owned Domestic Subsidiary of the Company or a direct Wholly-Owned Dutch Subsidiary of Tesla B.V.), (i) within 30 days after the establishment, creation or acquisition of any such Subsidiary, the applicable Credit Party shall pledge the capital stock or other Equity Interests of such new Subsidiary pursuant to, and to the extent required by, any applicable Security Document and deliver the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, to the Collateral Agent to the extent required by the applicable Security Document (but otherwise subject to the Intercreditor Agreement if then in effect), (ii) within 30 days after the establishment, creation or acquisition of any direct Wholly-Owned Domestic Subsidiary of the Company (other than an Immaterial Subsidiary, a Securitization Subsidiary, a Tesla Finance Subsidiary or an Excluded Energy Storage Subsidiary) (as such date may be extended from time to time by the Administrative Agent in its sole discretion), such Wholly-Owned Domestic Subsidiary shall become a party to each of the Intercreditor Agreement if then in effect, the U.S. Security Agreement and the U.S. Guaranty and each other applicable Security Document, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement (or other applicable joinder agreement reasonably satisfactory to the Administrative Agent and the Company), (iii) within 30 days after the establishment, creation or acquisition of any direct Wholly-Owned Dutch Subsidiary of Tesla B.V. (other than an Immaterial Subsidiary, a Securitization Subsidiary, a Tesla Finance Subsidiary or an Excluded Energy Storage Subsidiary) (as such date may be extended from time to time by the Administrative Agent in its sole discretion), such Wholly-Owned Dutch Subsidiary shall become a party to each of the Intercreditor Agreement if then in effect and applicable, the Dutch Security Agreements and the Dutch Guaranty and each other applicable Security

Document, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement (or other applicable joinder agreement reasonably satisfactory to the Administrative Agent and the Company) and any related documentation required by such Joinder Agreement (or other applicable joinder agreement) and (iv) each such new Wholly-Owned Domestic Subsidiary and each such new Wholly-Owned Dutch Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, shall take all actions required pursuant to this Section 9.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document (other than any Wholly-Owned Subsidiary that is not a Credit Party) shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel (which shall be substantially similar to those opinions delivered on the Effective Date)) of the type described in Section 6 as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Effective Date.

(e) At the time that any Credit Party grants a Lien or other security interest in any Permitted Additional Secured Indebtedness Priority Collateral to secure any Permitted Additional Secured Indebtedness or Cash Flow Revolving Indebtedness, such Credit Party, concurrently therewith, shall enter into one or more additional security documents and/or Mortgages (collectively, “Additional Security Documents”) and/or amend any then existing Security Document, in each case in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Credit Party shall grant a Second Priority Lien and security interest to the Collateral Agent, for the benefit of the Secured Creditors, in such Permitted Additional Secured Indebtedness Priority Collateral. All such security interests shall constitute valid and enforceable perfected security interests subject to no Liens except for Permitted Liens and shall be subject to the terms of the Intercreditor Agreement. In connection therewith, each such Credit Party shall take all such further actions described in clause (a) of this Section 9.12 as the Collateral Agent may reasonably request.

(f) If, as of the last day of any fiscal quarter of the Company, the aggregate consolidated assets (excluding intercompany assets) of all Immaterial Subsidiaries exceeds 10.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) or the aggregate consolidated total revenues of all Immaterial Subsidiaries exceeds 10.0% of the consolidated total revenues of the Company and its Consolidated Subsidiaries (as set forth in the most recent income statement of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Company, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its sole discretion)), the Company shall cause one or more Immaterial Subsidiaries to take the actions specified in Section 9.12(d) on the same basis that any newly formed or acquired Wholly-Owned Domestic Subsidiary of Tesla B.V. or any Wholly-Owned Dutch Subsidiary of the Company would have to take; provided, however, such actions shall only be required to the extent that, after giving effect to such actions, the aggregate consolidated assets (excluding intercompany assets) of all Immaterial Subsidiaries do not exceed 10.0% of Consolidated Total Assets and the aggregate consolidated total revenues of all Immaterial Subsidiaries do not exceed 10.0% of consolidated total revenues of the Company and its Consolidated Subsidiaries (as set forth in the most recent income statement of the Company and its Consolidated Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP).

(g) At any time that the Company desires that a then existing Wholly-Owned Domestic Subsidiary of the Company (other than a Securitization Subsidiary, a Tesla Finance Subsidiary or an Excluded Energy Storage Subsidiary) or Wholly-Owned Dutch Subsidiary of Tesla B.V. (other than a Securitization Subsidiary, a Tesla Finance Subsidiary or an Excluded Energy

Storage Subsidiary) become a U.S. Borrower or a Dutch Borrower hereunder after the Effective Date, such Wholly Owned Subsidiary shall satisfy the following conditions at the time it becomes a U.S. Borrower or a Dutch Borrower, as the case may be: (i) the consent of the Administrative Agent shall have been obtained (which consent shall not be unreasonably withheld); (ii) each such Wholly-Owned Subsidiary shall become a party to this Agreement and each applicable Note by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement (or other applicable joinder agreement reasonably satisfactory to the Administrative Agent and the Company); (iii) to the extent not already a party thereto, each such Wholly-Owned Domestic Subsidiary shall become a party to each of the Intercreditor Agreement if then in effect, the U.S. Security Agreement and the U.S. Guaranty and each other applicable Security Document, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement (or other applicable joinder agreement reasonably satisfactory to the Administrative Agent and the Company); (iv) to the extent not already a party thereto, each such Wholly-Owned Dutch Subsidiary shall become a party to each of the Intercreditor Agreement if then in effect and applicable, the Dutch Security Agreements and the Dutch Guaranty and each other applicable Security Document, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement (or other applicable joinder agreement reasonably satisfactory to the Administrative Agent and the Company) and any related documentation required by such Joinder Agreement (or other applicable joinder agreement); (v) each such Wholly-Owned Subsidiary shall have provided all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (vi) each such Wholly-Owned Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, shall take all actions required pursuant to Section 9.12 to the extent not previously taken by such Wholly-Owned Subsidiary. In addition, each such Wholly-Owned Subsidiary shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel (which shall be substantially similar to those opinions delivered on the Effective Date)) of the type described in Section 6 as such Wholly-Owned Subsidiary would have had to deliver if such Wholly-Owned Subsidiary were a Borrower on the Effective Date.

(h) In the event that the Company does not provide an Acceptable Field Examination as required by Section 6.14(ii) on or prior to the Effective Date, the Company will deliver such Acceptable Field Examination as soon as practicable, but in any event within 90 days following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion).

(i) The Dutch Credit Parties will deliver (i) a Supplemental Security Agreement (as defined in the Dutch Receivables Security Agreement) satisfying the requirements of Section 2.2 of the Dutch Receivables Security Agreement as and when required by Section 2.2 of the Dutch Receivables Security Agreement and (ii) a Supplemental Security Agreement (as defined in the Dutch Inventory Security Agreement) satisfying the requirements of Section 2.2 of the Dutch Inventory Security Agreement as and when required by Section 2.2 of the Dutch Inventory Security Agreement.

9.13. Information Regarding Collateral.

(a) The Company and the other Borrowers will furnish to the Administrative Agent prompt written notice of:

(i) with respect to any U.S. Credit Party, any change in any U.S. Credit Party’s (A) legal name, (B) organizational identity, (C) organizational identification number, (D) in the case of any U.S. Credit Party that is not a registered organization for purposes of Section 9-307 of the UCC, its place of business or, if it has more than one place of business, its chief executive office, or (E) its federal taxpayer identification number;

(ii) with respect to any Dutch Credit Party, any change (A) in such Dutch Credit Party’s corporate name, (B) in the location of such Dutch Credit Party’s chief executive office, its principal place of business, registered office, any office in which it maintains books or records relating to Collateral (other than de-minimis portions of Collateral) owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), or (C) in such Dutch Credit Party’s identity.

(b) Within five Business Days prior to any change referred to in clause (a) above, the Company and the other Credit Parties agree to make, or to provide to the Collateral Agent all the information required to enable it to make, all filings under the UCC (or foreign equivalent) or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

9.14. COMI. Each Credit Party incorporated in a jurisdiction where the Insolvency Regulation applies, shall maintain its centre of main interest (as that term is used in Section 3(1) of the Insolvency Regulation) in its jurisdiction of incorporation and shall not create or maintain any establishment (as defined in section 2(h) of the Insolvency Regulation) in any other jurisdiction that is a member state of the European Union.

9.15. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 10. Negative Covenants. Each of the Company and the other Borrowers hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 102% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities and other contingent payment obligations of the Credit Parties set forth in the Credit Documents and reimbursement obligations under Section 13.01 which, in either case are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01. Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired or knowingly permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) (i) Liens for taxes, assessments or governmental charges or levies not yet delinquent or (ii) Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as freight carriers’ and forwarders’, warehousemen’s, bailee’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 10.01 to the Disclosure Letter, plus renewals, replacements, refinancings and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not exceed that amount outstanding at the time of any such renewal, replacement, refinancing or extension (plus the sum of (1) accrued and unpaid interest and fees thereon, (2) any prepayment premiums and (3) customary fees and expenses relating to such renewal, replacement, refinancing or extension) and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of the Company or any of its Subsidiaries;

(d) Liens created by or pursuant to this Agreement and the Security Documents;

(e) (i) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which the Company or any of its Subsidiaries is a party;

(f) Liens upon assets of the Company or any of its Subsidiaries subject to Capitalized Lease Obligations (including the financing of such related installation, maintenance or software licensing charges) and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon, (2) any prepayment premium and (3) customary fees and expenses relating to such renewal, replacement, refinancing or extension), to the extent such Capitalized Lease Obligations or renewals, replacements, refinancings or extensions thereof are permitted by Section 10.04(d) or Section 10.04(p); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation or renewal, replacement, refinancing or extension thereof and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation or renewal, replacement, refinancing or extension thereof does not encumber any other asset of the Company or any of its Subsidiaries (other than accessions to such assets or proceeds thereof and related property);

(g) purchase money Liens (including the interests of vendors and lessors under conditional sale and title retention agreements) placed upon assets (or any improvements thereto) of the Company or any of its Subsidiaries and placed at the time of the acquisition thereof by the Company or such Subsidiary (or in the case of improvements, at the time of construction or repair) or within 365 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, plus related installation, maintenance and software licensing costs, or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such asset or extensions, renewals, refinancings or replacements of any of the foregoing for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon, (2) any prepayment premium and (3) customary fees and expenses relating to such renewal, replacement, refinancing or extension); provided that (i) the Indebtedness secured by such Liens is permitted by Section 10.04(d) or Section 10.04(p) and (ii) in all events, the Lien encumbering such assets so acquired does not encumber any other asset of the Company or any of its Subsidiaries (other than accessions to such assets or proceeds thereof and related property);

(h) (x) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (y) if applicable, any Permitted Encumbrances;

(i) Liens arising from precautionary UCC financing statement filings (or other foreign equivalent filings) regarding operating leases entered into in the ordinary course of business;

(j) Liens arising out of the existence of judgments or awards that do not otherwise constitute an Event of Default under Section 11.10;

(k) statutory, contractual and common law landlords’ liens under leases to which the Company or any of its Subsidiaries is a party;

(l) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(m) Liens on property or assets acquired pursuant to an Acquisition, or on property or assets of a Subsidiary of the Company in existence at the time such Subsidiary is acquired pursuant to an Acquisition and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon, (2) any prepayment premium and (3) customary fees and expenses relating to such renewal, replacement, refinancing or extension); provided that (i) any Indebtedness and any renewals, replacements, refinancings or extensions thereof that is secured by such Liens is permitted to exist under Section 10.04(g), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Acquisition (other any renewals, replacements, refinancings or extensions of Indebtedness permitted by Section 10.04(g)) and do not attach to any other asset of the Company or any of its Subsidiaries;

(n) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller, broker or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts (other than the Core Dutch Deposit Accounts) maintained by the Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other financial institutions with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(q) Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 10.04;

(r) Liens on earnest money deposits made in the ordinary course of business in connection with any agreement in respect of an anticipated Acquisition or other Investment;

(s) Liens on Collateral (including Permitted Additional Secured Indebtedness Priority Collateral that is to become Collateral) securing Permitted Additional Secured Indebtedness or Cash Flow Revolving Indebtedness so long as an Intercreditor Agreement is in full force and effect and any Liens on ABL Priority Collateral are junior to the Liens of the Collateral Agent on such ABL Priority Collateral;

(t) Liens on cash and Cash Equivalents to secure (x) the Company’s or its respective Subsidiary’s reimbursement obligations under letters of credit, bankers’ acceptances, bank guarantees, performance bonds, surety bonds and bid bonds or similar bonds permitted under Section 10.04(m) so long as the aggregate amount of such cash and Cash Equivalents pledged to secure such Indebtedness does not exceed at any time 102% of the aggregate outstanding amount of such Indebtedness (or, in the case of undrawn letters of credit, bankers’ acceptances or bank guarantees, the aggregate undrawn face amount thereof) or (y) indemnification obligations relating to dispositions not prohibited by this Agreement and entered into in the ordinary course of business;

(u) licensing and cross-licensing arrangements entered into by the Company and its Subsidiaries for purposes of enforcing, defending or settling claims with respect to the intellectual property of the Company and its Subsidiaries;

(v) Liens on Energy Storage Assets and related assets, in each case securing Indebtedness permitted by Section 10.04(r);

(w) Liens on assets and property of Subsidiaries that are not Credit Parties securing Indebtedness permitted by Section 10.04(o) or (v) and Liens (to the extent expressly contemplated by Section 10.04(v)) on property of Tesla B.V., securing Indebtedness permitted by Section 10.04(v);

(x) Liens on Securitization Related Assets of a Securitization Subsidiary in connection with the sale of such Securitization Related Assets pursuant to a Permitted Securitization Facility;

(y) additional Liens on assets or property (other than ABL Priority Collateral) of the Company or any of its Subsidiaries not otherwise permitted by this Section 10.01 that secure outstanding obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $100,000,000 or 1.0% of Consolidated Total Assets in the aggregate for all such Liens at any time;

(z) customary Liens granted in favor of a trustee pursuant to an indenture relating to Indebtedness not prohibited by this Agreement to the extent such Liens (i) secure only customary compensation, indemnification and reimbursement obligations owing to such trustee under such indenture and any agreements entered into by such trustee (as trustee or collateral agent) in connection therewith and (ii) are limited to the cash or other collateral held by such trustee (excluding cash held in trust for the payment of such Indebtedness);

(aa) Liens securing repurchase obligations permitted by clause (iv) of the definition of Cash Equivalents;

(bb) deposits as security for contested taxes or contested import or customs duties;

(cc) customary rights of first refusal, voting, redemption, transfer or other restrictions with respect to the Equity Interests in any joint venture entities or other Persons that are not Subsidiaries;

(dd) Liens on cash and Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness not prohibited by this Agreement;

(ee) Liens on Rental Account Assets and related assets, in each case securing Indebtedness permitted by Section 10.04(x);

(ff) Liens on Used Motor Vehicles and related assets (such as proceeds and documents of title in respect thereof, that in the reasonable opinion of the Company are customary for financing transactions related to such assets), in each case securing Indebtedness permitted by Section 10.04(z); and

(gg) Liens of the Attributes Buyer or any of its Affiliates on Environmental Attributes and their related intangible rights in connection with the sale of such Environmental Attributes to the Attributes Buyer or any of its Affiliates.

In connection with the granting of Liens of the type described in clauses (c), (f), (g), (i), (l), (m), (t), (v) and (x) of this Section 10.01 by the Company or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02. Fundamental Changes. (a) The Company will not, and will not permit any of its Subsidiaries to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, license, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions, including pursuant to a Division) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i) (x) any Subsidiary or any other Person (other than the Company) may merge into or consolidate with a U.S. Borrower in a transaction in which such U.S. Borrower is the surviving corporation and (y) any Foreign Subsidiary (other than Tesla B.V.) or any other Person (other than the Company, Tesla B.V. or any Domestic Subsidiary) may merge into or consolidate with a Dutch Borrower in a transaction in which such Dutch Borrower is the surviving corporation;

(ii) (x) any Person (other than a Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that (A) any such merger or consolidation involving a U.S. Credit Party must result in a U.S. Credit Party as the surviving entity and (B) subject to clause (A) above, any such merger or consolidation involving a Dutch Credit Party must result in a Dutch Credit Party as the surviving entity);

(iii) the Company or any Subsidiary may sell, transfer, license, lease or otherwise dispose of its assets to the Company or to another Subsidiary;

(iv) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and

(v) any Subsidiary may merge into or consolidate with any other Person in a transaction not otherwise prohibited hereunder and all or substantially all of the Equity Interests of any Subsidiary may be sold, transferred or otherwise disposed of, in a transaction not otherwise prohibited hereby.

(b) The Company will not, and will not permit any U.S. Credit Party or Dutch Credit Party, to change its jurisdiction of organization to the extent that it involves (i) a U.S. Credit Party ceasing to be organized in the United States or (ii) a Dutch Credit Party ceasing to be organized in the Netherlands.

10.03. Dividends. The Company will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Company or any of its Subsidiaries, except that:

(a) any Subsidiary of the Company may pay Dividends to the Company or to any Wholly-Owned Subsidiary of the Company;

(b) any Non-Wholly-Owned Subsidiary of the Company may pay Dividends to its shareholders, members or partners generally, so long as the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(c) the Company may redeem, repurchase or otherwise acquire for value outstanding shares of Company Common Stock (or options, warrants or other rights to acquire such Company Common Stock) following the death, disability, retirement or termination of employment or service of officers, directors or employees of the Company or any of its Subsidiaries, provided that (x) the aggregate amount of all such redemptions, repurchases and other acquisitions pursuant to this Section 10.03(c) shall not exceed $50,000,000 in any fiscal year of the Company (less the amount of any such redemption or repurchase effected by the forgiveness of Indebtedness owed to the Company by such officer, director or employee) and (y) at the time of any such redemption or repurchase permitted to be made pursuant to this Section 10.03(c), no Default or Event of Default shall then exist or result therefrom;

(d) the Company may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash), provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Company may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(e) the Company may pay or make Dividends if the Payment Conditions are satisfied both before and after giving effect to the payment or making of such Dividends; provided that the Company may pay dividends on its capital stock within 60 days of the declaration thereof if, on the declaration date, the Payment Conditions were satisfied;

(f) the Company may acquire shares of its Equity Interests in connection with the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants by way of cashless exercise;

(g) the Company may make Dividends consisting of the issuance of equity rights convertible into Qualified Preferred Stock in connection with “anti-takeover” and “poison pill” arrangements approved by the Board of Directors of the Company and make redemptions of such rights; provided that (i) such redemptions are in accordance with the terms of such arrangements and (ii) the aggregate amount of all such redemptions made during the term of this Agreement do not exceed $10,000,000;

(h) the Company may make Dividends to directors, officers and employees of the Company and its Subsidiaries in connection with any incentive plans approved by the Board of Directors of the Company consisting of (i) shares of Company Common Stock (or options, warrants and other equity instruments in respect thereof), (ii) cash incentive bonuses, and (iii) stock appreciation rights or performance units, including any cash payments in connection therewith;

(i) the Company may settle or otherwise repurchase or otherwise terminate or unwind any Issuer Option;

(j) the Company may accrue dividends on its capital stock;

(k) the Company may repurchase or pay cash in lieu of fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or the exercise of warrants;

(l) the Company and its Subsidiaries may pay withholding taxes in connection with the retention of Equity Interests pursuant to equity-based compensation plans;

(m) the Company or any Subsidiary may receive or accept the return to the Company or any Subsidiary of Equity Interests of the Company or any Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims;

(n) the Company may make payments or distributions to dissenting stockholders as required by applicable law in connection with a merger, consolidation or transfer of assets permitted by this Agreement;

(o) if no Default or Event of Default then exists or would result therefrom, the Company may pay or make Dividends in an aggregate amount not to exceed, together with any payments, prepayments, redemptions or acquisitions for value made pursuant to Section 10.08(a)(v), $50,000,000;

(p) any Tesla Lease Finance Subsidiary may pay Dividends to its shareholders, members or partners in accordance with such Subsidiary’s operating documents; provided that such Dividends are substantially consistent with Dividends paid in connection with tax equity financings; and

(q) any Tesla Finance Subsidiary may redeem, repurchase or otherwise acquire for value outstanding Equity Interests in any Tesla Lease Finance Subsidiary to effect the termination of any tax equity financing involving such Tesla Lease Finance Subsidiary.

10.04. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b) Existing Indebtedness outstanding on the Effective Date and, except for intercompany Indebtedness among the Company and its Subsidiaries, listed on Schedule 8.20 to the Disclosure Letter (as reduced by any repayments of principal thereof after the Effective Date for which the obligor thereunder has no right to reborrow pursuant to the terms of such Indebtedness), and any subsequent extension, renewal, replacement or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced or the aggregate commitment in respect of such Indebtedness does not exceed that amount outstanding or commitment then in effect at the time of any such extension, renewal, replacement or refinancing (although in no event shall the amount of any such commitment exceed that amount in effect on the Effective Date, as reduced by any permanent commitment reductions thereafter) (plus the sum of (A) accrued and unpaid interest and fees thereon, (B) any prepayment premium and (C) customary fees and expenses relating to such extension, renewal, replacement or refinancing);

(c) Indebtedness (i) of the Company and its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (ii) of the Company and its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Company and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Company’s or any of its Subsidiaries’ ordinary course of business operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d) Indebtedness of the Company and its Subsidiaries evidenced by Capitalized Lease Obligations (including the financing of such related installation, maintenance or software licensing charges) and purchase money Indebtedness secured by Liens described in Sections 10.01(f) and (g) and any subsequent extension, renewal, replacement or refinancing thereof as permitted by such Sections 10.01(f) and (g); provided that Indebtedness incurred in reliance on this clause (d) shall only be permitted to the extent at the time of incurrence it constitutes either Ratio-Related Permitted Indebtedness or Basket-Related Permitted Indebtedness;

(e) Indebtedness constituting Intercompany Loans;

(f) Indebtedness consisting of unsecured guarantees by (i) a U.S. Borrower of the Indebtedness and lease and other contractual obligations of its Wholly-Owned Subsidiaries, (ii) the U.S. Credit Parties of each other’s Indebtedness and lease and other contractual obligations (other than obligations in respect of Permitted Convertible Notes), (iii) the Dutch Credit Parties of each other’s Indebtedness and lease and other contractual obligations and (iv) Subsidiaries of the Company that are not Credit Parties of each other’s Indebtedness and lease and other contractual obligations, in each case to the extent that the guaranteed Indebtedness or lease or other contractual arrangement is otherwise permitted under this Agreement;

(g) Indebtedness of a Subsidiary of the Company acquired pursuant to an Acquisition (or Indebtedness assumed at the time of an Acquisition in respect of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Acquisition and (ii) the aggregate principal amount of all Indebtedness permitted by this clause (g) shall not exceed the greater of (x) $250,000,000 or (y) 1% of Consolidated Total Assets, in each case, at any one time outstanding;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, if such Indebtedness is extinguished within ten Business Days of the incurrence thereof;

(i) Indebtedness of the Company and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds or similar bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in an Event of Default;

(j) Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Company or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(k) Indebtedness of the Company or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, severance arrangements, purchase price adjustments, earnouts, stay bonuses and similar obligations in connection with the acquisition or disposition of assets or Acquisitions, in each case permitted by this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale or Acquisition, and are not guaranteed by any other Person except as permitted by Section 10.04(f);

(l) Indebtedness of the Company under (x) the Existing Convertible Notes and (y) any renewal, extension, exchange, replacement or refinancing of any Existing Convertible Notes (including any new issuance of unsecured convertible notes to effect the foregoing), provided that at the time of such renewal, extension, exchange, replacement, refinancing or issuance (i) no Default or Event of Default exists or would result therefrom, (ii) any aggregate net cash proceeds from any such new issuances are promptly (within 60 days) applied to repay, redeem or satisfy all or a portion of any then outstanding Existing Convertible Notes, (iii) such Indebtedness shall not have any scheduled maturity or mandatory redemption, prepayment, amortization, sinking fund or similar obligation (other than pursuant to customary change of control, fundamental change, make-whole fundamental change or other similar event risk provisions and, for the avoidance of doubt, provisions providing for Net Share Settlement) prior to the date which is six months after the Final Maturity Date in effect at the time of such renewal, extension, exchange, replacement, refinancing or issuance, (iv) the aggregate principal amount of such new Indebtedness (or if incurred with original issue discount, the sum of the aggregate issue price and any accreted principal amount) does not exceed the aggregate principal amount (or if incurred with original issue discount, the aggregate issue price plus any accreted amount) of the Existing Convertible Notes to be renewed, extended, exchanged, replaced or refinanced (plus the sum of (A) accrued and unpaid interest thereon, (B) any prepayment or exchange premium, (C) customary premium, fees and expenses relating to such renewal, extension, exchange, replacement, refinancing or issuance), and (D) any amount that would be available to be incurred as either Ratio-Related Permitted Indebtedness or Basket-Related Permitted Indebtedness (and such amount utilized under this clause shall be counted as either Ratio-Related Permitted Indebtedness or Basket-Related Permitted Indebtedness, as applicable), and (v) the covenants and events of default applicable to such Indebtedness are no more restrictive, taken as a whole, than the covenants and events of default set forth in this Agreement (as determined by the Company in good faith), except for (x) provisions applicable only to periods after the Final Maturity Date in effect at the time of renewal, extension or incurrence of such Indebtedness, and (y) provisions related to any equity provisions of such Indebtedness; provided, that cash payments may also be made as part of any exchange transaction permitted under this Section 10.04(l) if (A) such cash payments are in respect of accrued and unpaid interest, (B) if the Payment Conditions are satisfied at the time of such exchange or (C) amounts are available under Section 10.08(a)(v) (it being understood that any cash payments made pursuant to this clause (C) shall be deemed a usage of the amounts available under Section 10.08(a)(v));

(m) Indebtedness of the Company or any of its Subsidiaries for reimbursement obligations relating to letters of credit (other than Letters of Credit, but inclusive of any letters of credit that constitute Existing Indebtedness), bankers’ acceptances, bank guarantees, performance bonds, surety bonds and bid bonds, so long as the sum of the aggregate available amount of all such letters of credit, bankers’ acceptances and bank guarantees (and any unreimbursed drawings in respect thereof) and the then-outstanding amount of performance bonds, surety bonds and bid bonds does not at any time exceed $400,000,000;

(n) Indebtedness of any Credit Party (which Indebtedness may be (A) (a) unsecured or (b) to the extent permitted below in this clause (n), secured by a Lien on the Collateral (including any Permitted Additional Secured Indebtedness Priority Collateral that will become Collateral) and (B) guaranteed (other than in respect of Additional Convertible Notes) on a like basis by the other Credit Parties or pursuant to any SolarCity Guarantee), if at the time of issuance or incurrence (i) no Default or Event of Default then exists or would result therefrom, (ii) such Indebtedness does not have a scheduled maturity earlier than six months after the Final Maturity Date in effect at the time of issuance or incurrence of such Indebtedness (other than an earlier maturity date for customary fundamental change, make-whole fundamental change, change of control or other similar event risk provisions or customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier than six months after such Final Maturity Date), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes providing for Net Share Settlement thereof shall not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (ii), (iii) such Indebtedness does not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to such Final Maturity Date (other than pursuant to (x) fundamental change, make-whole fundamental change, change of control or other similar event risk provisions and, in the case of term loans or senior notes that are not convertible into Equity Interests only, customary asset sale (or casualty or condemnation event), extraordinary receipts and/or (solely in the case of term loans) excess cash flow offer or repayment provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition and customary asset sale (or casualty or condemnation event) repayment provisions, and (y) in the case of term loans, nominal amortization requirements not to exceed 1% per annum of the initial aggregate principal amount of such Indebtedness), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes providing for Net Share Settlement thereof shall not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (iii), (iv) the covenants and events of default set forth in the applicable Permitted Additional Indebtedness Documents are no more restrictive, taken as a whole, than the covenants and events of default set forth in this Agreement (as determined by the Company in good faith), except for (x) provisions applicable only to periods after the Final Maturity Date in effect at the time of effectiveness of the applicable Permitted Additional Indebtedness Documents and (y) provisions related to any equity provisions of such Indebtedness; provided that, any such covenants and events of default may apply to the Company and its subsidiaries (including SolarCity and its subsidiaries) without causing such covenants and events of default to fail to satisfy the provisions of this clause (iv); (v) to the extent such Indebtedness is subordinated, the terms of such Indebtedness provide for customary payment or lien subordination, as applicable, to the Obligations as reasonably determined by the Administrative Agent in good faith, (vi) if such Indebtedness is secured, (x) it shall not be secured by any assets or property other than Collateral securing the Obligations including any assets or property of the Credit Parties that are not covered by the Security Documents on the Effective Date but which will secure the Obligations from and after the issuance of such Indebtedness as contemplated by Section 9.12(e), (y) at the time of the entering into of any such Indebtedness, an Intercreditor Agreement shall have been entered into and shall be in full force and effect and the Credit Parties shall have complied with their obligations under Section 9.12(e), and (z) the Intercreditor Agreement shall provide, inter alia, that the Collateral Agent, for the benefit of the Secured Creditors, shall retain a First Priority Lien on the ABL Priority Collateral and shall have a Second Priority Lien on the Permitted Additional Secured Indebtedness Priority Collateral and (vii) such Indebtedness shall either (x) at the time of incurrence constitute either Ratio-Related Permitted Indebtedness or Basket-Related Permitted Indebtedness or (y) be in an aggregate principal amount not to exceed $2,000,000,000, and together with Indebtedness incurred and outstanding pursuant to Section 10.04(o), be in an aggregate principal amount not to exceed $3,000,000,000 at any time outstanding; provided, however, the requirements of the preceding clause (vii) shall not apply to any Indebtedness incurred or issued pursuant to this clause (n) if such Indebtedness is exchanged for or 100% of the net cash proceeds therefrom are applied to repay, repurchase, redeem or defease any then outstanding Ratio-Related Permitted Indebtedness substantially simultaneously with (or if such Ratio-Related Permitted Indebtedness requires notice or other waiting periods to effectuate its repayment, repurchase, redemption or defeasance, then as promptly as practical after) the incurrence or issuance of such Indebtedness (all unsecured Indebtedness incurred or issued under this clause (n) is referred to as “Permitted Additional Unsecured Indebtedness” and all secured Indebtedness incurred or issued under this clause (n) is referred to as “Permitted Additional Secured Indebtedness”);

(o) if no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by any Subsidiary that is not a Credit Party (or existing at the time such Person becomes a Subsidiary that is not a Credit Party pursuant to an Acquisition (or Indebtedness assumed by a Subsidiary that is not a Credit Party at the time of an Acquisition in respect of an asset securing such Indebtedness) so long as such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Acquisition), which Indebtedness may be (A) unsecured or secured and (B) guaranteed (x) on a like basis by any other Subsidiaries that are not Credit Parties or (y) on an unsecured basis by any U.S. Borrower pursuant to Section 10.04(f)(i)) in an aggregate principal amount, together with Indebtedness incurred and outstanding pursuant to Section 10.04(n)(vii)(y), not to exceed $3,000,000,000 at any time outstanding; provided that if such Indebtedness is secured it shall only be secured by assets or property of Subsidiaries that are not Credit Parties (all Indebtedness incurred or issued under this clause (o) is referred to as “Permitted Non-Credit Party Indebtedness”);

(p) Indebtedness of the Company and its Subsidiaries evidenced by Capitalized Lease Obligations (including the financing of such related installation, maintenance or software licensing charges) and purchase money Indebtedness (including the financing of such related installation, maintenance or software licensing charges) secured by Liens described in Sections 10.01(f) and (g) and any subsequent extension, renewal, replacement or refinancing thereof as permitted by such Sections 10.01(f) and (g); provided that the applicable Capitalized Lease Obligation is in respect of Equipment or such Indebtedness is incurred to pay all or a portion of the purchase price of Equipment; provided further that in no event shall the sum of the aggregate principal amount of all Indebtedness permitted by this clause (p) exceed $750,000,000 at any time outstanding;

(q) Indebtedness of any Credit Party in the nature of revolving loans (which Indebtedness may be (A) (1) unsecured or (2) to the extent permitted below in this clause (q), secured by a Lien on the Collateral (including any Permitted Additional Secured Indebtedness Priority Collateral that will become Collateral) and (B) guaranteed on a like basis by the other Credit Parties); provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) the commitments thereunder do not terminate earlier than six months after the Final Maturity Date in effect at the time of incurrence of such Indebtedness, (iii) the covenants and events of default set forth in the applicable Cash Flow Revolving Documents are no more restrictive, taken as a whole, than the covenants and events of default set forth in this Agreement (as determined by the Company in good faith), except for provisions applicable only to periods after the Final Maturity Date in effect at the time of effectiveness of the applicable Cash Flow Revolving Documents, (iv) if such Indebtedness is secured (x) it shall not be secured by any assets or property other than Collateral securing the Obligations (including any assets or property of the Credit Parties that are not covered by the Security Documents on the Effective Date but which will secure the Obligations from and after the issuance of such Indebtedness as contemplated by Section 9.12(e)), (y) at the time of the entering into of any such Indebtedness, an Intercreditor Agreement shall have been entered into and shall be in full force and effect and the Credit Parties shall have complied with their obligations under Section 9.12(e), and (z) the Intercreditor Agreement shall provide, inter alia, that the Collateral Agent, for the benefit of the Secured Creditors, shall retain a First Priority Lien on the ABL Priority Collateral and shall have a Second Priority Lien on the Permitted Additional Secured Indebtedness Priority Collateral, (v) the initial Cash Flow Revolving Documents in respect of the Indebtedness permitted by this clause (q) are entered into (and the revolving commitments in respect of the Indebtedness permitted by this clause (q) become effective) no later than the first anniversary of the Effective Date, (vi) the aggregate principal amount of all Indebtedness incurred and outstanding under this clause (q) does not exceed $250,000,000 at any time and (vii) prior to the incurrence or issuance of such Indebtedness, the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with the requirements of the preceding clauses (i) through (vi) (all Indebtedness incurred or issued under this clause (q) is referred to as “Cash Flow Revolving Indebtedness”);

(r) Indebtedness of the Company or any of its Subsidiaries secured by a Lien on Energy Storage Assets, including an Energy Storage Working Capital Facility; provided that such Indebtedness shall not be secured by any assets other than Energy Storage Assets and other related assets, such as chattel paper and payment intangibles, that in the reasonable opinion of the Company are customary for financing transactions related to such assets;

(s) Indebtedness of Securitization Subsidiaries in respect of Permitted Securitization Facilities and any indemnity in respect thereof described in clause (b) of the definition of Permitted Securitization Facilities;

(t) Indebtedness arising under a declaration of joint and several liability in respect of the Borrowers and/or Guarantors used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:402(2) of the Dutch Civil Code);

(u) Indebtedness consisting of the accretion of original issue discount with respect to Additional Convertible Notes;

(v) Indebtedness of Tesla B.V. or any Subsidiary that is not a Credit Party secured by assets of Tesla B.V. or such Subsidiary that are not included in the Dutch Borrowing Base and are in-transit for delivery to a Subsidiary that is not a Credit Party, which Subsidiary shall take ownership of such assets no later than upon delivery thereof (such assets, the “Specified Tesla B.V. Assets”); provided that there shall be no recourse to Tesla B.V. in respect of such Indebtedness other than with respect to the Specified Tesla B.V. Assets;

(w) Indebtedness of the Company and its Subsidiaries having an aggregate principal amount that does not at any time exceed the greater of (x) $100,000,000 and (y) 1% of the Consolidated Total Assets; provided that the outstanding principal amount of Indebtedness incurred under any one facility pursuant to this clause (w) shall not exceed $100,000,000 at any time outstanding;

(x) Indebtedness of a Tesla Finance Subsidiary secured by a Lien on Rental Account Assets; provided that (i) such Indebtedness shall not be secured by any assets other than Rental Account Assets and other related assets, such as chattel paper and payment intangibles, that in the reasonable opinion of the Company are customary for financing transactions related to such assets, (ii) no portion of such Indebtedness shall be guaranteed by the Company or any of its Subsidiaries (other than a Tesla Finance Subsidiary), (iii) there shall be no recourse or obligation to the Company or any of its Subsidiaries (other than a Tesla Finance Subsidiary) whatsoever and (iv) none of the Company nor any of its Subsidiaries (other than a Tesla Finance Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Indebtedness (other than a pledge of the Equity Interests of a Tesla Finance Subsidiary);

(y) unsecured Indebtedness of the Company and its Subsidiaries that does not at any time exceed $125,000,000 in aggregate principal amount; provided that the net cash proceeds of any Indebtedness incurred pursuant to this Section 10.04(y) may not be deposited or maintained in any Core Deposit Account; and

(z) Indebtedness of the Company or any of its Subsidiaries secured by a Lien on Used Motor Vehicles and related assets; provided, that such Indebtedness shall not be secured by any assets other than Used Motor Vehicles and other related assets, such as proceeds therefrom and documents of title in respect thereof, that in the reasonable opinion of the Company are customary for financing transactions related to such assets; provided further that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (z) shall not exceed $300,000,000.

10.05. [Reserved].

10.06. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Company or any of its Subsidiaries, other than on terms and conditions at least as favorable in all material respects to the Company or such Subsidiary as would reasonably be obtained by the Company or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a) Dividends may be paid to the extent provided in Section 10.03;

(b) loans may be made and other transactions may be entered into by the Company and its Subsidiaries to the extent expressly permitted by Sections 10.02, 10.03, 10.04 and 10.10;

(c) customary fees, indemnities and reimbursements may be paid to directors of the Company and its Subsidiaries;

(d) the Company may issue Permitted Company Stock;

(e) the Company and its Subsidiaries may enter into, and may make payments under, employment agreements, change of control severance agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including for the reimbursement of expenses) with officers, employees and directors of the Company and its Subsidiaries in the ordinary course of business or otherwise approved by the Company’s board of directors or shareholders;

(f) the Company and its Subsidiaries may pay management fees, service fees, licensing fees and similar fees to one another in the ordinary course of business (or, in the case of pricing, as otherwise determined by the Company and its Subsidiaries in their respective reasonable business judgment);

(g) transactions solely among the Company and its Subsidiaries (including, for purposes of this Section 10.06(g), SolarCity and its Subsidiaries if and for so long as SolarCity is a Subsidiary (as such term is defined herein without giving effect to the proviso in the first sentence of such definition)) either (i) in the ordinary course of business or (ii) in connection with any refinancing of the SolarCity Convertible Notes with Indebtedness incurred in accordance with this Agreement by the Company or its Subsidiaries and, in each case, otherwise not prohibited by the terms of the Credit Documents; and

(h) (i) the provision of common stock by the Company to SolarCity to settle conversions of convertible notes issued by SolarCity and (ii) entry by the Company and/or any of its Subsidiaries into, and performance by the Company and/or any of its Subsidiaries under, any definitive agreement relating to any acquisition by the Company and/or any of its Subsidiaries of all or a majority of the Equity Interests or assets of SolarCity and its Subsidiaries and any transactions consummated in connection therewith, in each case on terms fair and reasonable to the Company and/or its Subsidiaries (as determined in good faith by the Company) and otherwise not prohibited by the terms of the Credit Documents; provided that any such acquisition in which the only consideration paid for Equity Interests or assets of SolarCity and its Subsidiaries (other than cash paid for fractional shares and other customary exceptions) consists of Equity Interests of the Company shall be deemed to be on terms fair and reasonable to the Company and/or its Subsidiaries.

10.07. Fixed Charge Coverage Ratio. During each Compliance Period, the Company shall not permit (i) the Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements are available to be less than 1.00:1.00, (ii) the Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such Compliance Period to be less than 1.00:1.00 or (iii) the Fixed Charge Coverage Ratio for any Test Period ending during such Compliance Period to be less than 1.00:1.00. Within three Business Days after the beginning of a Compliance Period, the Company shall provide to the Administrative Agent a compliance certificate calculating the Fixed Charge Coverage Ratio for the Test Period for which financial statements are required to be delivered ended immediately prior to the beginning of such Compliance Period based on the most recent financial statements required to be delivered pursuant to Section 9.01(a) or (b), as applicable.

10.08. Modifications of Certain Agreements; Limitations on Voluntary Payments, etc. The Company will not, and will not permit any of its Subsidiaries to:

(a) make, with respect to any Permitted Convertible Note, SolarCity Convertible Note or other Permitted Additional Indebtedness, (x) any voluntary or optional payment or prepayment on or any voluntary or optional redemption, repurchase or acquisition for value of, or (y) any prepayment or redemption as a result of any change of control or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution or similar required “repurchase” event of (including by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due); provided, however:

(i) the Company may (and may permit its Subsidiaries to) make any payment or prepayment on, or redemption or repurchase or acquisition for value of, (A) any Existing Convertible Notes in accordance with the terms of related Permitted Convertible Notes Indentures, (B) any Additional Convertible Notes upon any conversion thereof by the holders of such Additional Convertible Notes, including any Net Share Settlement, (C) any Permitted Convertible Notes or SolarCity Convertible Notes through the exercise of any call option in respect thereof that is settled in Permitted Company Stock or, in respect of any fractional shares to be issued, in cash and (D) with respect to any payment, prepayment, redemption, repurchase or acquisition for value described in clause (a)(y) above (other than any such payments, prepayments, redemptions, repurchases or acquisitions for value governed by Section 10.08(a)(ii)), any Permitted Convertible Note or Permitted Additional Indebtedness, as and to the extent required by the terms of the Permitted Convertible Notes Documents or Permitted Additional Indebtedness Documents, as applicable, or any SolarCity Convertible Notes as and to the extent required by the terms of the SolarCity Convertible Notes Documents;

(ii) subject to the terms of the Intercreditor Agreement, the Company may (and may permit its Subsidiaries to), in respect of excess cash flow and extraordinary receipts and sale or insurance proceeds of Permitted Additional Secured Indebtedness Priority Collateral, make any payment or prepayment on, or redemption or repurchase or acquisition for value of Permitted Additional Secured Indebtedness with such amounts and proceeds, in each case, as and to the extent required by the terms of the Permitted Additional Secured Indebtedness Documents;

(iii) the applicable Credit Party may (and may permit its Subsidiaries to) make payments or prepayments on, or redemptions or acquisitions for value of, any Permitted Convertible Notes, SolarCity Convertible Notes or Permitted Additional Indebtedness (v) to the extent made with Permitted Company Stock (whether pursuant to any conversion thereof or otherwise), (w) to the extent made with the net cash proceeds from the incurrence or issuance of any Additional Convertible Notes or Permitted Additional Indebtedness if at the time of issuance or incurrence thereof no Default or Event of Default then exists or would result therefrom, (x) to the extent constituting an exchange of such Permitted Convertible Notes, SolarCity Convertible Notes or Permitted Additional Indebtedness (together with any accrued and unpaid interest thereon) for other Additional Convertible Notes or Permitted Additional Indebtedness if at the time of such exchange no Default or Event of Default then exists or would result therefrom, (y) to the extent made with any combination of the consideration in clauses (v), (w) and (x), or (z) at the time thereof, the Payment Conditions are satisfied both before and after giving effect to such payment, prepayment, redemption or acquisition for value;

(iv) the applicable Subsidiary may (and may permit its Subsidiaries to) make payments or prepayments on, or redemptions or acquisitions for value of, any Permitted Non-Credit Party Indebtedness (x) to the extent made solely with Permitted Company Stock (whether pursuant to any conversion thereof or otherwise), (y) to the extent made with the net cash proceeds from the incurrence or issuance of, or in exchange for, any Permitted Non-Credit Party Indebtedness if no Default or Event of Default then exists or would result therefrom or (z) if the Payment Conditions are satisfied both before and after giving effect to such payment, prepayment, redemption, repurchase or acquisition for value; provided that the applicable Subsidiary may make any such payment, prepayment, redemption, repurchase or acquisition for value within 60 days after sending any notice of such payment, prepayment, redemption, repurchase or acquisition if, on such notice date, the Payment Conditions were satisfied; and

(v) if no Default or Event of Default then exists or would result therefrom, the Company may (and may permit its Subsidiaries to) make any payment or prepayment on, or redemption or repurchase or acquisition for value of, any Permitted Convertible Notes, SolarCity Convertible Notes or Permitted Additional Indebtedness in an aggregate amount not to exceed, together with Dividends paid or made pursuant to Section 10.03(o), $50,000,000;

(b) amend, modify, change or waive any term or provision of any Permitted Convertible Notes Document in a manner which is either adverse to the interests of the Lenders in any material respect or would be in a form that would not otherwise have been permitted to be entered into or incurred at the time of original incurrence in accordance with Section 10.04(l)(y) or Section 10.04(n) (as reasonably determined, in each case, by the Company);

(c) amend, modify, change or waive any term or provision of any Permitted Additional Indebtedness Document to the extent that the Permitted Additional Indebtedness Document in the amended, modified or changed form would not be able to be entered into (or the related Indebtedness incurred) at such time in accordance with Sections 10.01(s) and 10.04(n) or, in the case of any Permitted Additional Secured Indebtedness Document, also to the extent not permitted at such time in accordance with the terms of the Intercreditor Agreement; or

(d) amend, modify, change or waive any term or provision of the Tax Sharing Agreement in a manner which is adverse to the interests of the Lenders in any material respect (as reasonably determined by the Company in consultation with the Administrative Agent).

For the avoidance of doubt, this Section 10.08 shall not restrict any conversion of any Permitted Convertible Note in accordance with its terms or any Net Share Settlement in connection therewith.

10.09. Limitation on Certain Restrictions on Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Permitted Convertible Notes Indentures and the other Permitted Convertible Notes Documents, (iv) the Permitted Additional Indebtedness Documents, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or any other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(c), (e), (f), (g), (j), (l), (m), (n), (r), (t), (u), (v), (w), (x), (y), (bb), (dd), (ee), (ff) or (gg), (ix) any agreement or instrument governing Indebtedness (A) permitted pursuant to Section 10.04(b) (other than Intercompany Debt), provided that, any restrictions contained in any agreement governing any renewal, extension, replacement or refinancing of any Existing Indebtedness are not more restrictive in any material respect than the restrictions contained in the Existing Indebtedness to be renewed, extended, replaced or refinanced (as reasonably determined by the Company in good faith), (B) incurred pursuant to Section 10.04(d), 10.04(p), 10.04(r), 10.04(s), 10.04 (x) or 10.04(z); provided that any such restriction contained therein relates only to the assets financed thereby (or, in the case of Section 10.04(r), 10.04 (x) or 10.04(z), securing such Indebtedness), (C) incurred pursuant to Section 10.04(o), which restriction is only applicable to the transfers of assets (other than cash) or to the transfer of all or substantially all assets (or other similar fundamental change covenant) of the Person that has incurred the subject Indebtedness or (D) incurred or otherwise permitted pursuant to Section 10.04(g), which encumbrance or restriction, in the case of this clause (D), is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive (as reasonably determined by the Company in good faith)) in connection with or in anticipation of the respective Acquisition, (x) restrictions applicable to any joint venture that is a Non-Wholly-Owned Subsidiary of the Company as a result of an Investment not prohibited by this Agreement; provided that the restrictions applicable to such joint venture are not made more burdensome (as reasonably determined by the Company in good faith), from the perspective of the Company and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment (but solely to the extent any are in effect at such time), (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (xii) customary net worth or similar financial maintenance provisions contained in real property leases entered into by any Subsidiary, (xiii) arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits, and (xiv) restrictions contained in the operative documents of a Tesla Lease Finance Subsidiary that are customary restrictions for a non-wholly owned subsidiary.

10.10. Limitations on Certain Issuances of Equity Interests. The Company will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity or (ii) any redeemable common stock or other redeemable common Equity Interests, (A) in each case for clauses (i) and (ii) other than (x) common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Company or such Subsidiary, as the case may be, unless the purchase thereof is otherwise expressly permitted under Section 10.03, and (y) Qualified Preferred Stock of the Company and (B) for avoidance of doubt, this Section 10.10 shall not prohibit issuances of Equity Interests in a Tesla Lease Finance Subsidiary issued in connection with a tax equity financing which has provisions related to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up that are customary for similar tax equity financings.

10.11. No Additional Accounts, etc. The Company will not, and will not permit any other Credit Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Core Deposit Accounts set forth on Part A of Schedule 10.11 to the Disclosure Letter, (b) the DB Accounts, (c) the Controlled Securities Accounts set forth on Part B of Schedule 10.11 to the Disclosure Letter and (d) the Excluded Accounts; provided that, in any event, any such Credit Party may open a new Core Deposit Account not set forth in Schedule 10.11 to the Disclosure Letter, Controlled Securities Account not set forth in such Schedule 10.11 to the Disclosure Letter or any Excluded Account, so long as in the case of a Core Deposit Account or Controlled Securities Account, (i) the Company has delivered an updated Schedule 10.11 to the Disclosure Letter to the Administrative Agent listing such new account and (ii) the financial institution with which such Core Deposit Account or Controlled Securities Account, as applicable, is opened, together with the applicable Credit Party which has opened the Core Deposit Account or the Controlled Securities Account, as applicable, and the Collateral Agent, shall have delivered (within 90 days of opening such Core Deposit Account or Controlled Securities Account) to the Administrative Agent a Cash Management Control Agreement in form and substance reasonably acceptable to the Administrative Agent.

10.12. Use of Proceeds. The Company will not, and will cause its Subsidiaries, and each of their respective directors officers, employees and agents to not, use the proceeds of the Loans or Letters of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.13. Fiscal Unity. No Dutch Credit Party shall create or become a member of a fiscal unity (fiscal eenheid) other than (a) a fiscal unity among the Dutch Credit Parties only or (b) so long as the Tax Sharing Agreement remains in full force and effect, a fiscal unity among the Dutch Credit Parties and other Dutch Affiliates of Tesla B.V. from time to time party to such Tax Sharing Agreement, Tesla Motors Netherlands Coöperatief U.A. and the New B.V.

10.14. SolarCity. Notwithstanding anything to the contrary contained herein, until the date that SolarCity is a “Subsidiary” for all purposes of this Agreement:

(a) the Company and its Subsidiaries shall not (subject to the Consent Letter) guarantee or otherwise become directly liable for any Indebtedness of SolarCity or any of its Subsidiaries (it being understood and agreed that this Section 10.14(a) shall not restrict or prohibit (i) any guarantee by a Subsidiary of Indebtedness of the Company and/or its Subsidiaries that is also guaranteed by a SolarCity Guarantee and (ii) any unsecured guarantee by the Company or its Subsidiaries of Indebtedness of SolarCity or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances, bank guarantees, performance bonds, surety bonds, appeal bonds, customs bonds or similar instruments required in the ordinary course of business or in connection with the enforcement of rights or claims of SolarCity or any of its Subsidiaries or in connection with judgments that do not result in an Event of Default);

(b) the Company and its Subsidiaries shall not permit SolarCity or any of its Subsidiaries to guarantee or otherwise become directly liable for Indebtedness of the Company or its Subsidiaries; provided that SolarCity and its Subsidiaries may guarantee or otherwise become directly liable for Indebtedness of the Company or its Subsidiaries (a “SolarCity Guarantee”) so long as each Person providing a SolarCity Guarantee guarantees the Guaranteed Obligations (as defined in the U.S. Guaranty) on terms no less favorable to the Lenders (as determined by the Company in good faith) than the terms of such SolarCity Guarantee are to the holders of the applicable Indebtedness;

(c) SolarCity and its Subsidiaries shall not create, incur or assume any syndicated credit facilities, bonds or convertible notes other than:

(i) any such Indebtedness that (A) is a renewal, extension, exchange, replacement or refinancing of Indebtedness outstanding on or (B) is Indebtedness that may be incurred pursuant to commitments existing on, the Sixth Amendment Effective Date (and provided that (x) the aggregate principal amount of such renewal, extension, exchange, replacement or refinancing, or commitments in respect thereof (or if incurred with original issue discount, the sum of the aggregate issue price and any accreted principal amount) does not exceed the aggregate principal amount (or if incurred with original issue discount, the aggregate issue price plus any accreted amount) of the Indebtedness to be renewed, extended, exchanged, replaced or refinanced (plus the sum of (1) accrued and unpaid interest thereon, (2) any prepayment or exchange premium and (3) customary premium, fees and expenses relating to such renewal, extension, exchange, replacement, refinancing or issuance) and (y) the terms of the Indebtedness provided in any such renewal, extension, exchange, replacement or refinancing (excluding pricing, fees, rate floors and optional prepayment or redemption terms), taken as a whole, are no more favorable to the lenders or holders of such Indebtedness than those applicable to the Indebtedness to be renewed, extended, exchanged, replaced or refinanced,

(ii) Indebtedness incurred by any special purpose Subsidiary of SolarCity so long as (A) there shall be no recourse or obligation to the Company or any of its Subsidiaries or SolarCity or any of its Subsidiaries (other than any special purpose Subsidiary of SolarCity) whatsoever other than (solely in respect of SolarCity and its Subsidiaries) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Indebtedness that in the reasonable opinion of the Company are customary for such transactions and (B) none of the Company nor any of its Subsidiaries nor SolarCity nor any of its Subsidiaries (other than any special purpose Subsidiary of SolarCity) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Indebtedness, other than as set forth in clause (A) above,

(iii) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(iv) Indebtedness pursuant to any SolarCity Guarantee; and

(v) any guarantee of the Guaranteed Obligations (as defined in the U.S. Guaranty); and

(d) the Company and its Subsidiaries shall not permit SolarCity or any of its Subsidiaries to pledge any assets to secure any Indebtedness of the Company or its Subsidiaries or any guarantee or liability of SolarCity or any of its Subsidiaries in respect thereof.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01. Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing, (ii) default in the payment of any cash collateral, or the entering into of backstop arrangements, as and when required by Section 3.07 or (iii) default, and such default shall continue unremedied for five days, in the payment when due of any interest on any Loan, Note or any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or in any respect to the extent qualified by “materiality,” “Material Adverse Effect” or similar language) on the date as of which made or deemed made; or

11.03. Covenants. The Company or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.03(b), 5.03(c), 5.03(d), 5.03(e), 9.01(e)(i), 9.01(h), 9.03(a)(ii) (with respect to a Borrower), 9.04 (as it relates to the existence of a Borrower), 9.11, 9.12(e) or Section 10 (other than Section 10.01(a)) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01, 11.02 and 11.03(i)) or any other Credit Document and such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which such default shall first become known to any Responsible Officer of the Company or any other Credit Party or (b) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04. Default Under Other Agreements. (a) The Company or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default beyond any period of grace in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of the Company or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid, in each case other than (x) by a regularly scheduled required prepayment or pursuant to customary mandatory prepayment provisions in connection with asset sales, casualty and condemnation events, the incurrence of indebtedness, the issuance of Equity Interests or excess cash flow, prior to the stated maturity thereof or any payment on demand in respect of Indebtedness incurred under Section 10.04(y) in accordance with the terms of such Indebtedness and not as a result of a default thereunder, (y) in connection with any payment, prepayment, redemption, repurchase or acquisition for value of Indebtedness permitted under Section 10.08 and (z) any Net Share Settlement of any Permitted Convertible Notes; provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least equal to the Threshold Amount; or

11.05. Bankruptcy, etc. Any Credit Party or any Material Subsidiary of the Company shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any Material Subsidiary of the Company, and the petition is not controverted within 30 days, or is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any Material Subsidiary of the Company, to operate all or any substantial portion of the business any Credit Party or any Material Subsidiary of the Company, or any Credit Party or any Material Subsidiary of the Company commences any other proceeding in relation to any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, bankruptcy, insolvency or any analogous procedure or step is taken in any jurisdiction whether now or hereafter in effect relating to any Credit Party or any Material Subsidiary of the Company (including under any Dutch Insolvency Law), or there is commenced against any Credit Party or any Material Subsidiary of the Company any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or any Credit Party or any Material Subsidiary of the Company is adjudicated or deemed under applicable law insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding (including the entry of an order of relief against it or for the appointment of a receiver, controller, receiver-manager, trustee, monitor, custodian or similar official for it or for any substantial part of its property) is entered; or any Credit Party or any Material Subsidiary of the Company makes a general assignment for the benefit of creditors; or any Business action is taken by any Credit Party or any Material Subsidiary of the Company for the purpose of effecting any of the foregoing; or with respect to a Dutch Credit Party, if it files a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); or

11.06. ERISA.

(a) One or more ERISA Events shall have occurred;

(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);

(c) any material contribution required to made with respect to a Foreign Pension Plan has not been timely made; or

(d) or there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Company, any Subsidiary of the Company or any of the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Company, any Subsidiary of the Company and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), (c), and (d), either individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect; or

11.07. [Reserved].

11.08. Security Documents. Any of this Agreement or the Security Documents shall cease to be in full force and effect (other than as permitted by the Credit Documents), or any Credit Party or any Person acting for or on behalf of such Credit Party shall deny or disaffirm such Credit Party’s obligations under this Agreement or any Security Document to which it is a party, or the Security Documents shall cease to give the Collateral Agent for the benefit of the Secured Creditors (other than pursuant to, or as permitted by, the terms hereof or thereof (including as a result of a transaction permitted by this Agreement)) a perfected security interest in, and Lien on, the Collateral covered thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or, if no such period of grace is provided in such Security Document, such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which such default shall first become known to any Responsible Officer of the Company or (b) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

11.09. Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms of the Credit Documents), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor (a) shall default in the payment when due of any Guaranteed Obligations (as defined in (or any similar term contained in) each applicable Guaranty) or (y) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Guaranty, or, if no such period of grace is provided in such Guaranty or such default is of a covenant in this Agreement pursuant to which no grace period is provided in Section 11.03 above, such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which such default shall first become known to any Responsible Officer of the Company or any other Credit Party or (b) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

11.10. Judgments. One or more judgments or decrees shall be entered against the Company or any Subsidiary of the Company involving in the aggregate for the Company and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees shall not be satisfied, vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds the Threshold Amount; or

11.11. Change of Control. A Change of Control shall occur; or

11.12. Intercreditor Agreement. After the execution and delivery thereof, the Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any Credit Party shall assert that the Intercreditor Agreement shall have ceased for any reason to be in full force and effect (except in accordance with its terms) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of the Intercreditor Agreement; or

11.13. Convertible Notes Maturity Default. A Convertible Notes Maturity Default shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative

Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued and unpaid interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) terminate any Letter of Credit which may be terminated in accordance with its terms; (d) (x) direct the U.S. Borrowers to pay (and the U.S. Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to any U.S. Borrower, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to 102% of the aggregate Stated Amount of all Letters of Credit issued for the account of the U.S. Borrowers and then outstanding and (y) direct the Dutch Borrowers to pay (and the Dutch Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to any Dutch Borrower, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to 102% of the aggregate Stated Amount of all Letters of Credit issued for the account of such Dutch Borrowers and then outstanding; (e) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (f) enforce each Guaranty; and (g) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12. The Administrative Agent and the Collateral Agent.

12.01. Appointment. (a) The Lenders (including in their capacity as a Swingline Lender and Issuing Lender) hereby irrevocably designate and appoint DBNY as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBNY in its capacity as Collateral Agent pursuant to the Security Documents and, if in effect, the Intercreditor Agreement) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Credit Documents by or through its officers, directors, agents, employees or affiliates. For the purposes of the Belgian law Security Documents, the Lenders and the Secured Creditors (i) appoint the Administrative Agent as their representative in accordance with Article 5 of the Belgian Act of 15 December 2004 on financial collateral arrangements and several tax dispositions in relation to security collateral arrangements and loans of financial instruments and Article 3 of Title XVII of Book III of the Belgian Civil Code and (ii) agree that the Administrative Agent shall not be severally and jointly liable with the Lenders and the Secured Creditors.

(b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and documents associated therewith, and such Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 12 (other than Section 12.04) with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 12 included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Lender.

(c) Each Issuing Lender may, at any time by giving 20 Business Days’ prior written notice to the Company and the Administrative Agent, resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents as an Issuing Lender and the resigning Issuing Lender (x) shall not be required to issue any further Letters of Credit hereunder, (y) shall maintain all of its rights (including its rights to indemnification) and obligations as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation and (z) shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such resigning Issuing Bank for all of its actions and inactions while serving as an Issuing Bank hereunder.

12.02. Nature of Duties. (a) The Administrative Agent in its capacity as such shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arrangers, the Syndication Agents and the Co-Documentation Agents are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arrangers, the Syndication Agents and the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Arrangers, the Syndication Agents and the Co-Documentation Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Company and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Company or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Company or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04. Certain Rights of the Agents. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) or any Issuing Lender (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) or Issuing Lender (or any affiliate thereof), as applicable, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) or the applicable Issuing Lender (or an affiliate thereof), as applicable, in performing its duties hereunder, under any other Credit Document or in respect of any Letter of Credit or in any way relating to or arising out of this Agreement, any other Credit Document or any Letter of Credit; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’) or the applicable Issuing Lender’s (or such affiliates’), as applicable, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09. Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Company. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any Swingline Loans hereunder and (y) shall maintain all of its rights and obligations as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or under the other Credit Documents who shall be a commercial bank or trust company reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld or delayed (provided that the Company’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(e) Any fees payable under this Agreement or the other Credit Documents by the Credit Parties to any successor Administrative Agent shall be the same as those payable to the predecessor Administrative Agent unless otherwise agreed to between the Company and the successor Administrative Agent.

(f) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as an Agent hereunder.

12.10. Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent to enter into for the benefit of the Lenders and the other Secured Creditors (i) the Security Documents and, if applicable, the Intercreditor Agreement and (ii) any amendments provided for under Section 2.14. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent to promptly upon the request of the Company, and the Administrative Agent and the Lenders hereby agree with the Company to, the automatic release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Total Revolving Loan Commitment (and all Letters of Credit other than Letters of Credit that have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 102% of the aggregate Stated Amount of all Letters of Credit outstanding at such time))) and payment and satisfaction of all of the Obligations (other than contingent payment obligations for which no claim has been made) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Credit Party) upon the sale or other disposition thereof not prohibited by this Agreement, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents, the last sentence of Section 10.01 or in the Intercreditor Agreement (if in effect). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document in respect of the Collateral by or through, or delegate any and all such rights and powers to, any one or more sub-agents, trustees or third parties appointed by the Administrative Agent. The Administrative Agent (and any such sub-agent, trustee or third party) may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory and indemnification provisions of this Section 12 and Section 13.01 shall apply to any such sub-agent, trustee or third party and to their respective Affiliates to the same extent that such provisions apply to the Administrative Agent.

(e) The Lenders authorize the Administrative Agent to promptly upon the request of the Company, and the Administrative Agent and the Lenders hereby agree with the Company to promptly, release the Mortgage and Lien on any Eligible Real Property so long as (i) no Event of Default has occurred and is continuing, (ii) after giving effect to such release Excess Availability is not less than 20% of Availability then in effect and (iii) the Credit Parties are not required to provide a Lien on such Eligible Real Property pursuant to Section 9.12. Upon such release, such Real Property shall no longer constitute Eligible Real Property, and shall not be included in the U.S. Borrowing Base until such time, if any, that the requirements set forth in the definition of Eligible Real Property have been satisfied with respect thereto.

12.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12. Dutch Parallel Debt.

(a) Each Dutch Credit Party irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to, and in the currency or currencies of, its Dutch Corresponding Debt (such amounts, its “Dutch Parallel Debt”) on the terms and conditions specified in this Section 12.12.

(b) The Dutch Parallel Debt of each Dutch Credit Party (i) shall become due and payable at the same time as its Dutch Corresponding Debt; and (ii) is independent and separate from, and without prejudice to, its Dutch Corresponding Debt.

(c) For purposes of this Section 12.12, the Collateral Agent (i) is the independent and separate creditor of each Dutch Parallel Debt; (ii) acts in its own name and not as agent, representative or trustee of the Secured Creditors and its claims in respect of each Dutch Parallel Debt shall not be held on trust; and (iii) shall have the independent and separate right to demand payment of each Dutch Parallel Debt in its own name (including, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d) The Dutch Parallel Debt of each Dutch Credit Party shall be (i) decreased to the extent that its Dutch Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent to that its Dutch Corresponding Debt has increased, and the Dutch Corresponding Debt of each Dutch Credit Party shall be (x) decreased to the extent that its Dutch Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Dutch Parallel Debt has increased, in each case provided that the Dutch Parallel Debt of a Dutch Credit Party shall never exceed its Dutch Corresponding Debt.

(e) Each Dutch Credit Party may not pay any of its Dutch Parallel Debt other than at the instruction of, and in the manner determined by, the Collateral Agent. Without prejudice to the preceding sentence, each Dutch Credit Party shall be obliged to pay the Dutch Parallel Debt (or if such Dutch Credit Party’s Dutch Corresponding Debt is due at different times, an amount of the relevant Dutch Parallel Debt corresponding to its relevant Dutch Corresponding Debt) only when its relevant Dutch Corresponding Debt has become due.

(f) All parties to this Agreement have acknowledged and agreed with and/or shall acknowledge and agree with the provisions of this Section 12.12.

(g) For the avoidance of doubt, each Dutch Credit Party and the Collateral Agent acknowledge and agree that the rules applicable in respect of common property (gemeenschap) do not apply, whether or not by analogy, to the relation between any relevant parties to the relevant Dutch Security Agreement as a result of the provisions in this Section 12.12.

(h) All amounts received or recovered by the Collateral Agent in connection with this Section 12.12, to the extent permitted by applicable law, shall be applied in accordance with Section 13.06.

(i) This Section 12.12 applies for the purpose of determining the Secured Obligations in each Dutch Security Agreement.

12.13. Real Property Appraisal. At the request of the Company, the Administrative Agent shall obtain, at the sole cost and expense of the Company, promptly upon request, a Real Property Appraisal.

SECTION 13. Miscellaneous.

13.01. Payment of Expenses, etc. Subject to Section 14.07, the Borrowers hereby jointly and severally agree to: (a) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses (including Expenses) (i) of the Administrative Agent (including the reasonable and documented fees and disbursements of Simpson Thacher & Bartlett LLP as counsel to the Administrative Agent, one local counsel in each relevant jurisdiction and consultants and the reasonable and documented fees and expenses in connection with the appraisals and collateral examinations required pursuant to Section 9.01(j)) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, (ii) of the Administrative Agent and its Affiliates in connection with their syndication efforts with respect to this Agreement, (iii) of the Administrative Agent and each Issuing Lender in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons and (iv) after the occurrence and during the continuance of an Event of Default, of each of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including the reasonable and documented fees and disbursements of (x) counsel and consultants of the Administrative Agent, (y) counsel for the respective Issuing Lenders entering into Letter of Credit Backstop Arrangements and (z) one additional firm of counsel for the Issuing Lenders, the Swingline Lender and the other Lenders as a group in each of the United States and the Netherlands); and (b) indemnify the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agents, the Co-Documentation Agents, each Issuing Lender, the Swingline Lender, each other Lender and each of their respective affiliates, and each of their and their affiliates’ respective officers, directors, partners, employees, representatives, agents, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions (including removal or remedial actions), judgments, suits, costs, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ and consultants’ fees and disbursements (but limited, in the case of attorneys’ fees and disbursements, to one counsel to the Indemnified Persons, taken as a whole, one local counsel for the Indemnified Persons, taken as a whole, in each relevant jurisdiction, and, solely in the case of an actual or perceived conflict of interests, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agents, the Co-Documentation Agents, any Issuing Lender, the Swingline Lender or any other Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the issuance, amendment, renewal, extension or use of any Letter of Credit or the proceeds of any Loans or Letters of Credit hereunder (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Company or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Company or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, the non-compliance by the Company or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Company, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Company or any of its Subsidiaries, (iii) (x) the handling of the Credit Account and Collateral of the Borrowers as provided in this Agreement or (y) the Agents’, the Swingline Lender’s, the Issuing Lenders’ and the other Lenders’ relying on any instructions of the Company, or (z) any other action taken by the Agents, the Swingline Lender, the Issuing Lenders or the other Lenders hereunder or under the other Credit Documents or in respect of any Letter of Credit, or (iv) the performance by the Administrative Agent of its duties under Section 13.15 including, in each case and subject to the limitations set forth in this Section, the reasonable and documented out-of-pocket fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but, in each case, excluding from clause (b) above, any losses, liabilities, claims, damages or expenses (A) to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision), (B) constituting taxes (other than any taxes that represent losses, liabilities, claims, damages or expenses arising from any non-tax claim) or (C) arising out of disputes solely between and among Indemnified Persons to the extent such disputes do not involve any act or omission of the Company or any of its Subsidiaries or any of their respective Affiliates (other than claims against an Indemnified Person acting in its capacity as Agent, Arranger, Swingline Lender, Issuing Lender or similar role)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers (jointly and severally) shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

To the full extent permitted by applicable law, no Borrower or Indemnified Person shall assert, and each hereby waives, any claim against any Borrower or any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall limit any Borrower’s indemnification obligations to the extent such special, indirect, consequential or incidental damages are included in any third-party claim against an Indemnified Person in connection with which such Indemnified Person is otherwise entitled to indemnification under this Agreement or any other Credit Document. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In addition, the U.S. Borrowers jointly and severally agree to reimburse the Administrative Agent for all reasonable and documented out-of-pocket third-party administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder.

13.02. Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including by affiliates, branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of any U.S. Credit Party or any Dutch Credit Party against and on account of the Obligations and liabilities of the U.S. Credit Parties or the Dutch Credit Parties, respectively, to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each of the Administrative Agent, any Issuing Lender or any Lender agrees to promptly notify the Company after any such set-off and application made by the Administrative Agent, such Issuing Lender or such Lender, as applicable, although the failure to provide such notification shall not affect any right of set-off or give rise to any liability on the part of the Administrative Agent, any Issuing Lender or any Lender.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE

CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03. Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, emailed, telecopied, or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent or the Collateral Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Company and the Administrative Agent. All such notices and communications shall, when mailed, emailed, telecopied, or sent by overnight courier, be effective when received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Company and each of the other Credit Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither the Company nor any other Borrower may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders except as permitted by Section 10.02 and except for any assignment from any Dutch Borrower to the Company expressly contemplated by Section 2.10(e) and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment hereunder except as provided in Sections 2.13 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date or is otherwise cash collateralized in accordance with the terms hereof) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement, to Section 13.07(a) or as contemplated in clause (6) of the second proviso of Section 13.12(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under any or all of the Security Documents (except as expressly provided in the Credit Documents) or all or substantially all of the value of the Guaranty (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.10, 3.06, 2.11 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(e) (it being understood that the documentation required under Section 5.04(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Sections 2.12(b) and 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10, 3.06 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (not to be unreasonably withheld or delayed). Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.13 with respect to any Participant.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as the Administrative Agent and the Company may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of any Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the relevant Borrower or Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ joint and several expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, (iii)

so long as no Event of Default then exists, the consent of the Company shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, (iv) the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender shall be required in connection with any such assignment of Revolving Loan Commitments (and related Obligations) (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor; provided further that the Administrative Agent may waive the payment of such fee in its sole discretion), and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15; provided in all cases that the transferee Lender does not form part of the public (as such term is understood under the Dutch Financial Markets Supervision Act). To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person for U.S. federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a U.S. Tax Compliance Certificate) described in Section 5.04(e) to the extent such forms would provide a complete exemption from or reduction in U.S. federal withholding tax. In addition, each assignee Lender that is a United States Person and not already a Lender, if requested by the relevant Borrower or the Administrative Agent, shall deliver such documentation (including Internal Revenue Service Form W-9) prescribed by applicable law as will enable the relevant Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then no Borrower shall be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder including to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Revolving Loan Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender solely with respect to events or circumstances that occurred prior to such assignment.

(e) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A transfer or assignment under Section 13.04(b) may, with respect to a Dutch Borrower, only be made to a person who is a Professional Lender.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Company, any other Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive (other than in connection with an assignment made pursuant to Section 13.04) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, (i) the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) the provisions of the preceding Section 13.06(b) shall be subject to the express provisions of this Agreement which require payments to be allocated to a particular Lender or Lenders.

13.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining the Fixed Charge Coverage Ratio and the Total Leverage Ratio in determining compliance with Section 10 shall (x) utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Company referred to in Section 8.05(a) for its fiscal year ended, and otherwise in effect as of, December 31, 2014 and (y) be made in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by the Company or any Subsidiary shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to (x) any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof), or (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis and (iv) for purposes of determining compliance with any incurrence or expenditure tests set forth herein, amounts so incurred or expended (to the extent incurred or expended in a currency other than U.S. Dollars) shall be converted into U.S. Dollars on the basis of the exchange rates (as shown for the prior day as published on Bloomberg or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate U.S. Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of U.S. Dollars, all outstanding amounts originally incurred or spent in currencies other than U.S. Dollars shall be converted into U.S. Dollars on the basis of the exchange rates (as shown for the prior day as published on Bloomberg or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the U.S. Dollar amount outstanding at any time).

(b) All computations of interest (except as otherwise expressly provided herein), Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY OTHER CREDIT DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (OR, IN RESPECT OF SECTION 12.12, NETHERLANDS LAW) (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL (EXCEPT AS OTHERWISE PERMITTED BELOW) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN (OR, IN RESPECT OF SECTION 12.12, THE COURTS OF AMSTERDAM, THE NETHERLANDS), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 13.08 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH DUTCH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE COMPANY (AND THE COMPANY HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE COMPANY SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH DUTCH BORROWER AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE COMPANY OR ANY SUCH OTHER BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE COMPANY OR ANY SUCH OTHER BORROWER. EACH OF THE COMPANY AND EACH OTHER BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY OR SUCH OTHER BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH DUTCH BORROWER EXPRESSLY AND IRREVOCABLY AGREES THAT SUCH SERVICE OF PROCESS MAY BE MADE DIRECTLY ON IT NOTWITHSTANDING ITS APPOINTMENT OF THE COMPANY TO RECEIVE SERVICE OF PROCESS AS PROVIDED ABOVE IN THIS SECTION 13.08(a) AND EITHER OR BOTH PROCEDURES FOR SERVICE OF PROCESS

MAY BE IMPLEMENTED. EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY OTHER BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN THE COUNTY OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.

13.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Company, the Subsidiaries of the Company that are other Borrowers on the Effective Date, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Section 6 have been met to the reasonable satisfaction of the Administrative Agent. Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release any Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6, other than any condition that must be satisfied to the Administrative Agent’s satisfaction or other subjective standard of similar effect). The Administrative Agent will give the Company, the other Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than in accordance with the last paragraph of Section 2.10(a) or Section 2.19) unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (or by the Administrative Agent at the written direction of the Required Lenders) (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Company (other than the Borrowers) may be released from, the relevant Guaranty and the relevant Security Documents in accordance with the provisions hereof and thereof (without the consent of the other Credit Parties party thereto or the Required Lenders)), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to the following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clauses (i), (iii), (iv) and (vii)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Final Maturity Date (unless otherwise cash collateralized in accordance with the terms hereof), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement, to the last paragraph of Section 2.10(a), Section 13.07(a) or as contemplated in clause (6) of the second proviso of this Section 13.12(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under all the Security Documents (except as expressly provided in the Credit Documents) or release all or substantially all of the value of the Guaranty made by the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments and the Loans on the Effective Date), Section 13.06 or any provision of Section 2.09 that expressly requires the consent of all Lenders, (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date), (v) increase the advance rates applicable to any Borrowing Base over those in effect on the Effective Date (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed such an increase in advance rates), (vi) consent to the release, assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, or (vii) amend, modify or waive the order of application of payments set forth in Section 5.03(d), Section 5.03(e), Section 5.4 of the U.S. Security Agreement, Section 5.4 of the Dutch General Security Agreement, Section 5.3 of the Dutch Inventory Security Agreement or Section 6.3 of the Dutch Receivables Security Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitment of any Lender over the amount thereof then in effect or extend the scheduled maturity date of the Revolving Loan Commitment of any Lender then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving

Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of the Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter such Issuing Lenders’ rights or obligations with respect to Letters of Credit issued by such Issuing Lender, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the Collateral Agent, amend, modify or waive any provision of the Agreement or any other Credit Documents relating to the rights or obligations of the Collateral Agent, (6) without the consent of the Supermajority Lenders, (x) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Revolving Loan Commitments are included on the Effective Date) or (y) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: any Borrowing Base, Eligible Accounts, Eligible Cash and Cash Equivalents, Eligible Machinery and Equipment and Eligible Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts, Eligible Cash and Cash Equivalents, Eligible Machinery and Equipment and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent).

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment and/or repay all outstanding Revolving Loans of such Lender and/or cash collateralize its applicable RL Percentage of the Letter of Credit Outstandings in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Revolving Loan Commitments which are terminated and Revolving Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of one or more Replacement Lenders or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of one or more existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that no Borrower shall have any right to replace a Lender, terminate its Revolving Loan Commitment or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the other Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Revolving Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(d) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, restated, amended and restated, supplemented and waived with the consent of the Administrative Agent and the Company without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (i) in order to comply with local law or advice of local counsel, (ii) in order to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents or (iii) in connection with the incurrence of any Permitted Additional Secured Indebtedness or any Cash Flow Revolving Indebtedness (and, in each case, the addition of Permitted Additional Secured Indebtedness Priority Collateral as Collateral) and the entry by the Collateral Agent into intercreditor arrangements in connection therewith and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(e) Notwithstanding any provision herein to the contrary, this Agreement and the other Credit Documents may be amended in accordance with Section 2.19 to effectuate an Extension and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any commitments in connection therewith, in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in Section 2.19) required.

13.13. Survival. All indemnities set forth herein including in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs or taxes under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then no Borrower shall be obligated to pay such increased costs or taxes (although the Borrowers shall be jointly and severally obligated to pay any other increased costs and taxes of the type described above resulting from changes after the date of the respective transfer).

13.15. Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of, and stated interest on, the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Register shall be available for inspection by each Borrower at any reasonable time and from time to time upon reasonable prior notice. The Register shall be available for inspection by any Lender at the office of the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

13.16. Confidentiality.    (a) Subject to the provisions of clause (b) of this Section 13.16, each Agent and each Lender agrees not to disclose without the prior consent of the Company (other than on a need to know basis to such Agent’s or such Lender’s directors, officers, employees, insurers, re-insurers and agents, including auditors, advisors or counsel, in connection with this Agreement and the transactions contemplated hereby or to another Agent or Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Company or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document by or on behalf of a Credit Party, provided that any Agent or Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Agent or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body (including any self-regulatory body, such as the National Association of Insurance Commissioners) having or claiming to have jurisdiction over such Agent or Lender or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors (in which case such Agent or Lender, as applicable, to the extent permitted by law, agrees to use commercially reasonable efforts to provide the Company notice thereof except in connection with any request as part of any regulatory audit or examination conducted by accountants or any Governmental Authority having jurisdiction over such Agent or Lender), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor) under which payments are to be made by reference to the Obligations or to the Borrowers and their respective obligations or to this Agreement or payments hereunder, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee, pledgee or participant agrees to be bound by confidentiality provisions at least as restrictive as those contained in this Section 13.16, (viii) to any other party to this Agreement, (ix) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense or the enforcement of remedies hereunder or under the other Credit

Documents, (x) to the extent it is information pertaining to the terms of this Agreement routinely provided to market data collectors (including league table providers) for the lending industry, to such market data collectors, (xi) to the extent it is information pertaining to the terms of this Agreement, to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender and (xii) with the consent of the Company (not to be unreasonably withheld, delayed or conditioned) to (I) the CUSIP Service Bureau or any similar agency or organization or similar service providers to the lending industry, (II) service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Credit Documents, the Revolving Loan Commitments and the Loans, (III) any credit insurers, (IV) any nationally recognized rating agency (to the extent consisting of information not governed by clause (xi) above) or (V) otherwise to the extent consisting of general portfolio information that does not identify the Credit Parties.

(b) Each of the Company and each other Borrower hereby acknowledges and agrees that each Agent and each Lender may share with any of its affiliates, and such affiliates may share with such Agent or Lender, as applicable, any information related to the Company or any of its Subsidiaries (including any non-public customer information regarding the creditworthiness of the Company and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Agent or Lender.

(c) Each Agent and each of the Lenders acknowledges that (i) the information referred to in clause (a) above may include material non-public information concerning the Company or a Subsidiary thereof, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with such compliance procedures and applicable law, including United States federal and state securities laws.

13.17. No Fiduciary Duty. Each Agent, each Lender, each Issuing Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.18. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2011)) (as amended from time to time, the “Patriot Act”) hereby notifies the Company and the other Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, the other Borrowers and the other Credit Parties and such other information that will allow such Lender to identify the Company, the other Borrowers and the other Credit Parties in accordance with the Patriot Act.

13.19. Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, the Netherlands or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of such Credit Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Netherlands or elsewhere. Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.20. Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency (and the conversion of any such payments shall be calculated in accordance with the provisions of this Section 13.20) expressed to be payable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent in its reasonable discretion) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.21. OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS MAY BE CREATED ON THE COLLATERAL PURSUANT TO THE PERMITTED ADDITIONAL SECURED INDEBTEDNESS DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT SHALL PROVIDE, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

13.22. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.23 MIRE Events. Each of the parties hereto acknowledges and agrees that, solely in the event that there are any Mortgaged Properties at the time of any increase, extension or renewal of any of the Commitments or Loans (including the provision of Incremental Commitments or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal, extension, amendment or modification of Letters of Credit) shall be subject to (and conditioned upon) delivery of all flood hazard determination certifications and, if otherwise required by this Credit Agreement, evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws and as otherwise reasonably requested by the Administrative Agent or the Lenders (through the Administrative Agent). The Administrative Agent shall provide notice to the Lenders of any such delivery prior to the consummation of such event.

SECTION 14. Nature of Obligations.

14.01. Nature of Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that:

(a) all U.S. Borrower Obligations to repay principal of, interest on, and all other amounts with respect to, all U.S. Borrower Revolving Loans, U.S. Borrower Swingline Loans, Letters of Credit issued for the account of any U.S. Borrower and all other U.S. Borrower Obligations pursuant to this Agreement and each other Credit Document (including all fees, indemnities, taxes and other U.S. Borrower Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers. In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to the U.S. Borrower Obligations as described above, all such U.S. Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the U.S. Guaranty, provided that the obligations of a U.S. Borrower with respect to the U.S. Borrower Obligations as described above shall not be limited by any provision of the U.S. Guaranty entered into by such U.S. Borrower; and

(b) all Dutch Borrower Obligations to repay principal of, interest on, and all other amounts with respect to, all Dutch Borrower Revolving Loans, Dutch Borrower Swingline Loans, Letters of Credit issued for the account of any Dutch Borrower and all other Dutch Borrower Obligations pursuant to this Agreement and each other Credit Document (including all fees, indemnities, taxes and other Dutch Borrower Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the Dutch Borrowers. In addition to the direct (and joint and several) obligations of the Dutch Borrowers with respect to Dutch Borrower Obligations as described above, all such Dutch Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, each of the U.S. Guaranty and the Dutch Guaranty.

14.02. Independent Obligation. The obligations of each Borrower with respect to its Borrower Obligations are independent of the Obligations of each other Borrower or any Guarantor under its Guaranty of such Borrower Obligations, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

14.03. Authorization. Each of the Borrowers authorizes the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Credit Documents:

(a) exercise or refrain from exercising any rights against any other Borrower or any Guarantor or others or otherwise act or refrain from acting;

(b) release or substitute any other Borrower, endorsers, Guarantors or other obligors;

(c) settle or compromise any of the Borrower Obligations of any other Borrower or any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(d) apply any sums paid by any other Borrower or any other Person, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

(e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.

14.04. Reliance. It is not necessary for the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to inquire into the capacity or powers of the Company, any other Borrower or any of their respective Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrower Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Borrowers hereunder.

14.05. Contribution; Subrogation. No Borrower shall exercise any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until (a) the Total Revolving Loan Commitment and all Letters of Credit have been terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to not more than 102% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and (b) all of the Obligations have been paid in full in cash (other than any indemnities or other contingent payment obligations of the Credit Parties set forth in the Credit Documents and reimbursement obligations under Section 13.01 which, in either case are not then due and payable). To the extent that any Dutch Credit Party or U.S. Credit Party shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Credit Party and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Credit Party shall be reimbursed by the other Credit Parties within its group (Dutch or U.S.) for the amount of such excess, subject to the restrictions of the previous sentence. This Section 14.05 is intended only to define the relative rights of Credit Parties, and nothing set forth in this Section 14.05 is intended or shall impair the obligations of each Credit Party to pay the Obligations as and when the same shall become due and payable in accordance with the terms hereof.

14.06. Waiver. Each Borrower waives any right to require the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders to (a) proceed against any other Borrower, any Guarantor or any other party, (b) proceed against or exhaust any security held from any Borrower, any Guarantor or any other party or (c) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s, any Issuing Lender’s or Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Guarantor or any other party or on or arising out of any defense of any other Borrower, any Guarantor or any other party other than payment in full in cash of its Borrower Obligations, including any defense based on or arising out of the disability of any other Borrower, any Guarantor or any other party, or the unenforceability of its Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of its Borrower Obligations.

14.07. Limitation on Dutch Borrower Obligations. Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), in no event shall the Dutch Borrowers or any other Dutch Credit Party guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any direct U.S. Borrower Obligation under this Agreement or under any of the other Credit Documents. All provisions contained in any Credit Document shall be interpreted consistently with this Section 14.07 to the extent possible, and where such other provisions conflict with the provisions of this Section 14.07, the provisions of this Section 14.07 shall govern.

14.08. Rights and Obligations. The obligations of the Swingline Lender, each Issuing Lender and each Lender under this Agreement bind each of them severally. Failure by the Swingline Lender, any Issuing Lender or any Lender, as the case may be, to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement. The Swingline Lender, each Issuing Lender or each Lender is not responsible for the obligations of any other Swingline Lender, Issuing Lender or Lender, as the case may be, under this Agreement. The rights, powers and remedies of the Swingline Lender, each Issuing Lender and each Lender in connection with this Agreement are separate and independent rights, powers and remedies and any debt arising under this Agreement to or for the account of the Swingline Lender, any Issuing Lender or any Lender from a Credit Party is a separate and independent debt.

* * *

EXHIBIT B

Schedule 1.01(a)

Lenders; Commitments

Revolving Loan Commitments

Lender	Revolving Loan Commitment	2023 Extended Revolving Loan Commitment
DEUTSCHE BANK AG NEW YORK BRANCH	—	$275,000,000.00
BANK OF AMERICA, N.A.	—	$272,000,000.00
BARCLAYS BANK PLC	—	$272,000,000.00
CITIBANK, N.A.	—	$272,000,000.00
GOLDMAN SACHS BANK USA	—	$272,000,000.00
MORGAN STANLEY SENIOR FUNDING, INC.	—	$197,000,000.00
MORGAN STANLEY BANK, N.A.		$75,000,000.00
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	—	$197,500,000.00
SOCIETE GENERALE S.A. - NEW YORK BRANCH	—	$197,500,000.00
WELLS FARGO BANK, NATIONAL ASSOCIATION	—	$197,500,000.00
ROYAL BANK OF CANADA	$197,500,000.00	—

TOTAL COMMITMENTS		$2,425,000,000.00

Schedule 13.03

Notice Addresses

Lender	Notice Address/Lending Offices
DEUTSCHE BANK AG NEW YORK BRANCH	Deutsche Bank AG New York Branch 60 Wall Street New York, NY 10005 Attention: Phelecia Parker Telephone: 904-271-3583 Facsimile: 904-779-3080 Email: Agency.Transactions@db.com

BANK OF AMERICA, N.A.	Bank of America, N.A. 20975 Swenson Drive Waukesha, WI 53186 Attention: Laura Williams Telephone: 262-207-3313 Facsimile: 312-453-2584 Email: laura.williams@baml.com

BARCLAYS BANK PLC	Barclays Bank PLC 700 Prides Crossing Newark Delaware 19713 Attention: US Loan Operations Telephone: (201) 499-0040 Facsimile: (972) 535-5728 Email: 19725355728@tls.ldsprod.com

CITIBANK, N.A.	Citibank, N.A. 388 Greenwich Street, New York, NY 10013 Attention: Katy Noel Telephone: 212-723-3755 Email: katy.noel@citi.com

GOLDMAN SACHS BANK USA	Goldman Sachs Bank USA 200 West Street New York, NY 10282 Attention: Michelle Latzoni Telephone: 212-902-1099 Facsimile: 917-977-3966

MORGAN STANLEY SENIOR FUNDING INC.

Morgan Stanley Senior Funding Inc.

1300 Thames Street Wharf, 4th floor

Baltimore, MD 21231

Attention: Morgan Stanley Loan Servicing

Telephone: 443-627-4355

Facsimile: 718-233-2140

Email: msloanservicing@morganstanley.com

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

Credit Suisse AG, Cayman Islands Branch

7033 Louis Stephens Drive

PO Box 110047

Research Triangle Park, NC 27709

Attention: Marcin Krzyszkowski

Telephone +48 71 748 4731

Facsimile: +1 866 469 3871

Email: marcin.krzyszkowski@credit-suisse.com

SOCIÉTÉ GÉNÉRALE	Société Générale 480 Washington Blvd Attention: Rodney Hyman Jersey City, NJ 07310 Tel: 201-839-8439 Facsimile: 201-693-4233 Email: us-oper-fin-serv@socgen.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attention: Samuel Brunelle

Telephone: 310-453-8273

Facsimile: 866-615-7803

Email: samuel.d.brunelle@wellsfargo.com

Additional Lending Office:

Wells Fargo Bank, N.A.

London Branch

One Plantation Place

30 Fenchurch Street

London, EC3M 3BD

ROYAL BANK OF CANADA	Royal Bank of Canada 200 Vesey Street, 12th floor New York, NY 10281 Attention: Henrick Tang Telephone: +1(416) 974-2274 Facsimile: 1-212-428-2372 Email: RBCNewYorkGLA2@rbc.com